PROSPECTUS	Filed pursuant to Rule 424(b)(4)

Registration No. 333-284081

1,800,000 Shares

of Common Stock

Representatives Warrants to Purchase up to 126,000 Shares of Common Stock

126,000 Shares of Common Stock Underlying the Representatives Warrants

This is a firm commitment underwritten public offering by Aether Holdings, Inc., a Delaware corporation (which we refer to herein as “we,” “us,” “our,” “Aether,” or the “Company”), of 1,800,000 shares of our common stock, par value $0.001 per share.

Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ATHR.”

We are an emerging growth company under the Jumpstart our Business Startups Act of 2012, or JOBS Act, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Summary — Implications of Being an Emerging Growth Company.”

Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Initial public offering price	$4.30	$7,740,000	$8,901,000
Underwriting discounts and commissions(1)	$0.301	$541,800	$623,070
Proceeds to us, before expenses(2)	$3.999	$7,198,200	$8,277,930

(1)	Please see “Underwriting” beginning on page 80 for additional information regarding underwriters’ compensation.
(2)	We have also agreed to issue to the representatives of the underwriters warrants to purchase a number of shares of common stock equal to seven percent (7%) of the total number of shares of common stock sold in this offering at an exercise price equal to one hundred percent (100%) of the initial public offering price of the shares of common stock sold in this offering. For a description of the other terms of compensation to be received by the underwriters, see “Underwriting.”

We have granted a 30-day option to the representatives of the underwriters to purchase up to 270,000 additional shares of common stock solely to cover over-allotments, if any. If the representatives of the underwriters exercise the option in full, the total underwriting discounts and commissions will be approximately $623,070 and the additional proceeds to us, before expenses, from the over-allotment option exercise will be approximately $1,079,730.

The underwriters expect to deliver the shares to purchasers on or about April 11, 2025.

The Benchmark Company	Axiom Capital Management, Inc.

The date of this prospectus is April 9, 2025

ABOUT THIS PROSPECTUS

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction. See “Underwriting” for additional information on these restrictions.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

TRADEMARKS

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 9 and the financial statements and related notes included in this prospectus.

Effective as of 12:01 a.m. Eastern Time on January 15, 2025, we filed an amendment to our Certificate of Incorporation to effect a 1.2 for 1.0 reverse stock split of our issued and outstanding shares of common stock (the “Reverse Stock Split”). Unless the context indicates otherwise, all share and per share numbers shown in this prospectus gives effect to the Reverse Stock Split.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “our company” “Aether,” “the Company” and “our business” refer to Aether Holdings, Inc., a Delaware corporation, and its consolidated subsidiary.

Overview

We are an emerging financial technology platform company that offers proprietary research analytics, data and tools for both institutional and retail equity traders (who we refer to herein as “Users”) through our flagship platform, SentimenTrader.com. By integrating advanced technologies, including artificial intelligence (“AI”) tools, with the critical thinking and analytical abilities of our team of evidenced-based trading veterans, we aim to provide our Users with a powerful combination of technology and expertise, enabling them to make informed decisions to level-up their trading in the markets.

Our platform is powered by an advanced data collection system that operates utilizing API calls and web scraping, fetching raw data 24/7 from a wide array of authoritative sources, including industry leaders like Bloomberg, Chicago Board Options Exchange, Consensus, Commodity Futures Trading Commission, End of Day Historical Data and Intercontinental Exchange. This automated process allows us to remain abreast of the latest market trends, trading volumes, and essential financial indicators.

Our platform currently provides coverage of U.S. equity and option securities, evaluating the equities and options markets and conducting assessments through our analysts and technology daily. SentimenTrader utilizes technical indicators of market sentiment (meaning our proprietary gauge of the overall attitude of investors towards a particular market or security) as the cornerstone for our analyses and integrates technological advancements and the potential of deep learning techniques to allow Users to create trade ideas, strategies, models, and other market analysis. We intend to target a wider audience than our current User base by broadening the scope and variety of our products, expanding the types of securities our platform covers, and broadening our coverage to include more markets and exchanges.

Our Product Offerings

Currently, our product offerings consist of the following:

●	Research Reports which cover the U.S. equities markets are produced by our in-house team of veteran industry analysts utilizing the tools available on our platform and are distributed to our Users on a daily and weekly basis.

●	DataEdge API allows our institutional Users to access raw data sets that include extensive sentiment, seasonality and quantitative trading research and analytics databases. DataEdge API empowers hedge funds, proprietary trading groups, investment advisory firms, and systematic traders to integrate SentimenTrader data into their chosen software platform and programming language.

●	Indicators & Charts is a collection of over 3,000 sentiment, breadth, and seasonality indicators and charts. This includes proprietary metrics such as the Smart Money/Dumb Money Confidence Indicator and Optix, which are exclusive to our platform, as well as other indicators like short-term and immediate-term risk levels, short-term extreme models, and indexes of other derivatives. These tools allow investors to review sentiment analyses and gain data-driven insights into most market conditions.

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●	Backtest Engine allows our Users to evaluate custom trading strategies they create using historical data to simulate potential future performance without the burden of having to code their own engine or accumulate historical data.

●	Smart Stock Scanner is a tool that performs daily scans of exchange traded funds (“ETFs”) and stocks in the S&P 1500 along with thousands of other indicators that demonstrate higher than average win rates, and utilizing AI, analyzes and learns from historical data, providing market metrics comparing User-selected signals to observed market trends.

Our Mission and Technology

Our mission is to establish ourselves as a preeminent fintech information company dedicated to the development of smart platforms tailored to empower the investing community with actionable strategic insights.

Technology is key to the fulfillment of our mission by achieving efficiency for our business, improving the User experience and enabling innovation. We rely on both in-house and outsourced technology teams to build our technology platform and develop new products. Together with our outsourced team, we currently have nine dedicated professionals in the technology department.

Our platform is engineered with a tech stack that supports scalability and promotes data integrity, incorporating a multitude of data sources to comprehensively analyze, examine and interpret the complex data received from our data sources. Our platform integrates three cloud service models: Software-as-a-Service (SaaS), platform-as-a-service (PaaS), and infrastructure-as-a-service (IaaS). We currently use industry leading service providers for our customer relationship management, email delivery, subscription billing, data warehouse and data center.

Our platform and analysts utilize data provided by Bloomberg, Chicago Board Options Exchange, Consensus, Commodity Futures Trading Commission, End of Day Historical Data and Intercontinental Exchange. This data facilitates our analysts’ generation of their research theses which are shared via e-mails with our Users on our subscription list or through the use of Mailchimp.

While our analysts aim to provide quantitative pieces to our Users, our platform’s programs also allow Users access to processed data within respective categories, such as programs analyzing smart money/dumb money confidence or assessing sentiment for a variety of products, including equities, commodities, bonds and foreign currencies, and ranking them in terms of pessimism or optimism to show the sentiment in the market.

Our platform is hosted with Amazon AWS and Heroku. We believe the infrastructure is highly scalable and will allow us to serve our Users’ needs. We also rely on data redundancy solutions, such as Cloudflare, to promote data integrity and apply security measures in our technology to mitigate potential vulnerabilities.

Sales, Marketing and User Acquisition

We operate on a subscriber model and actively diversify our User acquisition channels by promoting our financial services sector-focused offerings on social media platforms. We cast a wide net through social media marketing, targeted ads, and our email list, engaging viewers who are most active in these arenas. Our strategies have historically yielded positive results. We continue to explore additional avenues of marketing with the goal of expanding our distribution lines. This, coupled with our planned expansion of the suite of services we offer to encompass a wider audience, reflects our commitment to not only relying on proven marketing strategies like complimentary newsletters and collaborations with marketing firms but also innovating our approach to User acquisition and engagement.

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Our Challenges

The fintech space is comprised of a highly competitive landscape and the development and use of complex new technologies, such as AI and machine learning, comes with significant challenges. These challenges include, but are not limited to, the following:

●	Many of our competitors are larger, more experienced, and better funded than we are;

●	Potential regulation at the state and federal level regarding the development and use of AI and AI-related technologies; and

●	Our ability to continue to competitively distinguish ourselves in a market that is populated with both legacy institutional media and cutting-edge financial software developers.

Our Strategy

While this market is highly competitive, we believe in our competitive advantages. We are focusing on the following strategies to further expand our horizons and fuel further growth:

●	Geographic and industry vertical expansion of our operations and services: We will focus on improving our technology, deepening relationships with key Users, broadening our services, and expanding our geographical presence, including integrating access to other derivative instruments and other alternative markets;

●	Attract more Users: We acquire new Users through an omni-channel marketing strategy that includes ads, email and subscriber lists, social media and affiliate networking. We market in these channels through free and paid content;

●	Expansion into New Technology and Markets: Our focus has largely been on U.S. equities. One of our key strategies and current focus is to expand the coverage of our offerings to include, for example, other derivative instruments or international markets, to build out a comprehensive suite of investment research products and solutions for our Users;

●	Continue to invest in research and development: We’re committed to further developing our presence within the financial sector by researching new technologies, deepening our domain expertise and developing specific solutions for target industry verticals, including collectibles, crypto currencies, warrants and other derivatives. This will enable us to better cater to tailored requirements of our Users. Our focus remains on crafting solutions that make the most of our industry insights and research capabilities. By merging our proprietary applications with our services, we are dedicated to delivering optimal solutions that precisely meet the needs of our Users; and

●	Capture new growth opportunities through strategic alliances and acquisitions: We were formed via strategic acquisitions, and this will remain a focus of ours. While we are not presently a party to any agreements with respect to any acquisitions or similar events, we will continue to:

●	selectively pursue alliances and acquisitions in order to enhance our industry-specific technology, service delivery capabilities and User base;

●	identify and assess opportunities to enhance our abilities to serve our Users; and

●	focus on enhancing our technology capabilities, deepening our relationships with key financial industry participants, expanding our portfolio of service offerings and expanding our operations geographically.

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Corporate Structure and History

We were incorporated under the laws of the State of Delaware on August 15, 2023. On August 25, 2023, we acquired Sundial Capital Research, Inc. (“Sundial”) through a Share Exchange Agreement with Elixir Technology, Inc. (“Elixir”) and Greentown Investment Corporation Limited (“Greentown”), whereby we issued 4,655,000 shares of our common stock to Elixir and 1,995,000 shares of our common stock to Greentown in exchange for 1,000 and 300 shares of Sundial common stock, respectively, which constituted 100% of the shares of Sundial common stock then issued and outstanding. On the same day, our board of directors also approved and directed the issuance of 2,850,000 shares of common stock to Up and Up Ventures Limited, an entity controlled by our Chief Executive Officer, Chairman and Director Nicolas Kuan Liang Lin. As of the date of this prospectus, we have one subsidiary, Sundial.

Sundial was founded by Jason Goepfert and incorporated under the laws of the State of Minnesota on January 22, 2003. Sundial has been engaged in developing and operating the SentimenTrader platform since its inception.

Summary of Risks Factors

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus:

Risks Related to Our Business, Strategy, and Industry

●	We have incurred losses and have only generated relatively small revenues to date. We anticipate that we will continue to incur losses for the foreseeable future while we seek to grow our revenue.

●	We have been operating in our current corporate form for less than two years, and our business model is unproven, which makes it difficult to evaluate our current business and prospects and may increase the risk of your investment.

●	We will need to raise capital to satisfy our capital needs and grow our company, particularly in light of the relatively small size of this offering. Future capital needs will require us to sell additional equity or debt securities that will dilute or subordinate the rights of our common stockholders, and our inability to raise capital when needed could cause our business to fail.

●	Our business depends on our ability to attract new Users and to persuade existing Users to renew their subscription agreements with us and to purchase additional products and services from us. If we are unable to attract new Users or continue to engage existing Users, our revenue and operating results may be adversely affected.

●	We use artificial intelligence in our services which may result in operational challenges, legal liability, reputational concerns and privacy and competitive risks.

●	Failure to maintain and protect our reputation for trustworthiness and independence may harm our business. In addition, in the event the reputation of any of our current or former directors, officers, key contributors, editors, or editorial staff were harmed for any reason, our business, results of operations, and financial condition could suffer.

●	If demand for our services does not develop as expected our projected revenues and profits will be affected.

●	The financial technology sector is subject to rapid change, and there are risks associated with new products and services.

●	If we fail to effectively manage our growth, our business, results of operations, and financial condition could be harmed.

●	Given that our revenues will be insufficient to fund our operating expenses for the foreseeable future, we will need to raise additional capital even following this offering to support our operations.

●	We face significant competition from larger, more established and better capitalized companies. If we are unable to manage competitive pressures, our business and results of operations would be harmed.

●	Our future success depends on attracting, developing, and retaining capable management, editors, and other key personnel.

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●	Any restrictions on our use of, or ability to license data, or our failure to license data and integrate third-party technologies, could have a material adverse effect on our business, financial condition, and results of operations.

●	If we are unable to successfully integrate acquisitions, identify and integrate future acquisitions, or dispose of assets and businesses, our results of operations could be adversely affected.

●	Because we recognize revenue from subscriptions for our services over the term of the subscription, downturns or upturns in new business may not be immediately reflected in our operating results.

Risks Related to Government Regulation

●	We are not currently registered as an investment adviser and if we should have registered as an investment adviser, our failure to do so could subject us to civil and/or criminal penalties.

●	Failure to comply with data privacy and security laws and regulations could adversely affect our operating results and business.

●	Our business depends on our customers’ continued and unimpeded access to the Internet and the development and maintenance of Internet infrastructure. Internet access providers may be able to block, degrade or charge for access to certain of our services, which could lead to additional expenses and the loss of customers.

Risks Related to Intellectual Property

●	If we fail to develop or protect our intellectual property adequately, our business could suffer.

General Risk Factors

●	Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

●	An overall decline in the health of the economy and other factors impacting consumer spending, such as recessionary conditions, governmental instability, inclement weather, and natural disasters, may affect consumer purchases, which could reduce demand for our products and harm our business, financial conditions, and results of operations.

●	We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

●	Part of our strategy is to pursue strategic acquisitions to accelerate our growth. These potential acquisitions may not be successful. We may not be able to successfully integrate future acquisitions or generate sufficient revenues from future acquisitions, which could cause our business to suffer.

Risks Related to This Offering and Our Securities

●	Our directors, executive officers and principal stockholders will continue to have substantial control over our company after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

●	Our trading price and trading volume could decline if securities or industry analysts do not publish research about our business, or if they publish unfavorable research.

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●	Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.

●	Future sales of our common stock may adversely affect the market price of our securities and our ability to raise funds in new offerings.

●	Future sales of shares of our common stock by our principal shareholder or by our officers and directors may negatively impact the market price for our common stock.

●	Future offerings of debt or equity securities may rank senior to our common stock.

●	We may issue additional classes or series of preferred stock whose terms could adversely affect the voting power or value of our commons stock.

●	The market price for our common stock may be volatile and will fluctuate.

●	You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

●	We will incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

Corporate Information

We were organized as a corporation under the laws of the State of Delaware on August 15, 2023. Our principal executive office is located at 1441 Broadway, 30th Floor, New York, NY 10018, and our phone number is (347) 363-0886. We maintain a website at https://www.helloaether.com/. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus and investors should not rely on such information in deciding whether to purchase shares of our common stock.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2029; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

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THE OFFERING

Common stock offered by us	1,800,000 shares on a firm commitment basis

Common stock to be outstanding after this offering	11,831,273 shares (or 12,101,273 shares if the underwriters’ over-allotment option is exercised in full).

Over-allotment option	We have granted the representatives of the underwriters a 30-day option to purchase up to an additional 270,000 shares of our common stock at the initial public offering price to cover over-allotments, if any.

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $6.52 million, based on the initial public offering price of $4.30 per share.

The net proceeds received by us from this offering will be used for (i) design and development of our products, (ii) hiring of additional employees, including in the areas of finance and accounting, sales and marketing and securities research and research editing, and technology, (iii) sales and marketing expenses and (iv) working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire, license and invest in complementary products, technologies or additional businesses; however, we currently have no agreements or commitments to complete any such transaction. See “Use of Proceeds.”

Concentration of ownership	Upon completion of this offering, our executive officers and directors will beneficially own, in the aggregate, approximately 20.5% of the outstanding shares of our common stock.

Nasdaq symbol	“ATHR”

Listing	Our common stock have been approved for listing on Nasdaq.

Risk Factors	Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 9 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our common stock.

Lock-Up	In connection with this offering, our directors and officers and affiliated holders of our common stock as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters for a period of six (6) months from the date of this offering. We have agreed with the underwriters that, for a period of six (6) months from the closing of this offering, we will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital stock or any securities convertible into or exercisable or exchangeable for capital stock; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital stock or any securities convertible into or exercisable or exchangeable for capital stock. See “Shares Eligible for Future Sale” and “Underwriting.”

Representatives’ Warrants	Upon the closing of this offering, we will issue to The Benchmark Company LLC (“Benchmark”) and Axiom Capital Management, Inc. (“Axiom”), as the representatives of the underwriters, warrants entitling the underwriters or their designees to purchase up to seven percent (7%) of the aggregate number of shares of our common stock that we issue to investors in this offering. The warrants are exercisable for a five-year period commencing six months following the commencement of sales of the common stock in this offering. The warrants will have an exercise price per share equal to 100% of the public offering price of our shares of Common Stock offered hereby. The warrants and the shares of common stock underlying the warrants are being registered on the registration statement of which this prospectus forms a part. See “Underwriting — Representatives’ Warrants.”

The number of shares of our common stock to be outstanding upon completion of this offering are based on 10,031,273 shares of our common stock outstanding as of the date of this prospectus, and excludes:

●	1,183,128 shares of our common stock (which is equal to 10% of our issued and outstanding common stock immediately after the consummation this offering) reserved for future issuance under our 2024 Equity Incentive Plan.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	No exercise by the representatives of the underwriters of their over-allotment option; and

●	No exercise of the representatives’ warrants.

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SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial and other data for the periods ended and at the dates indicated below. The following summary selected financial data as of and for the periods ended December 31, 2024 and 2023, have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The following summary selected financial data as of and for the years ended September 30, 2024 and 2023, which has been derived from our audited financial statements included in this prospectus. The financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.

Statements of Operations Data:

	As of and for the three months ended December 31, 2024	As of and for the three months ended December 31, 2023
Statement of Income Data:
Total revenues	$354,643	$365,413
Total cost of revenues	107,558	113,299
Gross profit	247,085	252,114
Operating Expenses
Sales and marketing expenses	22,045	51,998
General and administrative expenses	510,029	294,055
Operating Expenses	$532,074	$346,053
Loss before income taxes	(284,989)	(93,939)
Income tax benefit (expense)	-	-
Net loss and comprehensive loss	(284,989)	(93,939)

Net loss attributable to common stockholders	$(284,989)	$(93,939)
Loss per share
Loss per share-basic and diluted	$(0.03)	$(0.01)
Balance Sheet Data:
Total current assets	$554,151	$879,274
Working capital (deficit)	(171,701)	277,978
Total assets	556,943	884,159
Total liabilities	725,852	601,296
Total stockholders’ equity (deficit)	(168,909)	282,863

	As of and for the year ended September 30, 2024	As of and for the year ended September 30, 2023
Statement of Income Data:
Total revenues	$1,440,096	$1,555,542
Total cost of revenues	445,466	409,705
Gross profit	994,630	1,145,837
Operating Expenses
Sales and marketing expenses	130,443	54,294
General and administrative expenses	1,653,623	1,287,290
Research and development expenses	150,000	100,000
Operating Expenses	$1,934,066	$1,441,584
Loss before income taxes	(939,436)	(295,747)
Income tax benefit (expense)	-	-
Net loss and comprehensive loss	(939,436)	(295,747)
Less: Net Loss attributable to Noncontrolling Interest	-	(18,370)
Net loss attributable to common stockholders	$(939,436)	$(277,377)
Loss per share
Loss per share-basic and diluted	$(0.08)	$(0.03)
Balance Sheet Data:
Total current assets	$716,126	$110,866
Working capital (deficit)	112,765	(678,474)
Total assets	719,441	116,275
Total liabilities	603,361	789,340
Total stockholders’ equity (deficit)	116,080	(673,065)

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RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our shares of common stock. Please note that the risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the following events occur or any additional risks presently unknown to us actually occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Related to Our Business, Strategy and Industry

We have incurred losses and have only generated relatively small revenues to date. We anticipate that we will continue to incur losses for the foreseeable future while we seek to grow our revenue.

We have incurred losses to date and may continue to incur losses in the future. Our revenues decreased 2.9% period over period from $365,413 during the three months ended December 31, 2023, to $354,643 during the three months ended December 31, 2024. Our revenues decreased 7.4% year over year from $1,555,542 in the fiscal year ended September 30, 2023, to $1,440,096 in the fiscal year ended September 30, 2024. Our corporate initiatives to increase revenues, including the roll out of new products and features on our SentimenTrader platform, acquisitions of subscribers or complementary businesses, and developing of enhanced technologies may not be successful in increasing revenues to the degree we anticipate, to a lesser degree, or at all.

We will need to generate and sustain increased revenue levels in future periods in order to become consistently profitable, and, even if we do, we may not be able to maintain or increase our level of profitability. We may incur losses in the future for a number of reasons, including the risks described herein, unforeseen expenses, difficulties, complications and delays, and other unknown risks.

We have been operating in our current corporate form for less than two years, and our business model is unproven, which makes it difficult to evaluate our current business and prospects and may increase the risk of your investment.

We are an early-stage company that seeks to operate in the highly competitive financial technology market. We were founded on August 15, 2023, and have a limited operating history. We have limited financial resources and minimal operating cash flow. Additionally, there can be no assurance that additional funding will be available to us for the development of our business, which could require the commitment of substantial resources. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we may be unable to:

●	successfully implement or execute our business plan;

●	adjust to changing conditions or keep pace with market demand;

●	attract and retain an experienced management team;

●	successfully integrate any businesses that we acquire; or

●	Raise sufficient funds in the capital markets to execute our business plan, including the development of new products and technologies and our pursuit of strategic acquisitions.

We will need to raise capital to satisfy our capital needs and grow our company, particularly in light of the relatively small size of this offering. Future capital needs will require us to sell additional equity or debt securities that will dilute or subordinate the rights of our common stockholders, and our inability to raise capital when needed could cause our business to fail.

To develop our business as currently planned, we will need to raise additional capital, particularly in light of the relatively small size of this offering. We expect that we will need to make investments in our products and technologies before we can generate meaningful revenues. Moreover, our costs and expenses may be even greater than currently anticipated, and there may be investments or expenses that are presently unforeseen. In any case, we may be unable to raise sufficient capital to fund these costs and achieve significant revenue generation. Moreover, our future capital requirements are also difficult to predict with precision, and our actual capital requirements may differ substantially from those we currently anticipate.

As a result, we will need to seek equity or debt financing to finance a large portion of our future capital requirements. Such financing might not be available to us when needed or on terms that are acceptable, or at all. We will likely issue additional equity securities and may issue debt securities or otherwise incur debt in the future to fund our business plan. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders will experience dilution, and the new equity (including preferred equity) or debt securities or other indebtedness may have rights, preferences, and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses.

Our ability to obtain the necessary capital in the form of equity or debt to carry out our business plan is subject to several risks, including general economic and market conditions, as well as investor sentiment regarding our business. These factors may make the timing, amount, terms and conditions of any such financing unattractive or unavailable to us. The prevailing macroeconomic environment may increase our cost of financing or make it more difficult to raise additional capital on favorable terms, if at all. If we are unable to raise sufficient capital, we may have to significantly reduce our spending and/or delay or cancel our planned activities.

We may also seek to raise additional funds through collaborations and licensing arrangements. These arrangements, even if we are able to secure them, may require us to relinquish some rights to our technologies, or to grant licenses on terms that are not favorable to us.

As a result of the foregoing, we might not be able to obtain any financing, and we might not have sufficient capital to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations. If we cannot raise additional capital when we need or want to, our stock price, operations and prospects could be negatively affected, and our business could fail.

Our business depends on our ability to attract new Users and to persuade existing Users to renew their subscription agreements with us and to purchase additional products and services from us. If we are unable to attract new Users, or continue to engage existing Users, our revenue and operating results may be adversely affected.

To increase our revenue and maintain profitability, we must attract new Users and retain, and expand the subscriptions of, existing Users. We currently offer free and paid subscription packages to our SentimenTrader platform. Our ability to successfully attract and retain Users to our subscription products, and our ability to migrate free Users to our paid subscription products, depends in part on the quality of the content, including the performance of any investment ideas published. To the extent the returns on such investments fail to meet or exceed the expectations of our Users or the performance of relevant benchmarks, our ability to convert free Users to paid subscription products, attract new Users or retain existing Users to such services will be adversely affected.

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23% of our Users have subscribed for more than one year. Our Users have no obligation to renew their subscriptions for products after the expiration of the subscription period, which is typically one year, and in the normal course of business, some Users have elected not to renew their subscriptions. In addition, our Users may renew for lower subscription amounts or for shorter contract lengths. We may not accurately predict renewal rates for our Users, and our renewal rates may decline or fluctuate as a result of a number of factors, including User usage, pricing changes, expiration of temporary product promotions, number of products or services used by our Users, customer satisfaction or dissatisfaction with our products or services, pricing or capabilities of the products and services offered by our competitors, increased competition, reduction in customer spending levels, changes in our renewal policies or practices for Users, and deteriorating general economic conditions. If our Users do not renew their subscriptions, buy additional content, or maintain or increase the amount they spend with us, our revenue will decline and our business will suffer.

Our success also depends on our ability to sell additional products, more subscriptions, or higher-priced and premium editions of our products and services to our current Users, which requires increasingly sophisticated and costly sales efforts. We seek to expand existing subscriptions by deepening customer engagement through new touchpoints and expanding our portfolio of tools and products for purchase, which could require us to invest significant time and expense. The rate at which our existing Users purchase new or enhanced services depends on a number of factors, including the quality of our content, general economic conditions, the level of interest and investment in individual stocks and other self-directed investment vehicles versus index funds, exchange-traded funds and other passive investment vehicles, and our Users’ receptiveness to higher-priced and premium tools and products. If we do not succeed in selling additional products, more subscriptions, or migrating Users to higher-priced subscriptions, our ability to generate increased revenue and growth will be adversely affected.

We use artificial intelligence in our services which may result in operational challenges, legal liability, reputational concerns and privacy and competitive risks.

We currently use and intend to leverage our own and third parties’ artificial intelligence processes and algorithms and our own evolving and third parties’ cognitive, analytical, and artificial intelligence applications in several of our products, including Smart Stock Scanner. We expanded the use of AI in our products to include statistical analysis and analyzing and filtering stocks that meet the pre-set requirements tailored by our analysts. Our use of AI may result in operational challenges, legal liability, reputational concerns, and privacy and competitive risks, which could result in adverse effects on our financial condition, results of operations, or reputation. Generative AI products and services leverage existing and widely available technologies, such as Chat GPT-4 and its successors, or alternative large language models or other processes. The use of generative AI processes at scale is relatively new and may lead to challenges, concerns and risks that are significant or that we may not be able to predict, especially if our use of these technologies in the development or delivery of our services becomes more important to our operations over time.

Our AI technology relies in part on the use of third-party data, and if we lose the ability to use such data, or if such data contains gaps or inaccuracies, our business could be adversely affected.

Some of our products, such as Smart Stock Scanner, rely on our proprietary AI technology, which includes statistical models built using a variety of datasets. Our AI technology relies on a variety of data sources, including market data collected from exchanges and other sources, such as Bloomberg. If we are unable to access and use market data collected from these sources, or our access to such data is limited, the ability of our AI to properly analyze market data could be limited. Any of the foregoing could negatively impact the accuracy and effectiveness of our AI technology and the quality of our platform’s analysis and our analysts’ reports could be negatively impacted.

In addition, if third-party data used to improve our AI technology or train the AI model is inaccurate, or access to such third-party data is limited or becomes unavailable to us, the efficacy of our AI technology and our ability to continue to improve our AI technology would be adversely affected. Any of the foregoing could, for our Users, result in sub-optimally and inefficiently evaluated market data, incorrect evaluation of market sentiment, or create an inaccurate basis of information on which our analysts may rely, which in turn could adversely affect our ability to attract new Users and adversely affect our reputation, business, financial condition and results of operations.

Our use of third-party artificial intelligence-based technology may present new risks and challenges to our business.

In an effort to enhance the efficiency of our tools, we may explore the usage of third-party AI or machine learning (“AI/ML”) platforms, offerings and tools, including AI chatbots and generative AI products (AI/ML technology), in our internal operations. The development and use of AI/ML technology present various privacy and security risks that may impact our business. AI/ML technology is subject to privacy and data security laws, as well as increasing regulation and scrutiny. We have developed policies governing the use of AI/ML technology to help reasonably ensure that such AI/ML technology is used in a trustworthy manner by our employees, contractors, and authorized agents and that our assets, including intellectual property, competitive information, personal information we may collect or process, and customer information, are protected. Any failure by our personnel, contractors or other agents to adhere to our established policies could violate confidentiality obligations or applicable laws and regulations (including data privacy laws), jeopardize our intellectual property rights, cause or contribute to unlawful discrimination, result in the misuse of personally identifiable information, or introduce greater vulnerabilities to cybersecurity attacks or malware into our systems. Because the use of AI/ML technology is relatively new and rapidly evolving, and legal risks and responsibilities associated with the use of AI/ML technology are still evolving as well, we cannot be certain that our policies or adherence to them will offer us sufficient protection or that the use of such technologies will not harm our reputation, financial condition or operating results. We also could be subject to claims from providers of third-party AI/ML technologies that we are using their products, tools or outputs in a manner that is inconsistent with their terms of use, and such claims may result in costly legal proceedings.

Several jurisdictions around the world, including Europe, the U.S. federal government and certain U.S. states, have proposed, enacted or are considering laws governing the development and use of AI/ML, such as the EU’s AI Act. We expect other jurisdictions will adopt similar laws. Additionally, certain privacy laws extend rights to consumers (such as the right to delete certain personal data) and regulate automated decision making, which may be incompatible with our use of AI/ML. These obligations may make it harder for us to conduct our business using AI/ML, lead to regulatory fines or penalties, require us to change our business practices, retrain our AI/ML, or prevent or limit our use of AI/ML. For example, the FTC has required other companies to turn over (or disgorge) valuable insights or trainings generated through the use of AI/ML where they allege the company has violated privacy and consumer protection laws. If we cannot use AI/ML or that use is restricted, our business may be less efficient, or we may be at a competitive disadvantage.

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The use of third-party AI/ML technology by our business partners with access to our confidential information, including trade secrets, may continue to increase. This carries an increased risk that it could lead to the misuse or disclosure of such information, which could negatively impact us, including our ability to realize the benefits of our intellectual property. The use of AI/ML technology by our business partners may lead to novel and urgent cybersecurity risks, which could have a material adverse effect on our operations and reputation as well as the operations of any of our business partners. In addition, uncertainties regarding developing legal and regulatory requirements and standards may require significant resources to modify and maintain business practices to comply with U.S. and laws in other countries concerning the use of AI/ML technology, the nature of which cannot be determined at this time. Finally, the use of AI/ML technology also presents emerging ethical issues and if our use of third-party AI/ML technology becomes controversial, we may experience brand or reputational harm, competitive harm or legal liability.

Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material adverse effect on our business, results of operations, financial condition, and future prospects.

A key element of our growth strategy will be to pursue strategic acquisitions to accelerate our growth. These potential acquisitions may not be successful. We may not be able to successfully integrate future acquisitions or generate sufficient revenues from future acquisitions, which could cause our business to suffer.

Part of our strategy will be to use our status as a public company to acquire other complementary companies or license complimentary technologies to expand our business and accelerate our growth. If we buy a company or a division of a company, or license technology, there can be no assurance that we will be able to successfully integrate such business or technology without substantial costs, delays or other operational or financial problems, and there is a risk that we may never gain the benefits we anticipate from such acquisitions. There can be no assurance that the businesses or technologies we acquire in the future will achieve anticipated revenues and earnings. Additionally:

●	the key personnel of the acquired business may decide not to work for us;

●	changes in management at an acquired business may impair its relationships with employees and customers;

●	we may be unable to maintain uniform standards, controls, procedures and policies among acquired businesses;

●	we may be unable to successfully implement infrastructure, logistics and systems integration;

●	we may be held liable for legal claims (including environmental claims) arising out of activities of the acquired businesses prior to our acquisitions, some of which we may not have discovered during our due diligence, and we may not have indemnification claims available to us or we may not be able to realize on any indemnification claims with respect to those legal claims;

●	we will assume risks associated with deficiencies in the internal controls of acquired businesses;

●	we may not be able to realize the cost savings or other financial benefits we anticipated; and

●	our ongoing business may be disrupted or receive insufficient management attention.

Further, future acquisitions may require us to obtain additional equity or debt financing, which may not be available on attractive terms. Moreover, to the extent an acquisition transaction financed by non-equity consideration results in additional goodwill, it will reduce our tangible net worth, which might have an adverse effect on our credit and bonding capacity.

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If we are unable to successfully integrate acquisitions, identify and integrate future acquisitions, or dispose of assets and businesses, our results of operations could be adversely affected.

As a part of our strategic plan, we intend to pursue selective acquisitions to support our business strategy. These acquisitions can involve a number of risks and challenges, any of which could cause significant operating inefficiencies and adversely affect our growth and profitability. Such risks and challenges include:

●	underperformance relative to our expectations and the price paid for the acquisition;

●	unanticipated demands on our management and operational resources;

●	failure to improve scalability;

●	difficulty in integrating personnel, operations, and systems;

●	retention of customers of the combined businesses;

●	inability to maintain relationships with key customers, suppliers, and partners of an acquired business

●	assumption of contingent liabilities; and

●	acquisition-related earnings charges.

The benefits of an acquisition or an investment may take considerable time to develop, and certain acquisitions may not advance our business strategy and may fall short of expected return on investment targets. If our acquisitions are not successful, we may record impairment charges. Our ability to continue to make acquisitions will depend upon our success at identifying suitable targets at acceptable prices, which requires substantial judgment in assessing their values, strengths, weaknesses, liabilities, and potential profitability, as well as the availability of capital.

Acquisitions, investments, licenses and joint ventures involve a number of risks. They can be time-consuming and may divert management’s attention from day-to-day operations, particularly if numerous acquisitions or joint ventures are in process at the same time. Financing an acquisition could result in dilution from issuing equity securities, reduce our financial flexibility because of reductions in our cash balance, or result in a weaker balance sheet from incurring additional debt.

We face significant competition from larger, more established and better capitalized companies. If we are unable to manage competitive pressures, our business and results of operations would be harmed.

We experience intense competition across all markets for our products, with competitors ranging in size from smaller, specialized publishers to multimillion dollar corporations. Some of our competitors have larger customer bases, more established name recognition, a greater market share, and larger financial, marketing, technological, and personnel resources than we do. In particular, our services face intense competition from other providers of business, personal finance, and investing content, including:

●	online platforms and comprehensive websites that offer a range of investment tools, research, and real-time data and analytics, such as Bloomberg Terminal, Reuters Eikon, and TradingView;

●	conventional publishers of financial news that may offer digital content through websites and mobile apps, such as The Wall Street Journal, Financial Times, and Barron’s;

●	web-based subscription models that offer premium content such as exclusive market analysis or stock picks on a subscription basis, such as Motley Fool, Seeking Alpha, and Morningstar;

●	providers of institutional financial software, such as FactSet, BlackRock’s Aladdin, and MSCI’s risk and portfolio management services, that offer robust and often customizable software solutions designed for use by financial institutions;

●	economical, individual-focused newsletter subscription services that provide market insights, analysis, and investment tips, such as Stansberry Research, Cramer’s Action Alerts Plus, and Investor’s Business Daily; and

●	online tools designed to aid investment activities of novice and experienced investors like stock screeners, technical analysis software, or algorithm-based trading recommendations, such as Finviz, MetaStock, MarketWise and BlackBoxStocks.

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Our ability to compete depends on many factors, including the quality, originality, timeliness, insightfulness, and trustworthiness of our content and that of our competitors, the popularity and performance of our contributors, the success of our recommendations and research, our ability to introduce products and services that keep pace with new investing trends, our ability to successfully integrate AI into our products, our ability to adopt and deploy new technologies for running our business, the ease of use of services developed by us or our competitors, and the effectiveness of our sales and marketing efforts. Future competitive pressure may result in price reductions, lower sales volumes, lower subscriber rates, reduced margins, or loss of market share, any of which could materially adversely affect our business, results of operations, and financial condition. Accordingly, we cannot guarantee that we will be able to compete effectively with our current or future competitors or that this competition will not significantly harm our business.

Additionally, advances in technology have reduced the cost of production and online distribution of print, audio, and video content, including content like podcasts, which has lowered the bar for market entry to providers of both free and paid content. While our platform does not rely on ad-sponsored content, many of our competitors offer ad-sponsored content that enables them to deliver content for low, or no, subscription costs. We compete with these other publications and services for customers, employees, and contributors. In addition, media technologies and platforms are rapidly evolving, and the technologies and platforms through which data is consumed can shift quickly. Certain of our competitors may be better situated to quickly take advantage of consumer preference for new technologies and platforms, and the economics of distributing content through the use of new technologies and platforms may be materially different from the economics of distributing content through our current platforms. If we fail to offer our content in the manner or on the platforms in which our audience desires to consume it, or if we do not have offerings that are as compelling and/or cost effective as those of our competitors, our business, results of operations, and financial condition may be materially adversely affected.

If we fail to adequately market our products and services, or to monitor and manage our use of social media platforms as marketing tools, it could have a material adverse effect on our business, results of operations, and financial condition.

Our marketing efforts are designed to identify and attract prospective Users primarily within our target market and ultimately convert them into longtime full subscribers. We also employ marketing to promote our content, drive conversation about our content and services, and promote visits by our Users. We utilize a broad mix of marketing programs and platforms, including social media sites, to promote our services and content to current and prospective Users.

In order to successfully reach a larger number of prospective Users and attract new Users, we must continually assess the manner and platforms on which we are marketing our products and services. Rapid changes in technology and the ways in which people are reached can make this process more difficult. If we are unable to effectively and efficiently market our products and services, our business, results of operations and financial condition may be adversely affected.

For example, historically our primary means of communicating with our Users and keeping them engaged with our products has been via email communication. We cast a wide net through social media marketing, targeted ads, and our email list, engaging viewers who are most active in these arenas. As consumer habits evolve in the era of web-enabled mobile devices and messaging/social networking apps, usage of email, particularly among the younger demographic, has declined. In addition, deliverability and other restrictions imposed by third-party email providers and/or applicable law could limit or prevent our ability to send emails to our current or prospective Users. While we continually work to find new means of communicating and connecting with our Users, there is no assurance that such alternative means of communication will be as effective as email has been. Any failure to develop or take advantage of new means of communication or limitations on those means of communication imposed by laws, device manufacturers, or other sources could have an adverse effect on our business, financial condition, and results of operations.

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We may also limit or discontinue the use or support of certain marketing sources or activities if advertising rates increase or if we become concerned by perceptions that certain marketing platforms or practices are intrusive or damaging to our brand. If available marketing channels are restricted, our ability to engage with and attract Users may be adversely affected. In addition, companies that promote our services or permit us to use their marketing platforms may decide that their relationship with us negatively impacts their business, or they may make business decisions that negatively impact us. For example, if a company that currently promotes our business decides to compete directly with us, enter a similar business, deny us access to its platform, or exclusively support our competitors, we may no longer have access to its marketing channels.

Such companies may also disagree with, or choose to take a public stance against, the editorial content produced by us, or otherwise decide to publicly cease providing services to us. This may result in, among other things, loss of access to the marketing channels provided by these companies, copycat behavior by other of our vendors, difficulty retaining or attracting employees, or negative media attention.

Furthermore, if we are unable to cost-effectively use social media platforms or ad networks as marketing tools, our ability to acquire new Users and our financial condition may suffer. Unauthorized or inappropriate use of our social media channels could result in harmful publicity or negative customer experiences, which could have an adverse impact on the effectiveness of our marketing in these channels. In addition, substantial negative commentary by others on social media platforms could have an adverse impact on our ability to successfully connect with consumers.

Furthermore, there are extensive and rapidly evolving regulations governing our ability to market to Users, whether via post, email, or social media platforms, and our marketing is subject to the rules and regulations of the U.S. Federal Trade Commission (the “FTC”) and state consumer protection agencies. The failure by us, our employees, or third parties acting at our direction to comply with applicable laws and regulations could subject us to regulatory investigations, and lawsuits, including class actions, liability, fines, or other penalties, and could result in a material adverse effect on our business, results of operations, and financial condition. In addition, an increase in the use of social media platforms for product promotion and marketing may cause an increase in our burden to monitor compliance with such platforms and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations.

To the extent we promote our content inefficiently or ineffectively, we may not be able to obtain expected subscriber acquisition and retention benefits, and our business, results of operations, and financial condition may be adversely affected.

Failure to maintain and protect our reputation for trustworthiness and independence may harm our business. In addition, in the event the reputation of any of our current or former directors, officers, key contributors, editors, or editorial staff were harmed for any reason, our business, results of operations, and financial condition could suffer.

We believe our brand is highly regarded because of the integrity of its editorial content. Independence is at the core of our brand and business, and we believe that our reputation and the reputation of our brand is one of our greatest corporate assets. Importantly, we believe that one of our greatest competitive advantages is the loyalty that we have gained from our Users as a direct result of our brand, reputation for integrity, and ability to deliver high-quality products and services. To protect our brand, our code of conduct and workplace culture demand that all of our content providers and employees adhere to rigorous standards of integrity and independence, including guidelines that are designed to prevent any actual, potential, or perceived conflict of interest and to comply with all applicable laws, including securities laws. The occurrence of events such as our misreporting a market event, the non-disclosure of a security ownership position by one or more of our content providers, the manipulation of a security by one or more of our content providers, or any other breach of our compliance policies could harm our reputation for trustworthiness and reduce readership.

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In the event the reputation of any of our current or former directors, officers, key contributors, editors, or editorial staff was harmed for any reason, we could suffer as a result of our association with such individual, including if the quantity or value of future services we received from the individual was diminished. In particular, we depend heavily on the ideas and reputation of our analyst team, and often name products after themselves such as Jay Kaeppel, who runs the Kaeppel Corner. To the extent that any such analysts have, in the past, been the subject of regulatory actions, accusations, claims, investigations, lawsuits, or settlements, such actions may have or may continue to have a negative impact on our reputation, readership and financial results. Furthermore, if, at any point in the future, any editors, contributors, or other personnel associated with our products or brand, or businesses that we may acquire become the subject of regulatory actions, accusations, claims, investigations, lawsuits, or settlements, any such action may have a negative impact on our reputation, readership, and financial results. These risks apply to editors, contributors, or other personnel who are currently part of the organization, as well as any such people who were part of our organization in the past or become part of us in the future, whether by acquisition or otherwise. In addition, any failures by us to continue to effectively instill in our employees the expectation of independence and integrity may devalue our reputation over time. Our reputation may also be harmed by factors beyond our control, such as adverse news reports about our products and services, negative publicity about the investment newsletter, financial technology, or artificial intelligence industries generally, or negative publicity about key personnel associated with our business. These events could materially adversely affect our business, results of operations, and financial condition.

If demand for our services does not develop as expected, our projected revenues and profits will be affected.

Our future potential for meaningful revenues, positive cash flows and profitability will be influenced by many factors, including economics, the health of financial markets, technological advancements, governmental regulation, world events and, importantly, changing customer preferences and demand for our products. Our expectations as to the size of the market, demand for our services and our ability to sell our products and services in this market may not be correct. If we are incorrect, our revenue may not materialize and our business will be adversely affected.

The financial technology sector is subject to rapid change, and there are risks associated with new products and services.

Software-driven products and services such as ours are characterized by rapidly changing technology. Our products and services may require continual improvement in order to satisfy the demand by our customers for new features and capabilities. Our future success will depend upon our ability to introduce products and services and to add new features and enhancements that keep pace with technological and market developments. The development of new services and products and the enhancement of existing services and products entail significant technical risks. There can be no assurance that we will be successful in (i) developing, maintaining and improving one or more products; (ii) effectively using new technologies; (iii) adapting our services and products to emerging industry standards, in particular as they relate to the use of AI; or (iv) developing, introducing and marketing service and product enhancements or new services and products. Furthermore, there can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, or that our new service and product enhancements will adequately satisfy the requirements of the marketplace and achieve market acceptance. If we are unable, for technical or other reasons, to develop and introduce new services and products or enhancements of existing services and products in a timely manner in response to changing market conditions or customer requirements, or if new services and products do not achieve market acceptance, our business, results of operations or financial condition could be materially and adversely affected.

Our success depends on our ability to respond to and adapt to changes in technology and consumer behavior.

We believe the technology landscape has been changing at an accelerating rate over the past several years. Advances in technology have led to an increasing number of methods for the delivery of content, including financial research publications, and have resulted in a wide variety of consumer demands and expectations, which are also rapidly evolving. The increasing number of channels through which consumers access content available on the Internet, through social networking tools and through mobile and other devices distributing content, is expanding consumer choice significantly. In addition, there has been an increasing focus on technology not merely supplying additional tools for Users, but also offering solutions to specific customer problems. Given a multitude of media choices and a dramatic increase in accessible information, consumers may place greater value on when, where, how, and at what price they consume digital content, including financial research. If we are unable to exploit new and existing technologies to distinguish our products and services from those of our competitors or adapt to new distribution methods that provide optimal User experiences, our business, results of operations, and financial condition may be adversely affected. In addition, our reputation could suffer if we are perceived as not moving quickly enough to meet the changing needs of investors.

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Our future success will continue to depend upon our ability to identify and develop new products and User enhancements that address the future needs of our Users and respond to their changing standards and practices. We may not be successful in developing, introducing, marketing, licensing, and implementing new products and enhancements on a timely and cost-effective basis or without impacting the performance, stability, security, or efficiency of existing products and systems. Further, any new products and enhancements may not adequately meet the needs of our Users. Our failure or inability to anticipate and respond to changes in the marketplace, including competitor developments, may also adversely affect our business, operations, and growth.

Furthermore, the success of our software products depends on frequently rolling out new features so that we can quickly incorporate User feedback, and we cannot guarantee that we will successfully adapt our software to meet such evolving customer needs. Our competitive position and business results may suffer if we fail to meet subscriber demands, if our execution speed is too slow, or if we adopt a technology strategy that does not align with changes in the market.

As technology continues to evolve, the expenditures necessary to integrate new technology into our products and services could be substantial, and we may incur additional operating expenses if such integration projects take longer than anticipated. There can be no assurance that we will have sufficient funds available to fund any of these projects or that the projects will be completed on time or within budget. Other companies employing new technologies before we are able to do so could aggressively compete with our business. If we are not successful in responding to changes in technology and consumer behavior, we may lose new business opportunities or potential renewals or upgrades from existing Users and our business, financial condition, and prospects may be adversely affected.

Our services are based in a new and unproved market and are subject to the risks of failure inherent in the development of new products and services.

Because our business is based in part on new technologies, we are subject to risks of failure that are particular to new technologies, including the possibility that:

●	our new product development process will not result in any products or services that gain market acceptance;

●	our services could be restricted;

●	proprietary rights of third parties may preclude us from marketing our new product and services; or

●	third parties may market superior or more cost-effective products or services.

As a result, our development activities may not result in a commercially viable product or service, which would harm our sales, revenue and financial condition.

If we fail to effectively manage our growth, our business, results of operations, and financial condition could be harmed.

The growth and expansion of our business create significant challenges for our management, operational, and financial resources. In the event of continued growth of our operations or the number of our third-party relationships, our information technology systems and our internal controls and procedures may not be adequate to support our operations. To effectively manage our growth, we must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As our organization continues to grow and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative products and solutions. This could negatively affect our business performance.

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We continue to experience growth in our headcount and operations, which will continue to place significant demands on our management and our operational and financial infrastructure. As we continue to grow, we must effectively integrate, develop, and motivate new employees, and we must maintain the beneficial aspects of our corporate culture. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our efficiency, ability to meet our forecasts, and employee morale, productivity, and retention could suffer, and our business, results of operations, and financial condition could be adversely affected.

In addition, our rapid growth may make it difficult to evaluate our future prospects. Our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. We have encountered in the past, and may encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If we fail to achieve the necessary level of efficiency in our organization as we grow, or if we are not able to accurately forecast future growth, our business, results of operations, and financial condition could be harmed.

Given that our revenues will be insufficient to fund our operating expenses for the foreseeable future, we will need to raise additional capital even following this offering to support our operations.

Given that our revenues will be insufficient to fund our operating expenses for the foreseeable future, we will need to procure additional financing over time, even following this offering, the amount and timing of which will depend on a number of factors, including the pace of expansion of our business development opportunities and customer base, the scope of service development to be undertaken by us, the need to respond to customer needs for improvement of service offerings, the services offered and development efforts, the cash flow generated by our operations, the extent of losses with respect to matters identified as risk factors herein and the extent of other unanticipated areas or amounts of expenditure. We cannot fully predict the timing and extent to which we will require additional financing. There can be no assurance regarding the availability or terms of additional financing we may be able to procure over time on favorable terms, or at all. Any new investor may require that any future debt financing or issuance of preferred equity by us could be senior to the rights of shareholders, and any future issuance of equity could result in the dilution of the value of our shares.

Our future success depends on attracting, developing, and retaining capable management, editors, and other key personnel.

Our ability to compete in the marketplace depends upon our ability to recruit and retain key employees, including executives to operate our business, technology personnel to run our platforms and other systems, implement referral codes and utilizing affiliate links to expand our distribution lines.

Many of our key employees are bound by agreements containing non-competition provisions. There can be no assurances that these arrangements with key employees will provide adequate protections to us or will not result in management changes that would have material adverse impact on us. In addition, we may incur increased costs to continue to compensate our key executives, as well as other employees, through competitive salaries, stock ownership, and bonus plans. Nevertheless, we can make no assurances that these programs will allow us to retain our management or key employees or hire new employees. The loss of one or more of our key employees, or our inability to attract experienced and qualified replacements, could materially adversely affect our business, results of operations, and financial condition.

In addition, some of our products, particularly our editorial products, reflect the talents, efforts, personalities, investing skills, portfolio returns, and reputations of their respective editors. As a result, the services of these key editors and analysts form an essential element of our revenue. There is a limited pool of editors and analysts who have the requisite skills, training, and education necessary to meet our standards for our editorial products. We compete with many businesses and organizations that are seeking skilled individuals, particularly those with experience in the financial industry and those with degrees in technical fields, who are particularly critical to our editorial products. Competition for such professionals can be intense, as other companies seek to enhance their positions in the markets we serve.

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If we are unable to retain key editors and analysts, or should we lose the services of one or more of them to death, disability, loss of reputation, or any other reason, or should their popularity diminish or their investing returns and investing ideas fail to meet or exceed benchmarks and investor expectations, we may fail to attract new editors and analysts acceptable to our readers. Therefore, the loss of services of one or more of our key editors and analysts could have a material adverse effect on our business, results of operations, and financial condition.

Any restrictions on our use of, or ability to license data, or our failure to license data and integrate third-party technologies, could have a material adverse effect on our business, financial condition, and results of operations.

We depend upon licenses from third parties for some of the technology and data used in our applications, and for some of the technology platforms upon which these applications are built and operate. We expect that we may need to obtain additional licenses from third parties in the future in connection with the development of our services. In addition, we obtain a portion of the data that we use from various securities and option exchanges. We believe that we have all rights necessary to use the data that is incorporated into our services. However, we cannot assure you that our licenses for information will allow us to use that information for all potential or contemplated applications and products.

In the future, data providers could withdraw their data from us or restrict our usage for any reason, including if there is a competitive reason to do so, if legislation is passed restricting the use of the data, or if judicial interpretations are issued restricting use of the data that we currently use in our products and services. If a substantial number of data providers were to withdraw or restrict their data and if we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, our ability to provide services to our subscribing customers would be materially adversely impacted, which could have a material adverse effect on our business, financial condition, and results of operations.

We also integrate into our proprietary applications and use third-party software to maintain and enhance, among other things, content generation and delivery, and to support our technology infrastructure. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our products, the diversion of our resources from development of our own proprietary technology, and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. These technologies may not be available to us in the future on commercially reasonable terms or at all and could be difficult to replace once integrated into our own proprietary applications. Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. Our inability to obtain, maintain, or comply with any of these licenses could delay development until equivalent technology can be identified, licensed, and integrated, which would harm our business, financial condition, and results of operations.

Most of our third-party licenses are non-exclusive and our competitors may obtain the right to use any of the technology covered by these licenses to compete directly with us. If our data suppliers choose to discontinue support of the licensed technology in the future, we might not be able to modify or adapt our own solutions.

Because we recognize revenue from subscriptions for our services over the term of the subscription, downturns or upturns in new business may not be immediately reflected in our operating results.

We generally recognize revenue from Users with paid subscriptions ratably over the terms of their subscription agreements, which are typically one year, although we also offer our services for a term of one month. As a result, most of the revenue we report in each period is the result of subscription agreements entered into during prior periods. Consequently, a decline in new or renewed subscriptions in any one period may not be reflected in our revenue results for that period. However, any such decline will negatively affect our revenue in future periods. Accordingly, the effect of significant downturns in sales, our failure to achieve internal sales targets, a decline in the market acceptance of our services, or potential decreases in our retention rate may not be fully reflected in our operating results until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from additional sales must be recognized over the applicable subscription term. By contrast, a significant portion of our operating costs are expensed as incurred, which occurs as soon as a subscriber purchases a product. As a result, an increase in Users could result in recognition of more costs than revenue in the earlier portion of the subscription term. We may not attain sufficient revenue to maintain positive cash flow from operations or achieve profitability in any given period.

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We are subject to payment processing risk.

Our Users pay for our services using a variety of different payment methods, including credit and debit cards. We rely on internal systems, as well as those of third parties, to process payments. Acceptance and processing of these payment methods are subject to certain rules and regulations, including additional authentication requirements for certain payment methods, and require payment of interchange and other fees. To the extent there are increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, changes in public perception and confidence in the payment systems we are utilizing, delays in receiving payments from payment processors, changes to rules or regulations concerning payments, loss of payment partners, and/or disruptions or failures in our payment processing systems, partner systems, or payment products, including products we use to update payment information, our revenue, operating expenses, and results of operations could be adversely impacted. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operations and, if not adequately controlled and managed, could create negative consumer perceptions of our products and services. If we are unable to maintain our fraud and chargeback rate at acceptable levels, card networks may impose fines, our card approval rate may be impacted, and we may be subject to additional card authentication requirements. The termination of our ability to process payments on any major payment method would significantly impair our ability to operate our business.

We may experience disruption to our servers or our software which could cause us to lose customers.

Our ability to successfully create and deliver our content or manage and deploy our products and services will depend in large part on the capacity, reliability and security of our networking hardware, software and telecommunications infrastructure. Failures of our network infrastructure could result in unanticipated expenses to address such failures and could prevent our customers from effectively utilizing our services, which could prevent us from retaining and attracting customers. We currently have a limited disaster recovery plan in place. Our system will be susceptible to natural and man-made disasters, including global pandemics, war, terrorism, earthquakes, fires, floods, power loss and vandalism. Further, telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Such a disruption could cause us to lose customers and possibly subject us to litigation, any of which could have a material adverse effect on our business. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. Accordingly, we could incur capital expenditures in the event of unanticipated damage. In addition, our paying Users and other customers will depend on Internet service providers, or ISPs, for access to our website. In the past, ISPs and websites have experienced significant system failures and could, in the future, experience outages, delays and other difficulties due to system failures unrelated to our systems. These problems could harm our business by preventing our customers from effectively utilizing our services.

A failure or breach of our security systems or infrastructure as a result of cyberattacks could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

Information security risks for financial technology companies, such as us, have significantly increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. These threats may derive from fraud or malice on the part of our employees or third parties, or may result from human error or accidental technological failure. These threats include cyberattacks, such as computer viruses, malicious code, phishing attacks or information security breaches.

Our operations will, in part, rely on the secure processing, transmission and storage of confidential proprietary and other information in our computer systems and networks. Our customers will rely on our digital technologies, software and networks to utilize our products or services. In addition, to access our products and services, our customers will use personal devices that may be beyond our control.

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If a cyberattack or other information security breach occurs, it could lead to security breaches of the networks, systems or devices that our customers use to access our products and services which could result in the unauthorized disclosure, release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information (including account data information and payment information) or data security compromises. Such events could also cause service interruptions, malfunctions or other failures in the physical infrastructure or operations systems that will support our businesses and customers, as well as the operations of our customers or other third parties. Any actual attacks could lead to damage to our reputation with our customers, other parties, and the market, additional costs to our business (such as repairing systems, adding new personnel or protection technologies or compliance costs), regulatory penalties, financial losses to us and our customers, and the loss of customers and business opportunities. If such attacks are not detected immediately, their effect could be compounded.

Although we will attempt to mitigate these risks, there can be no assurance that we will be immune to these risks and not suffer losses in the future.

Adverse or weakened conditions in the financial sector, global financial markets, and global economy may impact our results.

Our business results are partly driven by factors outside of our control, including general economic and financial market trends. Any unfavorable changes in the environment in which we operate could cause a corresponding negative effect on our business results, as they may cause customers to become particularly cautious about capital and data content expenditures. As a result, we may experience lower revenue, cash flow, and other financial results in the event of a market downturn. In addition, global macroeconomic conditions and U.S. financial markets remain vulnerable to potential risks posed by exogenous shocks, which could include, among other things, political and financial uncertainty in the United States and the European Union, concerns about China’s economy, complications involving terrorism, armed conflicts, civil unrest around the world, or other challenges to global trade or travel, such as the effect on the global economy caused by the COVID-19 pandemic or any future global pandemic. A prolonged period of contraction in the global economy could adversely affect our business, results of operation, and financial condition.

Adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, results of operations, and financial condition.

From time to time, we may be subject to allegations, and may be party to legal claims and regulatory proceedings, relating to our business operations. Such claims may include defamation, libel, intellectual property infringement, securities law violations, misappropriation, dilution, violation, fraud or negligence, or other theories of liability, in each case relating to the articles, commentary, trade ideas, or other information we provide through our services. Such allegations, claims, and proceedings may be brought by third parties, including customers, partners, employees, governmental or regulatory bodies, or competitors, and may include class actions.

Defending against such claims and proceedings is costly and time-consuming and may divert management’s attention and personnel resources from our normal business operations. The outcome of many of these claims and proceedings cannot be predicted, and any claims asserted against us regardless of merit or eventual outcome, may harm our reputation. Our insurance or indemnities may not cover all claims that may be asserted against us. If any of these claims or proceedings were to be determined adversely to us, a judgment, fine, or settlement involving a payment of a material sum of money were to occur, or injunctive relief was issued against us, our business, results of operations, and financial condition could be materially adversely affected.

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Risks Related to Government Regulation

We are not currently registered as an investment adviser and if we should have registered as an investment adviser, our failure to do so could subject us to civil and/or criminal penalties.

Certain services provided by us may cause us to meet the definition of “investment adviser” in the Investment Advisers Act of 1940, or Investment Advisers Act, and similar state laws. Under the Investment Advisers Act, an “investment adviser” is defined as a “person who, for compensation, engages in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing, or selling securities, or who, for compensation and as part of a regular business, issues or promulgates analyses or reports concerning securities.” In particular, certain of the content on our SentimenTrader platform, such as Kaeppel’s Corner, posted by our personnel, and other content available on our Facebook, LinkedIn and Twitter official account, may constitute investment advice. In addition, in general, disclaimers, such as those included in our User’s Subscription Agreement, do not change the character of the advice provided for Investment Advisers Act purposes.

We rely on the “publisher’s exclusion” from the definition of “investment adviser” under Section 202(a)(11)(D) of the Investment Advisers Act, as interpreted by legal precedent. The publisher’s exclusion requires that product or service offerings must be: (1) of a general and impersonal nature, in that the research provided is not adapted to any specific portfolio or any client’s particular needs; (2) “bona fide” or genuine, in that it contains disinterested discussion and analysis as opposed to promotional material; and (3) of general and regular circulation, in that it is not timed to specific market activity or to events affecting, or having the ability to affect, the securities industry. The basis for reliance on such exclusion will depend on a facts-and-circumstances analysis. We intend at all times to operate our business in a manner as to not become inadvertently subject to the regulatory requirements under the Investment Advisers Act.

If we meet the definition of “investment adviser” in the Investment Advisers Act, and do not meet the requirements for reliance on the “publisher’s exclusion” from the definition of “investment adviser” or another exclusion, exemption, or exception from the registration requirements under the Investment Advisers Act, we will have to register as an investment adviser with the SEC pursuant to the Investment Advisers Act and potentially with one or more states under similar state laws. Registration requirements for investment advisers are significant. If we are deemed to be an investment adviser and are required to register with the SEC and potentially one or more states as an investment adviser, we will become subject to the requirements of the Investment Advisers Act and the corresponding state laws. The Investment Advisers Act requires: (i) fiduciary duties to clients; (ii) substantive prohibitions and requirements; (iii) contractual requirements; (iv) record-keeping requirements; and (v) administrative oversight by the SEC, primarily by inspection. Requirements and obligations imposed on investment advisers can be burdensome and costly. If it is deemed that we are out of compliance with such rules and regulations, we may also be subject to civil and/or criminal penalties. Applicable state laws may have similar or additional requirements. If we are required to register under these laws, we may no longer be able to continue to offer our products or services, which may have a significant adverse impact on our business and results of operations.

Failure to comply with data privacy and security laws and regulations could adversely affect our operating results and business.

In the ordinary course of our business, we might collect and store in our internal and external data centers, cloud services and networks sensitive data, including our proprietary business information and that of our Users and business collaborators, as well as personal information of our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. The number and sophistication of attempted attacks and intrusions that companies have experienced from third parties has increased over the past few years. Despite our security measures, it is impossible for us to eliminate this risk.

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A number of U.S. states have enacted data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of personal information, such as social security numbers, financial information and other sensitive personal information. For example, all 50 states and several U.S. territories now have data breach laws that require timely notification to affected individuals, and at times regulators, credit reporting agencies and other bodies, if a company has experienced the unauthorized access or acquisition of certain personal information. Other state laws, such as the California Consumer Privacy Act, as amended, or the “CCPA”, among other things, contain disclosure obligations for businesses that collect personal information about residents in their state and affords those individuals new rights relating to their personal information that may affect our ability to collect and/or use personal information. We are subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the California Consumer Privacy Act, the Virginia Consumer Data Protection Act, another comprehensive data privacy law, the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2023, we became subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data. Meanwhile, several other states and the federal government have considered or are considering privacy laws like the CCPA. We will continue to monitor and assess the impact of these laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business.

Outside of the U.S., data protection laws, including the EU General Data Protection Regulation, or the GDPR, also might apply to some of our operations or business collaborators. Legal requirements in these countries relating to the collection, storage, processing and transfer of personal data/information continue to evolve. The GDPR imposes, among other things, data protection requirements that include strict obligations and restrictions on the ability to collect, analyze and transfer EU personal data/information, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances, and possible substantial fines for any violations (including possible fines for certain violations of up to the greater of 20 million Euros or 4% of total company revenue). Other governmental authorities around the world have enacted or are considering similar types of legislative and regulatory proposals concerning data protection.

The interpretation and enforcement of the laws and regulations described above are uncertain and subject to change and may require substantial costs to monitor, implement and maintain adequate compliance programs. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include substantial civil and/or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.

Our failure to comply with the anti-corruption, trade compliance, and economic sanctions laws and regulations of the United States and applicable international jurisdictions could materially adversely affect our reputation and results of operations.

We must comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the U.K. Bribery Act 2010 (the “Bribery Act”), as well as the laws of the countries where we do business. These laws and regulations apply to companies, individual directors, officers, employees, and agents, and may restrict our operations, trade practices, investment decisions, and partnering activities. Where they apply, the FCPA and the Bribery Act prohibit us and our officers, directors, employees, and business partners acting on our behalf, including joint venture partners and agents, from corruptly offering, promising, authorizing, or providing anything of value to public officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. As part of our business, we may deal with governments and state-owned business enterprises, the employees and representatives of which may be considered public officials for purposes of the FCPA and the Bribery Act. We are also subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and agents into contact with public officials responsible for issuing or renewing permits, licenses, or approvals or for enforcing other governmental regulations.

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Our business also must be conducted in compliance with applicable economic sanctions laws and regulations, such as laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, and other relevant sanctions authorities. Our operations expose us to the risk of violating, or being accused of violating, anti-corruption, trade compliance, and economic sanctions laws and regulations, and those risks may be heightened as we expand globally. Our failure to successfully comply with these laws and regulations may expose us to reputational harm, significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions, and debarment from government contracts, and other remedial measures. Investigations of alleged violations can be expensive and disruptive. Despite our compliance efforts and activities, we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition, and results of operations.

Our business could be negatively impacted by changes in the U.S. political environment.

There is significant ongoing uncertainty with respect to potential legislation, regulation and government policy at the federal, state and local levels, including as a result of the 2024 elections and the ongoing difficulties of political consensus, in the United States. Such uncertainty and any material changes in such legislation, regulation and government policy could significantly impact our business as well as the markets in which we compete. Specific legislative and regulatory proposals that might materially impact us include, but are not limited to, changes to liability rules for Internet platforms, new laws or regulations regarding the development and use of AI generally, and specifically within the context of financial markets, data privacy regulations, corporate tax regulations and the U.S. federal tax code and public company reporting requirements, immigration policies and enforcement, healthcare law, minimum wage laws, climate and energy policies, foreign trade and relations with foreign governments, pandemic response and increased antitrust scrutiny in the finance or tech industries. To the extent changes in the political environment have a negative impact on us or on our customers, our markets, our business, results of operation and financial condition could be materially and adversely impacted in the future.

Our business depends on our customers’ continued and unimpeded access to the Internet and the development and maintenance of Internet infrastructure. Internet access providers may be able to block, degrade or charge for access to certain of our services, which could lead to additional expenses and the loss of customers.

Our services depend on the ability of our customers to access the Internet. Currently, this access is provided by companies having significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Some of these providers have the ability to take measures including legal actions, that could degrade, disrupt or increase the cost of subscriber access to certain of our services by restricting or prohibiting the use of their infrastructure to support our services, charging increased fees to our Users, or regulating online speech. Such interference could result in a loss of existing Users, potential future advertisers and goodwill, could result in increased costs and could impair our ability to attract new Users, thereby harming our revenue and growth. Moreover, the adoption of any laws or regulations adversely affecting the growth, popularity or use of the Internet, including laws impacting Internet neutrality, could decrease the demand for our services and increase our operating costs. The legislative and regulatory landscape regarding the regulation of the Internet and, in particular, Internet neutrality in the U.S. is subject to uncertainty.

To the extent any laws, regulations or rulings permit Internet service providers to charge some Users higher rates than others for the delivery of their content, Internet service providers could attempt to use such law, regulation or ruling to impose higher fees or deliver our content with less speed, reliability or otherwise on a non-neutral basis as compared to other market participants, and our business could be adversely impacted. Internationally, government regulation concerning the Internet, and in particular, network neutrality, may be developing or non-existent. Within such a regulatory environment, we could experience discriminatory or anticompetitive practices impeding both our and our Users’ domestic and international growth, increasing our costs or adversely affecting our business. Additional changes in the legislative and regulatory landscape regarding Internet neutrality, or otherwise regarding the regulation of the Internet, could harm our business, operating results and financial condition.

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Our business could be affected by new governmental regulations regarding the Internet.

To date, government regulations have not materially restricted use of the Internet in most parts of the world. However, the legal and regulatory environment relating to the Internet is uncertain, and governments may impose regulation in the future. New laws may be passed, courts may issue decisions affecting the Internet, existing but previously inapplicable or unenforced laws may be deemed to apply to the Internet or regulatory agencies may begin to more rigorously enforce such formerly unenforced laws, or existing legal safe harbors may be narrowed, both by U.S. federal or state governments and by governments of foreign jurisdictions. The adoption of any new laws or regulations, or the narrowing of any safe harbors, could hinder growth in the use of the Internet and online services generally, and decrease acceptance of the Internet and online services as a means of communications, e-commerce and advertising. In addition, such changes in laws could increase our costs of doing business or prevent us from delivering our services over the Internet or in specific jurisdictions, which could harm our business and our results of operations.

Risks Related to Our Intellectual Property

If we fail to develop or protect our intellectual property adequately, our business could suffer.

We have attempted, and may attempt, to develop certain intellectual property of our own, but cannot assure that we will be able to obtain exclusive rights in trade secrets, patents, trademark registrations and copyright registrations. At this time, we are unsure of what types of intellectual property might be developed. The cost of developing, applying for and obtaining such enforceable rights is expensive. Even after such enforceable rights are obtained, there are significant costs for maintaining and enforcing them. We may lack the resources to put in place exclusive protection and enforcement efforts. Also, certain of our service offerings draw from publicly available technology in the marketplace. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition and results of operations.

If we were to develop intellectual property, we may seek to enforce our intellectual property rights on others through litigation. Our claims, even if meritorious, may be found invalid or inapplicable to a party we believe infringes or has misappropriated our intellectual property rights. In addition, litigation can:

●	be expensive and time consuming to prosecute or defend;

●	result in a finding that we do not have certain intellectual property rights or that such rights lack sufficient scope or strength;

●	divert management’s attention and resources; or

●	require us to license our intellectual property.

We may rely on trademarks or service marks to establish a market identity for our products or services. To maintain the value of our trademarks or service marks, we may have to file lawsuits against third parties to prevent them from using marks confusingly similar to or dilutive of our registered or unregistered trademarks or service marks. We also may not obtain registrations for our pending or future trademark or service marks applications, and may have to defend our registered trademark or service marks and pending applications from challenge by third parties. Enforcing or defending our registered and unregistered trademarks or service marks may result in significant litigation costs and damages, including the inability to continue using certain marks.

The laws of foreign countries in which we may contemplate doing business in the future may not recognize intellectual property rights or protect them to the same extent as do the laws of the United States. Adverse determinations in a judicial or administrative proceeding could prevent us from offering or providing our products or services or prevent us from stopping others from offering or providing competing services, and thereby have a material adverse effect on our business, financial condition, and results of operations.

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General Risk Factors

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. In connection with becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain temporary exemptions from various reporting requirements, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act (and the rules and regulations of the Securities and Exchange Commission thereunder). Once we no longer qualify as an “emerging growth company” under the JOBS Act and lose the ability to rely on the exemptions related thereto discussed above and depending on our status as per Rule 12b-2 of the Securities Exchange Act of 1934, as amended, our independent registered public accounting firm may also need to attest to the effectiveness of our internal control over financial reporting under Section 404.

We may identify material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of internal controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be materially and adversely affected and the market price of our common stock could be negatively affected, which could require additional financial and management resources.

An overall decline in the health of the economy and other factors impacting consumer spending, such as recessionary conditions, governmental instability, inclement weather, and natural disasters, may affect consumer purchases, which could reduce demand for our products and harm our business, financial conditions, and results of operations.

Our business depends on consumer demand for our platform and, consequently, is sensitive to a number of factors that influence consumer confidence and spending, such as general economic conditions, consumer disposable income, energy and fuel prices, recession and fears of recession, unemployment, minimum wages, availability of consumer credit, consumer debt levels, conditions in the housing market, interest rates, tax rates and policies, inflation, consumer confidence in future economic conditions and political conditions, war and fears of war, inclement weather, natural disasters, terrorism, outbreak of viruses or widespread illness, and consumer perceptions of personal well-being and security.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

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We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of our listing; (2) the last day of the first fiscal year in which our annual gross revenue is $1.235 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC.

We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on short duration historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses. Significant estimates and judgments involve the valuation of stock-based compensation. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

Our current insurance coverage may not be adequate, and we may not be able to obtain insurance at acceptable rates, or at all.

We currently have a business liability insurance policies covering our business. These policies may not provide sufficient coverage in the face of significant claims or multiple claims. Claims exceeding our insurance coverage, or outside of our insurance coverage, could create significant increases in internal costs. If we incur such costs, it could have a material adverse effect on our business, financial condition, and operating results.

Risks Relating to Our Securities and this Offering

Our directors, executive officers and current affiliated and other principal stockholders will continue to have substantial control over our company after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Upon completion of this offering, our executive officers, directors and current affiliated and other principal stockholders and their affiliates will own 8,086,611 shares of our common stock, or approximately 68.35% of the outstanding shares of our common stock, based on the number of shares outstanding as of the date of this prospectus and the sale of 1,800,000 share of common stock in this offering at an initial public offering price of $4.30 per share of common stock, and assuming the underwriters’ over-allotment option is not exercised. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

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Our trading price and trading volume could decline if securities or industry analysts do not publish research about our business, or if they publish unfavorable research.

Equity research analysts do not currently provide coverage of our common stock, and we cannot assure that any equity research analysts will adequately provide research coverage of our common stock after this offering. To the extent equity research analysts do provide research coverage of our common stock, we will not have any control over the content and opinions included in their reports. The trading price of our common stock could decline if one or more equity research analysts downgrade our stock or publish other unfavorable commentary or research. If one or more equity research analysts cease coverage of our company or fail to regularly publish reports on us, the demand for our common stock could decrease, which in turn could cause our trading price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future.

We do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors. Accordingly, you must rely on the sale of your common stock after price appreciation, which may never occur, as the only way to realize any future gain on your investment.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to the introduction of technologically more advanced products, and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

●	labor availability and costs for hourly and management personnel;

●	changes in interest rates;

●	macroeconomic conditions, both nationally and locally;

●	changes in consumer preferences and competitive conditions;

●	expansion to new markets;

●	increases in new product development costs;

●	changes in retail investor trends; and

●	increases in infrastructure costs.

Unanticipated fluctuations in our quarterly operating results could result in a decline in our stock price.

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our common stock.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

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If our shares are delisted from Nasdaq and become subject to the penny stock rules, it would become more difficult to trade our shares.

The Securities and Exchange Commission (“SEC”) has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.

Our management will have considerable discretion over the use of proceeds from this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner which you may consider most appropriate. Our management might spend a portion or all of the net proceeds from this offering in ways that our stockholders do not desire or that might not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Furthermore, you will have no direct say on how our management allocates the net proceeds of this offering. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Future sales of our common stock may adversely affect the market price of our securities and our ability to raise funds in new offerings.

Sales of our common stock in the public market following this offering or at the conclusion of any required lock-up periods could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 10,031,273 shares of common stock outstanding as of the date of this prospectus, 1,720,256 shares are, or will be, freely tradable without restriction immediately after the consummation of this offering, representing shares not held by our “affiliates,” that are being registered for resale on the accompanying Resale Prospectus that forms a part of the registration statement of which this prospectus forms a part.

Additionally, we intend to register shares of common stock that are reserved for issuance under our 2024 Equity Incentive Plan. For more information, see the section entitled “Shares Eligible for Future Sale — Registration Statements on Form S-8.”

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. Of the shares that will be outstanding after this offering, the shares offered by this prospectus will be eligible for immediate sale in the public market without restriction by persons other than our affiliates.

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Future sales of shares of our common stock by our principal shareholders or by our officers and directors may negatively impact the market price for our common stock.

Subject to compliance with applicable securities laws, our principal shareholders Elixir Technology Inc., Up and Up Ventures Limited, and Greentown Investments Corporation Limited as well as our directors and officers and their affiliates may sell some or all of their shares of our common stock in the future. No prediction can be made as to the effect, if any, such future sales of shares of our common stock may have on the market price of the shares of our common stock prevailing from time to time. However, the future sale of a substantial number of shares of our common stock by our directors and officers and their affiliates, or the perception that such sales could occur, could adversely affect prevailing market prices for our shares of our common stock.

Future offerings of debt or equity securities may rank senior to our common stock.

We have a present need for additional capital, and we will likely continue to seek to raise new funding from time to time through the issuance of debt or equity securities. Our board of directors has the ability, without further approval of our stockholders, to issue debt or equity securities in the future, ranking senior to our common stock or otherwise incur additional indebtedness, it is possible that these securities or indebtedness will be governed by an indenture or other instrument containing covenants restricting our operating flexibility and limiting our ability to pay dividends to stockholders. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences, and privileges, including with respect to dividends, more favorable than those of our common stock and may result in dilution (perhaps significant) to our stockholders. Because our decision to issue debt or equity securities in any future offering or otherwise incur indebtedness will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings or financings, any of which could reduce the market price of our common stock and dilute its value.

We may issue additional classes or series of preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our Certificate of Incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations, and relative rights, including preferences over our common stock respecting dividends and distributions, as our Board may determine. The terms of one or more additional classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or dividend or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

The market price for our common stock may be volatile and will fluctuate.

The market price for shares of our common stock may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including the following: (i) a decrease in the demand for market analysis or market insight products and services; (ii) the liquidity of our common stock or lack thereof; (iii) significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving us or our competitors; (iv) news reports relating to trends, concerns, technological or competitive developments, regulatory changes, and other related issues in our industry or target markets; (v) revenue and earnings performance can significantly impact investor confidence and influence share price movements; (vi) leadership transitions or high-profile personnel changes may create uncertainty among investors and impact share price stability; and (vii) rapid advancements or disruptions in technology within our industry could affect market perceptions of our company’s ability to innovate and compete, leading to share price volatility. Financial markets often experience significant price and volume fluctuations that affect the market prices of equity securities of public entities and that are, in many cases, unrelated to the operating performance, underlying asset values or prospects of such entities. Accordingly, the market price of our shares of common stock may decline even if our operating results, underlying asset values or prospects have not changed.

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You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 1,800,000 shares in this offering at a public offering price of $4.30 per share, and after deducting underwriting commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $3.76 per share at the public offering price. Additionally, to the extent that the warrants or options we will grant to our officers, directors and employees, are ultimately exercised, you will sustain future dilution. We may also acquire new businesses or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders. Following the completion of this offering, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock. See the section entitled “Dilution.”

We will incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, has imposed various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we anticipate that compliance with these rules and regulations will increase our legal, accounting and financial compliance costs substantially. A number of those requirements will require us to carry out activities we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, these rules and regulations may make our activities related to legal, accounting and financial compliance more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain our current levels of such coverage. We estimate the additional costs we may incur to respond to these requirements to range from $350,000 to $500,000 annually, although unforeseen circumstances could increase actual costs. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

Our common stock may become the target of a “short squeeze.”

Beginning in 2021, the securities of several companies have increasingly experienced significant and extreme volatility in stock price due to short sellers of shares of common stock and buy-and-hold decisions of longer investors, resulting in what is sometimes described as a “short squeeze.” Short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies trading at a significantly inflated rate that is disconnected from the underlying value of our business. Sharp rises in a company’s stock price may force traders in a short position to buy stock to avoid even greater losses. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those stocks has abated. We may be a target of a short squeeze, and investors may lose a significant portion or all their investment if they purchase our shares at a rate that is significantly disconnected from our underlying value.

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the shares and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. If one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, the market price for our common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common stock to decline.

An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

An investment in our company generally involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any state or local taxing authority has reviewed the transactions described herein and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warrants regarding such matters.

Unanticipated changes in effective tax rates or adverse outcomes resulting from the examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of our deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

●	costs related to intercompany restructurings; or

●	changes in tax laws, regulations or interpretations thereof.

In addition, we may be subject to audits of our income, sales and other transaction taxes by federal, state and local authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Our amended and restated bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or agents.

Pursuant to our amended and restated bylaws that will be in effect as of the consummation of this offering, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any claims in state court for (i) any derivative action or proceedings brought on our behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

The forum selection provision in our amended and restated bylaws may have the effect of discouraging lawsuits against us or our directors and officers and may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. If the enforceability of our forum selection provisions were to be challenged, we may incur additional costs associated with resolving such challenge. While we currently have no basis to expect any such challenge would be successful, if a court were to find our forum selection provisions to be inapplicable or unenforceable with respect to one or more of these specific types of actions or proceedings, we may incur additional costs associated with having to litigate in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows, and prospects and result in a diversion of the time and resources of our employees, management, and Board.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

The anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. Our amended certificate of incorporation and our amended and restated bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our board of directors has the right to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquirer. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of our business may be unsuccessful. In addition, our amended certificate of incorporation and amended and restated bylaws will:

●	provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

●	provide that special meetings of stockholders may only be called by our board of directors or a majority of holders our common stock;

●	restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;

●	not provide stockholders with the ability to cumulate their votes; and

●	provide that only our board of directors or a super-majority of our stockholders (66 2/3%) may amend our amended and restated bylaws.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, and that involve significant risks and uncertainties. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	ineffectively competing in our industry;

●	the impact of governmental laws and regulation;

●	failure to maintain and protect our reputation for trustworthiness and independence;

●	our ability to adequately market our products and services, and to develop additional products and product offerings;

●	our ability to manage growth effective, including through acquisitions;

●	our ability to continue to evolve and adapt our technology, including further adoption of artificial intelligence and machine learning technologies;

●	our ability to attract new Users and to persuade existing Users to renew their subscription agreements with us and to purchase higher subscription tiers from us;

●	our ability to successfully expand the coverage of our products to include foreign markets;

●	our ability to successfully expand the coverage of our products to include additional types of financial instruments;

●	assumptions related to the size of the market for our publications and analysis tools;

●	our future capital needs;

●	our ability to expand our revenue streams beyond a subscriber model;

●	difficulties with certain data providers, technology providers, and third-party services we rely on or will rely on;

●	failure to maintain our corporate culture as we grow and changes in consumer recognition of our brand;

●	our ability to attract, develop, and retain capable management, analysts, and other key personnel;

●	labor shortages, unionization activities, labor disputes or increased labor costs;

●	inadequately protecting our intellectual property or breaches of security of confidential consumer information; and.

●	other factors detailed under the section of this prospectus entitled “Risk Factors.”

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus. Prior to investing in our common stock, you should read this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we currently expect.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $6.52 million based on an offering price of $4.30 per share. If the representatives of the underwriters fully exercise the over-allotment option, the net proceeds of the shares we sell will be approximately $7.59 million. “Net proceeds” is what we expect to receive after deducting the underwriting discount and commission and estimated offering expenses payable by us.

The net proceeds received by us from this offering will be used for (i) design and development of our products, (ii) hiring of additional employees, including in the areas of finance and accounting, sales and marketing and securities research and research editing, and technology, (iii) sales and marketing expenses and (iv) working capital and general corporate purposes.

We may also use a portion of the net proceeds to acquire, license and invest in complementary products, technologies or additional businesses; however, we currently have no agreements or commitments to complete any such transaction.

We anticipate an approximate allocation of the use of net proceeds as follows:

Use of Net Proceeds	$ (in millions)*	%
Product Design and Development	2.740	42%
Expansion of our Team	1.028	16%
Sales and Marketing	1.712	26%
Working Capital	1.040	16%
Total	6.520	100%

* Assuming the over-allotment option is not exercised.

While we expect to use the net proceeds for the purposes described above, the amounts and timing of our actual expenditures will depend upon numerous factors, including the aggregate amount raised in this offering. The expected net proceeds from this offering, if added to our current cash and cash equivalents, is anticipated to be sufficient to fund our operations for at least the next 12 months. In the event that our plans change, our assumptions change or prove to be inaccurate, we undertake significant transactions like acquisitions, or the net proceeds of this offering are less than as set forth herein or otherwise prove to be insufficient, it may be necessary or advisable to reallocate proceeds or curtail expansion activities, or we may be required to seek additional financing or curtail our operations. As a result of the foregoing, our success will be affected by our discretion and judgment with respect to the application and allocation of the net proceeds of this offering.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

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CAPITALIZATION

The following table sets forth our cash and equivalents and capitalization as of December 31, 2024:

●	on an actual basis; and

●	on a pro forma basis to give effect to the sale of shares of our common stock in this offering, an initial public offering price of $4.30 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the information in this table together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of December 31, 2024
	Actual	As Adjusted
Equity:
Shares of common stock, $0.001 par value, 50,000,000 shares authorized, 10,031,273 shares of common stock outstanding on an actual basis; and 11,831,273 shares of common stock outstanding as adjusted	$10,031	$11,831
Additional paid-in-capital	2,162,945	8,680,420
Accumulated deficit	(2,341,885)	(2,341,885)
Total shareholders’ equity	$(168,909)	$6,350,366
Total capitalization	$(168,909)	$6,350,366

The number of shares of our common stock to be outstanding upon completion of this offering is based on 10,031,273 shares of our common stock outstanding as of the date of this prospectus, and excludes:

●	1,183,128 shares of our common stock (which is equal to 10% of our issued and outstanding common stock immediately after the consummation this offering) reserved for future issuance under our 2024 Equity Incentive Plan.

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DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price of $4.30 per share and the as adjusted net tangible book value (deficit) per share of our common stock. As of December 31, 2024, we had a historical net tangible deficit of ($168,909), or ($0.02) per share of common stock. Our historical net tangible deficit per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of December 31, 2024.

After giving effect to our sale of 1,800,000 shares of common stock in this offering at a public offering price of $4.30 per share, and after deducting underwriters’ commissions and estimated offering expenses, our as adjusted net tangible book value as of December 31, 2024 would have been $6.35 million, or $0.54 per share of common stock. This represents an immediate increase in net tangible book value of $0.56 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $3.76 per share to purchasers of shares in this offering.

The following table illustrates this dilution on a per share of common stock basis assuming the representatives of the underwriters do not exercise their option to purchase additional shares of common stock:

Public offering price per share		$4.30
Net tangible deficit per share as of December 31, 2024	$(0.02)
Increase in net tangible book value per share attributable to new investors	$0.586
As adjusted net tangible book value per share as of December 31, 2024, after giving effect to the offering	$0.54
Dilution per share to new investors in the offering		$3.76

If the representatives of the underwriters exercise their option in full to purchase 270,000 additional shares of common stock in this offering at the offering price of $4.30 per share, the as adjusted net tangible book value per share after this offering would be $0.61 per share of common stock, the increase in the as adjusted net tangible book value per share to existing stockholders would be $0.66 per share of common stock and the dilution to new investors purchasing securities in this offering would be $3.86 per share of common stock.

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MARKET PRICE AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ATHR.”

Number of Holders

As of the date of this prospectus, there are 27 record holders of our common stock.

Dividend Policy

We do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

Ownership

The following charts illustrate our pro forma proportionate ownership, upon completion of this offering by present stockholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present stockholders as of the date the consideration was received and by investors in this offering at the public offering price. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased			Total Consideration		Average Price
	Amount (#)		Percent (%)	Amount ($)	Percent (%)	Per Share ($)
Existing stockholders	10,031,273	(1)	84.8%	2,172,976	21.9%	$0.22
New investors	1,800,000		15.2%	7,740,000	78.1%	$4.30
Total	11,831,273		100.0%	9,912,976	100.0%	$0.84

(1)	The number of common stock to be outstanding after this offering is based on 10,031,273 shares of common stock outstanding as of the date of this prospectus, and excludes:

	●	1,183,128 shares of our common stock (which is equal to 10% of our issued and outstanding common stock immediately after the consummation this offering) reserved for future issuance under our 2024 Equity Incentive Plan.

The table below assumes the underwriters’ over-allotment option is exercised in full:

	Shares Purchased			Total Consideration		Average Price
	Amount (#)		Percent (%)	Amount ($)	Percent (%)	Per Share ($)
Existing stockholders	10,031,273	(1)	82.9%	2,172,976	19.6%	$0.22
New investors	2,070,000		17.1%	8,901,000	80.4%	$4.30
Total	12,101,273		100.0%	11,093,976	100.0%	$0.92

(1)	The number of common stock to be outstanding after this offering is based on 10,031,273 shares of common stock outstanding as of the date of this prospectus, and excludes:

	●	1,183,128 shares of our common stock (which is equal to 10% of our issued and outstanding common stock immediately after the consummation this offering) reserved for future issuance under our 2024 Equity Incentive Plan.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial condition and results of operations together with the section titled “Summary of Consolidated Financial Information” and our audited financial statements and related notes, each included elsewhere in this prospectus. All amounts included herein with respect to the three months ended December 31, 2024 and 2023 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. All amounts included herein with respect to the fiscal years ended September 30, 2024 and 2023 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. GAAP. In addition to historical consolidated financial information, the following discussions and other parts of this prospectus contain forward-looking statements that reflect our plans, objectives, expectations, intentions, and beliefs, which involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Overview of Our Company

We are an emerging financial technology platform company that offers proprietary research analytics, data and tools for both institutional and retail equity traders (who we refer to herein as “Users”) through our flagship, cloud-based software platform, SentimenTrader.com. By integrating advanced technologies, including artificial intelligence (“AI”) tools, with the critical thinking and analytical abilities of our team of evidenced-based trading veterans, we aim to provide our Users with a powerful combination of technology and expertise, enabling them to make informed decisions to level-up their trading in the markets.

Our platform is powered by an advanced data collection system that operates utilizing API calls and web scraping, fetching raw data 24/7 from a wide array of authoritative sources, including industry leaders like Bloomberg, Chicago Board Options Exchange, Consensus, Commodity Futures Trading Commission, End of Day Historical Data and Intercontinental Exchange. This automated process allows us to remain abreast of the latest market trends, trading volumes, and essential financial indicators.

Our platform currently provides coverage of U.S. equity and option securities, evaluating the equities and options markets and conducting assessments through our analysts and technology daily. SentimenTrader utilizes technical indicators of market sentiment (meaning our proprietary gauge of the overall attitude of investors towards a particular market or security) as the cornerstone for our analyses and integrates technological advancements and the potential of deep learning techniques to create trade ideas, strategies, models, and other market analysis. We intend to target a wider audience than our current User base by broadening the scope and variety of our products, expanding the types of securities our platform covers, and broadening our coverage to include more markets and exchanges.

We currently generate revenue from subscriptions to SentimenTrader. Cloud-based services allow our Users to access tailor-made stock research reports without taking possession of the software. Revenue is generally recognized ratably over the subscription term beginning on the commencement date of each subscription, which is the date our cloud-based software is first made available to a User. Subscription agreements generally have terms ranging from one month to one year. For the years ended September 30, 2024 and 2023, our total revenues were $1,440,096, and $1,555,542, respectively. For the three months ended December 31, 2024 and 2023, our total revenues were $354,643 and $365,413, respectively.

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Financial Highlights

The following tables present the revenue, cost of sales, gross margin and the net cash provided by or used in operating activities for the three months ended December 31, 2024 and 2023, and the years ended September 30, 2024 and 2023.

	Three Months ended
	December 31,
	2024	2023	% Change

Revenue	$354,643	$365,413	(2.9)%
Cost of sales	$107,558	$113,299	(5.1)%
Gross profit margin	69.7%	69.0%	1.0%
Net cash used in operating activities	$(258,016)	$(71,550)	260.6%

	For the Years ended
	September 30,
	2024	2023	% Change

Revenue	$1,440,096	$1,555,542	(7.4)%
Cost of sales	$445,466	$409,705	8.7%
Gross profit margin	69.1%	73.7%	(6.2)%
Net cash provided by (used in) operating activities	$(853,380)	$205,103	(516.1)%

Factors and Trends Affecting Our Business and Results of Operations

We believe the most significant factors that affect our business and results of operations including the following:

Increasing Usage by Our Existing Customers

Our existing Userbase presents a significant opportunity for further sales expansion through increased usage of our platform and adoption of additional product offerings. We are highly focused on gaining a better understanding of the needs and growth plans of our existing Users. This deeper relationship with our Users will help us identify opportunities to educate our customer base on ways to utilize the platform more effectively for their individual use cases, as well as provide a feedback loop to inform our product roadmap. We are focusing our sales and support teams to prevent User churn by ensuring that our products and services can provide a high level of value. Our goal is to continue to increase our revenue from existing Users through the introduction of new products and features tailored to our customer base in addition to expanded User outreach, focused on larger Users and specific use cases.

Growing Our Base of Higher Spend Customers

We believe there is a substantial opportunity to further expand our User base to attract more businesses that can scale on our platform. We are investing in strategies that we believe will attract enterprise Users, including new marketing and partnership initiatives that further optimize our self-service revenue funnel and help Users expand their usage.

Investing in Our Platform and Product Offerings

We have a history of, and will continue to invest significantly in, delivering innovative products, features and functionality targeted at our core User base. The market opportunity for our core services of providing proprietary research analytics, data, and tools for equity traders through a flagship platform continues to expand and we are making targeted investments to expand this revenue. Beyond the SentimentTrader platform, we continue to see large growth opportunities in U.S. markets and, accordingly, we have expanded our portfolio of products and offerings over the last few years. In addition, we may pursue both strategic partnerships and acquisitions that we believe will be complementary to our business, accelerate User acquisition, increase usage of our platform and/or expand our product offerings in our core markets. Our results of operations may fluctuate as we make these investments to drive usage and take advantage of our expansive market opportunity.

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Increasing Importance of AI

Our future success depends in large part on the continuing adoption of AI, proliferation of retail investors and the increasing importance of research, all of which are driving the adoption of our equity research platform. We believe our market opportunity is large and that these factors will continue to drive our growth.

Macroeconomic Conditions

Unfavorable conditions in the economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, supply chain disruptions, inflationary pressures, interest rates, financial and credit market fluctuations, volatility in the capital markets, liquidity concerns at, and failures of, banks and other financial institutions, international trade relations, political turmoil, political instability, natural catastrophes, outbreaks of contagious diseases, warfare and terrorist attacks on the United States, Europe or elsewhere, including military actions affecting Russia, Ukraine, the Middle East or elsewhere, could cause a decrease in business investments in information technology and negatively affect the growth of our business and our results of operations. While our business model provides some resilience against these factors, we will continue to monitor the impacts of these or similar circumstances on our business, and will take appropriate measures, to minimize potential risk exposure.

Key Business Metrics

We review the following key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.

	Three Months Ended December 31,
	2024	2023	% change
Free Subscribers	268	4,878	(94.5)%
Average conversion rate from free to Paid Subscribers	25.2%	25.2%	-%
Paid Subscribers	2,383	4,029	(40.8)%
Average Revenue Per User (“ARPU”)	$149	$91	63.7%
Revenue	$354,643	$365,413	(2.9)%

	For the Years Ended September 30,
	2024	2023	% change
Free Subscribers	5,576	6,808	(18.1)%
Average conversion rate from free to Paid Subscribers	23.9%	32.9%	(27.4)%
Paid Subscribers	2,831	2,771	2.2%
Average Revenue Per User (“ARPU”)	$509	$561	(9.3)%
Revenue	$1,440,096	$1,555,542	(7.4)%

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Free Subscribers

“Free Subscribers” are defined as Users who subscribe to our free investment publications using a valid email address and remain directly opted in, excluding Paid Subscribers who also receive free subscriptions. These free subscriptions often feature daily publications with commentary on the stock market, investment ideas, and other specialized topics. Our free publications include advertisements and editorial support for our current marketing campaigns. Through these publications, Free Subscribers become acquainted with our editors and analysts, explore our products and services, and discover how we could help them become better investors.

The number of Free Subscribers decreased by 4,610, or 94.5%, from 4,878 as of December 31, 2023, to 268 as of December 31, 2024. This decline was primarily due to the limited number of marketing campaigns for free subscriptions in during the three months ended December 31, 2024, compared to the large-scale marketing campaigns conducted throughout the three months ended December 31, 2023. The marketing campaigns in fiscal 2024 took place in October 2023, attracting 4,450 Free Subscribers. After this campaign, we shifted our focus to developing strategies aimed at improving Average Revenue Per User (ARPU) and facilitating subscription plan migrations.

The number of Free Subscribers decreased by 1,232, or 18.1%, from 6,808 as of September 30, 2023, to 5,576 as of September 30, 2024. This decline was primarily due to the limited number of large-scale marketing campaigns for free subscriptions in fiscal 2024, compared to several such campaigns conducted throughout fiscal 2023. The only major campaign in fiscal 2024 took place in October 2023, attracting 4,450 Free Subscribers. After this campaign, we shifted our focus to developing strategies aimed at improving Average Revenue Per User (ARPU) and facilitating subscription plan migrations. These factors directly contributed to the decrease in Free Subscribers starting from the second quarter of fiscal 2024.

We acknowledge that Free Subscribers play a critical role in our business ecosystem, serving as the foundation of the customer acquisition funnel. They represent a low-barrier entry point for potential Users, allowing them to explore and engage with the platform without financial commitment. This group often acts as a pipeline for converting Users into Paid Subscribers, which directly drives revenue growth. To address the decline in Free Subscribers in fiscal 2024, we plan to implement more diversified and targeted marketing campaigns, enhance our User interface to simplify the free User sign-up process, and foster a sense of belonging through exclusive events, forums, and social media groups, which encourage retention and advocacy.

Paid Subscribers

“Paid Subscribers” are defined as the number of monthly average Users with paid subscriptions during the period or year. We view the number of Paid Subscribers at the end of a given period as a key indicator of the attractiveness of our products and services, as well as the efficacy of our marketing in converting Free Subscribers to Paid Subscribers and generating direct-to-paid Paid Subscribers. We grow our Paid Subscriber base through performance marketing directly to prospective and existing Users across a variety of media, channels, and platforms. Management anticipates the conversion rate will increase when the business becomes more mature in the future.

Paid Subscribers decreased by 1,646, or 40.8%, from 4,029 for the three months ended December 31, 2023, to 2,383 for the three months ended December 31, 2024. This decline was largely driven by the expiration of a targeted promotional campaign that began in October 2023, which resulted in the sale of 1-month subscription packages to approximately 4,450 new subscribers. Excluding the effect of this promotional boost, the normalized Paid Subscribers for the three months ended December 31, 2023, was approximately 2,544. This reflected a slight decrease in Paid Subscribers for the three months ended December 31, 2024.

The average conversion rate was approximately 25.2% for the three months ended December 31, 2024 and 2023, respectively. During fiscal 2024, we experienced challenges associated with subscription plan migrations and identified technical issues related to billing information. The factors contributed to customer attrition and further pressure on the conversion rate.

Paid Subscribers increased by 60, or 2.2%, from 2,771 for the year ended September 30, 2023, to 2,831 for the year ended September 30, 2024. This growth was largely driven by a targeted promotional campaign in October 2023, which resulted in the sale of 1-month subscription packages to approximately 4,450 new subscribers. However, excluding the effect of this promotional boost, the normalized Paid Subscribers for the year ended September 30, 2024, was approximately 2,459, reflecting a slight decrease compared to the previous year.

The average conversion rate was approximately 23.9% for the year ended September 30, 2024, down from 32.9% for the year ended September 30, 2023. This significant decline was primarily due to the promotional campaign in October 2023, which temporarily skewed conversion rates. Excluding this impact, the normalized average conversion rate for fiscal 2024 was approximately 27.1%, indicating a more stable trend. Additionally, during fiscal 2024, we experienced challenges associated with subscription plan migrations and identified technical issues related to billing information. The factors contributed to customer attrition and further pressure on the conversion rate.

To reverse this downward trend and drive future growth, management is focused on several strategic initiatives. We are actively incorporating new features and improvements into SentimenTrader to enhance User experience and increase conversion rates. This includes introducing advanced analytical tools, expanding data sources, and refining our platform’s design to improve accessibility and ease of use. Additionally, we are exploring targeted marketing strategies to attract new Paid Subscribers while retaining existing ones. Through these efforts, we are confident in our ability to enhance User engagement and improve both subscriber growth and conversion rates in the coming periods.

Average Revenue Per User (“ARPU”)

The ARPU is calculated based on the revenue divided by the number of monthly average Paid Subscribers over that period or year. We believe ARPU is a key indicator of how successful we are in attracting Users to higher-value content. We believe that our high ARPU is indicative of the trust we build with our Users and of the value they see in our products and services.

ARPU increased by $58, or 63.7%, to $149 for the three months ended December 31, 2024, compared to $91 for the three months ended December 31, 2023. This increase was primarily attributable to the promotional campaign conducted in October 2023, which resulted in the sale of 1-month subscription packages to approximately 4,450 new subscribers. Excluding the impact of this promotion, the normalized Paid Subscribers for the three months ended December 31, 2023, was approximately 2,544. Based on the normalized number of Paid Subscribers, ARPU would have increased to $144. The ARPU was comparable for the three months ended December 31, 2024 and 2023.

ARPU decreased by $52, or 9.3%, to $509 for the year ended September 30, 2024, compared to $561 for the year ended September 30, 2023. This decrease was primarily attributable to the promotional campaign conducted in October 2023, which resulted in the sale of 1-month subscription packages to approximately 4,450 new subscribers. Excluding the impact of this promotion, the normalized Paid Subscribers for the year ended September 30, 2024, was approximately 2,459. Based on the normalized number of Paid Subscribers, ARPU would have increased to $586.

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Revenue

Revenue is generated from providing online subscription services. Revenue is generally recognized ratably over the contract term, starting from the commencement date of each contract, which is the date our cloud-based software is made available to customers and collection is reasonably assured.

Revenue decreased by $10,770, or 2.9%, from $365,413 for the three months ended December 31, 2023, to $354,643 for the three months ended December 31, 2024. This decrease was primarily due to a decrease in Paid Subscribers. In October 2023, we conducted a promotional campaign that resulted in the sale of 1-month subscription packages to approximately 4,450 new subscribers. Excluding the impact of this promotion, the normalized Paid Subscribers for the three months ended December 31, 2023, was approximately 2,544, compared to 2,383 for the three months ended December 31, 2024.

Revenue decreased by $115,446, or 7.4%, from $1,555,542 for the year ended September 30, 2023, to $1,440,096 for the year ended September 30, 2024. This decrease was primarily due to a decrease in normalized Paid Subscribers. In October 2023, we conducted a promotional campaign that resulted in the sale of 1-month subscription packages to approximately 4,450 new subscribers. Excluding the impact of this promotion, the normalized Paid Subscribers for the year ended September 30, 2024, was approximately 2,459, compared to 2,771 for the year ended September 30, 2023. Additionally, we experienced challenges associated with subscription plan migrations and identified technical issues related to billing information. These factors further contributed to the reduction in revenue for the year ended September 30, 2024.

Results of Operations

For the Three Months Ended December 31, 2024 and 2023

The following table summarizes the results of consolidated statements of operations and comprehensive loss for the three months ended December 31, 2024 and 2023 in U.S. dollars, and provides information regarding the dollar and percentage increase or (decrease) during such periods. The operating results in any historical period are not necessarily indicative of the results that may be expected for any future period.

	For the three months ended December 31,
	2024		2023
	Amount	As % of Sales	Amount	As % of Sales	Amount Increase (Decrease)	Percentage Increase (Decrease)

Sales	$354,643	100.0%	$365,413	100.0%	$(10,770)	(2.9)%
Cost of sales	107,558	30.3%	113,299	31.0%	(5,741)	(5.1)%
Gross profit	247,085	69.7%	252,114	69.0%	(5,029)	(2.0)%
Operating expenses
Selling and marketing expenses	22,045	6.2%	51,998	14.2%	(29,953)	(57.6)%
General and administrative expenses	510,029	143.8%	294,055	80.5%	215,947	73.4%
Total operating expenses	532,074	150.0%	346,053	94.7%	186,021	53.8%

Loss before income taxes	(284,989)	(80.3)%	(93,939)	(25.7)%	191,050	203.4%
Provision for income taxes	-	-	-	-	-	-
Net loss and comprehensive loss	$(284,989)	(80.3)%	(93,939)	(25.7)%	191,050	203.4%

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Revenue

Our revenues decreased by $10,770, or 2.9%, from $365,413 for the three months ended December 31, 2023, to $354,643 for the three months ended December 31, 2024. This decrease was primarily due to a decrease in normalized Paid Subscribers. In October 2023, we conducted a promotional campaign that resulted in the sale of 1-month subscription packages to approximately 4,450 new subscribers. Excluding the impact of this promotion, the normalized Paid Subscribers for the three months ended December 31, 2024, was approximately 2,544, compared to 2,383 for the three months ended December 31, 2023.

We are actively incorporating new features and improvements into SentimenTrader to enhance User experience and increase conversion rates. This includes introducing advanced analytical tools, expanding data sources, and refining our platform’s design to improve accessibility and ease of use. Additionally, we are exploring targeted marketing strategies to attract new Paid Subscribers while retaining existing ones. Through these efforts, we are confident in our ability to enhance User engagement and improve both subscriber growth and conversion rates in the coming periods.

Gross profit and Costs of Sales

Cost of sales mainly includes the hosting costs for the Sentiment Trader platform, Bloomberg access for the analysts to research tools, and the analyst salaries. Cost of sales decreased by $5,741, or 5.1%, from $113,299 for the three months ended December 31, 2023, to $107,558 for the three months ended December 31, 2024. The decrease was mainly driven by the decrease in the number of our user subscriptions for Bloomberg access.

Gross profit decreased by $5,029, or 2.0%, from $252,114 for the three months ended December 31, 2023 to $247,085 for the three months ended December 31, 2024. The decrease in gross profit was mainly due to the decrease in the number of our user subscriptions for Bloomberg access, as discussed above.

Gross profit margin increased from 69.0% for the three months ended December 31, 2023, to 69.7% for the three months ended December 31, 2024. Since the majority of the costs of sales comprises our user subscription fees for Bloomberg access, the decrease in Bloomberg subscription fees will lead to a greater magnitude of decrease in costs of sales than revenue, resulting in an increase in gross profit margin.

Our cost and gross profit are as follows:

	For the three months ended December 31, 2024			For the three months ended December 31, 2023
Category	Cost of sales	Gross profit	Gross profit %	Cost of sales	Gross profit	Gross profit %	Variance in Cost of sales	Variance in gross profit	Variance in gross profit %

Subscription service	$107,558	$247,085	69.7	$113,299	$252,114	69.0	$(5,741)	$(5,029)	(2.0)
Total	$107,558	$247,085	69.7	$113,299	$252,114	69.0	$(5,741)	$(5,029)	(2.0)

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Selling and marketing expenses

Our selling and marketing costs primarily consist of expenses related to advertising and marketing consultants. These costs decreased by $29,953, or 57.6%, from $51,998 for the three months ended December 31, 2023, to $22,045 for the three months ended December 31, 2024, representing 6.2% and 14.2% of our revenue for the three months ended December 31, 2024 and 2023, respectively. The decrease was mainly driven by decrease in large-scale marketing campaigns conducted compared to corresponding period in fiscal 2024.

General and administrative expenses

Our general and administrative expenses primarily include salaries and benefits, professional fees, office expenses, software development expenses, travel and entertainment expenses and amortization expenses. Our general and administrative expenses represented 143.8% and 80.5% of our revenue for the three months ended December 31, 2024 and 2023, respectively. General and administrative expenses increased by $215,947, or 73.4% from $294,055 for the three months ended December 31, 2023, to $510,029 for the three months ended December 31, 2024. The increase was mainly due to the increase in professional fees and executive and director compensation.

Our professional fees increased by $56,056, or 24.7%, from $227,170 for the three months ended December 31, 2023, to $283,226 for the three months ended December 31, 2024, representing 55.5% and 77.3% of our total general and administrative expenses for the three months ended December 31, 2024 and 2023, respectively. The increase was mainly due to the increase in accounting fees for the initial public offering.

Our salaries and benefits, including executive officers and directors’ compensation increased by $157,379, or 634.2% from $24,814 for the three months ended December 31, 2023, to $182,192 for the three months ended December 31, 2024, representing 35.7% and 8.4% of our total general and administrative expenses for the three months ended December 31, 2024 and 2023, respectively. The increase was mainly due to the appointment of several executive officers from April to August 2024.

We entered into employment agreements with several executive officers and non-independent director agreements with Mr. Lin and Ms. Wu between April and August 2024. The general and administrative expenses for the three months ended December 31, 2023 would increase by $123,002 if the employment agreements with executive officers and directors commenced on October 1, 2022.

Loss before income taxes

We had loss before income taxes of $284,989 and $93,939 for the three months ended December 31, 2024 and 2023, respectively. The loss was primarily attributable to the net impact of the increase in operating expenses and the decrease in gross profit.

Provision for income taxes

We had no provision for income taxes for the three months ended December 31, 2024 and 2023, as we had no assessable profits for both periods.

Net loss and comprehensive loss

We had a net loss and comprehensive loss of $284,989 and $93,939 for the three months ended December 31, 2024 and 2023, respectively. The loss was primarily attributable to the net impact of the increase in operating expenses and the decrease in gross profit. The discussion regarding the increase in operating expenses and the decrease in gross profit are discussed in the sections above.

Cash Flows

For the Three Months Ended December 31, 2024 and 2023

The following table sets forth a summary of our cash flows for the years indicated:

	Three Months Ended December 31,
	2024	2023
Net cash used in operating activities	$(258,016)	$(71,550)
Net cash used in investing activities	-	-
Net cash provided by financing activities	93,904	664,573
Net increase (decrease) in cash	(164,112)	593,023
Cash, beginning of the year	557,823	98,106
Cash, end of the year	$393,711	$691,129

Operating Activities

Net cash used in operating activities was $258,016 and $71,550 for the three months ended December 31, 2024 and 2023, respectively. The increase in net cash used in operating activities was mainly attributable to the following factors:

●	Net loss of $284,989 for the three months ended December 31, 2024, compared to net loss of $93,939 for the three months ended December 31, 2023;

●	Services in exchange for shares incurred $0 for the three months ended December 31, 2024, compared to $222,919 for the three months ended December 31, 2023;

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Offset by:

●	Prepaid expenses decreased by $4,631 for the three months ended December 31, 2024, compared to an increase of $125,385 for the three months ended December 31, 2023;

●	Payable and accrued liabilities increased by $33,838 for the three months ended December 31, 2024, compared to a decrease of $63,755 for the three months ended December 31, 2023;

●	Deferred revenue decreased by $12,019 for the three months ended December 31, 2024, compared to a decrease of $11,914 for the three months ended December 31, 2023.

Investing Activities

We had no cash provided by or used in investing activities for the three months ended December 31, 2024 and 2023.

Financing Activities

Net cash provided by financing activities was $93,904 and $664,573 for the three months ended December 31, 2024 and 2023, respectively.

During the three months ended December 31, 2024, we had net advances from related parties of $100,672 and an increase in deferred offering costs of $6,768. During the three months ended December 31, 2023, we paid $100,113 to acquire non-controlling interest, $12,262 to related parties, received a net proceed of $826,948 from the share issuance through a non-brokered private placement, and had an increase in deferred offering costs of $50,000. The decrease in net cash provided by financing activities for the three months ended December 31, 2024, was primarily due to the absence of the share issuance and the increase in net advances from related parties.

For the Years Ended September 30, 2024 and 2023

The following table summarizes the results of consolidated statements of operations and comprehensive loss for the years ended September 30, 2024 and 2023 in U.S. dollars, and provides information regarding the dollar and percentage increase or (decrease) during such periods. The operating results in any historical period are not necessarily indicative of the results that may be expected for any future period.

	For the years ended September 30,
	2024		2023
	Amount	As % of Sales	Amount	As % of Sales	Amount Increase (Decrease)	Percentage Increase (Decrease)

Sales	$1,440,096	100.0%	$1,555,542	100.0%	$(115,446)	(7.4)%
Cost of sales	445,466	30.9%	409,705	26.3%	35,761	8.7%
Gross profit	994,630	69.1%	1,145,837	73.7%	(151,207)	(13.2)%
Operating expenses
Selling and marketing expenses	130,443	9.1%	54,294	3.5%	76,149	140.3%
General and administrative expenses	1,653,623	114.8%	1,287,290	82.8%	366,333	28.5%
Research and development expenses	150,000	10.4%	100,000	6.4%	50,000	50%
Total operating expenses	1,934,066	134.3%	1,441,584	92.7%	492,482	34.2%

Loss before income taxes	(939,436)	(65.2)%	(295,747)	(19.0)%	643,689	217.6%
Provision for income taxes	-	-	-	-	-	-
Net loss and comprehensive loss	$(939,436)	(65.2)%	(295,747)	(19.0)%	643,689	217.6%

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Revenue

Our revenues decreased by $115,446, or 7.4%, from $1,555,542 for the year ended September 30, 2023, to $1,440,096 for the year ended September 30, 2024. This decrease was primarily due to a decrease in normalized Paid Subscribers. In October 2023, we conducted a promotional campaign that resulted in the sale of 1-month subscription packages to approximately 4,450 new subscribers. Excluding the impact of this promotion, the normalized Paid Subscribers for the year ended September 30, 2024, was approximately 2,459, compared to 2,771 for the year ended September 30, 2023. Additionally, we experienced challenges associated with subscription plan migrations and identified technical issues related to billing information. These factors further contributed to the reduction in revenue for the year ended September 30, 2024.

We are actively incorporating new features and improvements into SentimenTrader to enhance User experience and increase conversion rates. This includes introducing advanced analytical tools, expanding data sources, and refining our platform’s design to improve accessibility and ease of use. Additionally, we are exploring targeted marketing strategies to attract new Paid Subscribers while retaining existing ones. Through these efforts, we are confident in our ability to enhance User engagement and improve both subscriber growth and conversion rates in the coming periods.

Gross profit and Costs of Sales

Cost of sales mainly include the hosting costs for the Sentiment Trader platform, Bloomberg access for the analysts to research tools, and the analyst salaries. Cost of sales increased by $35,761, or 8.7%, from $409,705 for the year ended September 30, 2023, to $445,466 for the year ended September 30, 2024.

Gross profit decreased by $151,207, or 13.2%, from $1,145,837 for the year ended September 30, 2023 to $994,630 for the year ended September 30, 2024. The decrease in gross profit was mainly due to the decrease in subscription revenue and increase in cost of sales, as discussed above.

Gross profit margin decreased from 73.7% for the year ended September 30, 2023, to 69.1% for the year ended September 30, 2024. The decrease in gross profit margin was primarily attributable to the combined impact of the decrease in subscription revenue and increase in cost of sales.

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Our cost and gross profit are as follows:

	For the year ended September 30, 2024			For the year ended September 30, 2023
Category	Cost of sales	Gross profit	Gross profit %	Cost of sales	Gross profit	Gross profit %	Variance in Cost of sales	Variance in gross profit	Variance in gross profit %

Subscription service	$445,466	$994,630	69.1	$409,705	$1,145,837	73.7	$35,761	$(151,207)	(4.6)
Total	$445,466	$994,630	69.1	$409,705	$1,145,837	73.7	$35,761	$(151,207)	(4.6)

Selling and marketing expenses

Our selling and marketing costs primarily consist of expenses related to advertising and marketing consultants. These costs increased by $76,149, or 140.3%, from $54,294 for the year ended September 30, 2023, to $130,443 for the year ended September 30, 2024, representing 9.1% and 3.5% of our revenue for the respective years. The increase was mainly driven by higher advertising and marketing expenses compared to fiscal year 2023.

General and administrative expenses

Our general and administrative expenses primarily include salaries and benefits, professional fees, office expenses, software development expenses, travel and entertainment expenses and amortization expenses. Our general and administrative expenses represented 114.8% and 82.8% of our revenue for the years ended September 30, 2024 and 2023, respectively. General and administrative expenses increased by $366,333, or 28.5% from $1,287,290 for the year ended September 30, 2023, to $1,653,623 for the year ended September 30, 2024. The increase was mainly due to the increase in professional fees and executive and director compensation.

Our professional fees increased by $246,045, or 30.8%, from $797,669 for the year ended September 30, 2023, to $1,043,714 for the year ended September 30, 2024, representing 63.1% and 62.0% of our total general and administrative expenses for the years ended September 30, 2024 and 2023, respectively. The increase was mainly due to the increase in accounting fees for the initial public offering and the legal fees incurred for the trademark applications.

Our salaries and benefits, including executive officers and directors’ compensation increased by $78,921, or 25.1% from $314,503 for the year ended September 30, 2023, to $393,424 for the year ended September 30, 2024, representing 24.4% and 23.8% of our total general and administrative expenses for the years ended September 30, 2024 and 2023, respectively. The increase was mainly due to the appointment of several directors from April to August 2024.

We entered into employment agreements with several executive officers and non-independent director agreements with Mr. Lin and Ms. Wu between April and August 2024. The general and administrative expenses for the year ended September 30, 2024 would increase by $275,599 if the employment agreements with executive officers and directors commenced on October 1, 2022.

Research and development expenses

Our research and development expenses primarily consist of expenses related to the development of AI and machine learning tools for our platform. These costs increased by $50,000, or 50%, from $100,000 for the year ended September 30, 2023, to $150,000 for the year ended September 30, 2024, representing 10.4% and 6.4% of our revenue for the respective years. This increase reflects our strategic focus on innovation to strengthen our platform’s capabilities as a robust financial research tool for our subscribers. We remain committed to further expanding our investment in AI-related features to deliver enhanced functionality and value to our Users.

Loss before income taxes

We had loss before income taxes of $939,436 and $295,747 for the years ended September 30, 2024 and 2023, respectively. The loss was primarily attributable to the increase in selling expenses, general and administrative expenses and the decrease in gross profit.

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Provision for income taxes

We had no provision for income taxes for the years ended September 30, 2024 and 2023 as we had no assessable profits for both years.

Net loss and comprehensive loss

We had a net loss and comprehensive loss of $939,436 and $295,747 for the years ended September 30, 2024 and 2023, respectively. The loss was primarily attributable to the increase in selling expenses, general and administrative expenses and the decrease in gross profit. The discussion regarding the increase in selling expenses, general and administrative expenses and the decrease in gross profit are discussed in the sections above.

Cash Flows

For the Years Ended September 30, 2024 and 2023

The following table sets forth a summary of our cash flows for the years indicated:

	For the Years Ended September 30,
	2024	2023
Net cash provided by (used in) operating activities	$(853,380)	$205,103
Net cash used in investing activities	-	-
Net cash provided by (used in) financing activities	1,313,097	(367,256)
Net decrease in cash	459,717	(162,153)
Cash, beginning of the year	98,106	260,259
Cash, end of the year	$557,823	$98,106

Operating Activities

Net cash used in operating activities was $853,380 for the year ended September 30, 2024, as compared to net cash provided by operating activities of $205,103 for the year ended September 30, 2023. The increase in net cash used in operating activities was mainly attributable to the following factors:

●	Net loss of $939,436 for the year ended September 30, 2024, compared to net loss of $295,747 for the year ended September 30, 2023;

●	Services in exchange for shares incurred $222,919 for the year ended September 30, 2024, compared to $434,895 for the year ended September 30, 2023;

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Offset by:

●	Prepaid expenses increased by $6,526 for the year ended September 30, 2024, compared to an increase of $12,760 for the year ended September 30, 2023;

●	Deferred revenue decreased by $23,363 for the year ended September 30, 2024, compared to a decrease of $50,576 for the year ended September 30, 2023.

Investing Activities

We had no cash provided by or used in investing activities for the years ended September 30, 2024 and 2023.

Financing Activities

Net cash provided by financing activities was $1,313,097 for the year ended September 30, 2024, as compared to net cash used in financing activities of $367,256 for the year ended September 30, 2023.

The increase in net cash provided by financing activities for the year ended September 30, 2024, was primarily due to net proceeds of $1,505,662 from the share issuance through two non-brokered private placements, and advances from related parties of $164,719, offset by deferred offering costs increased of $139,017, and the payment of $218,267 to acquire non-controlling interest. During the year ended September 30, 2023, we made payment of $283,295 to acquire non-controlling interest and paid $71,194 in dividends to shareholders.

Liquidity and Capital Resources

Overview

Our primary capital management strategy is to preserve sufficient capital to continue providing benefits to our stakeholders and adequate investment returns to our shareholders by selling our products at prices commensurate with our operating risks.

We determine the total amount of capital required to be consistent with risk levels. This capital structure is adjusted on a timely basis depending on changes in the economic environment and risks of the underlying assets. We are not subject to any externally imposed capital requirements.

Working Capital

As of December 31, 2024, our current assets totaled $554,151, which included cash of $393,711, prepaid expenses of $14,655, and deferred offering costs of $145,785. Our current liabilities amounted to $725,852, which consisted of trade payables and accrued liabilities of $65,170, amounts due to related parties of $292,624, and deferred revenue of $368,058. This resulted in negative working capital of $171,701. No dividends were declared or paid to shareholders for the three months ended December 31, 2024.

As of September 30, 2024, our current assets totaled $716,126, which included cash of $557,823, prepaid expenses of $19,286, and deferred offering costs of $139,017. Our current liabilities amounted to $603,361, which consisted of trade payables and accrued liabilities of $31,332, amounts due to related parties of $191,952, and deferred revenue of $380,077. This resulted in positive working capital of $112,765. No dividends were declared or paid to shareholders for the year ended September 30, 2024. We entered into employment agreements with several executive officers and non-independent director agreements with our  appointed directors between April and August 2024. If these agreements had commenced on October 1, 2022, the working capital would have been reduced by $275,599.

Our primary source of cash is currently generated from our business. We estimate that we will be able to conduct our planned operations using currently available capital resources for at least the next 12 months. However, in order to meet our growth expectations, we will need to raise funds beyond our current working capital balance in order to finance future development of services and meet any debt obligations until such time as future profitable revenues are achieved. We will seek to fund our operations through public offerings, including this offering. While facing uncertainties regarding the size and timing of capital raise, we are confident that we can continue to meet operational needs by utilizing cash flows generated from our operating activities.

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Capital Expenditures

There were no capital expenditures for the period ended December 31, 2024, or the year ended September 30, 2024.

Contractual Obligations

As of December 31, 2024, our contractual obligations consist of the following:

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Deferred revenue	$368,058	368,058	–	–	$–
Total	$368,058	368,058	–	–	$–

As of September 30, 2024, our contractual obligations consist of the following:

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Deferred revenue	$380,077	380,077	–	–	$–
Total	$380,077	380,077	–	–	$–

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources for the three months ended December 31, 2024 and 2023, and the years ended September 30, 2024 and 2023.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, contingent assets and liabilities, each as of the date of the financial statements, and revenues and expenses during the periods presented. On an ongoing basis, management evaluates their estimates and assumptions, and the effects of any such revisions are reflected in the financial statements in the period in which they are determined to be necessary. Management bases their estimates on historical experience and on various other factors that they believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual outcomes could differ materially from those estimates in a manner that could have a material effect on our consolidated financial statements.

While our significant accounting policies are more fully described in Note 2 – Summary of Significant Accounting Policies to our consolidated financial statements, we believe that there were no critical accounting policies and estimates that affect the preparation of financial statements.

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BUSINESS

Overview

We are an emerging financial technology platform company that offers proprietary research analytics, data and tools for both institutional and retail equity traders through our flagship platform, SentimenTrader.com. By integrating advanced technologies, including AI tools, with the critical thinking and analytical abilities of our team of evidenced-based trading veterans, we aim to provide our Users with a powerful combination of technology and expertise, enabling them to make informed decisions to level-up their trading in the markets.

Our platform is powered by an advanced data collection system that operates utilizing API calls and web scraping, fetching raw data 24/7 from a wide array of authoritative sources, including industry leaders like Bloomberg, Chicago Board Options Exchange, Consensus, Commodity Futures Trading Commission, End of Day Historical Data and Intercontinental Exchange. This automated process allows us to remain abreast of the latest market trends, trading volumes, and essential financial indicators.

Starting with the continuous collection of data, our algorithms categorize and refine information into proprietary indicators which our Users can choose to use to develop or enhance their trading strategies. Additionally, our analysts apply their expertise to this data across various financial instruments, generating detailed reports for our Users’ consumption.

The integration of our technology, especially in stock index analysis, leverages advanced machine learning to refine and enhance signal detection continually. This synergy culminates in delivering User-centric tools and solutions, providing our Users with access to analytics and insights, and a foundation for all our AI-driven tools and services. This approach not only offers timely and accurate data directly to our Users but also fosters trust and transparency, minimizing User reliance on third-party sources in their development of trading strategies.

Our platform currently provides coverage of U.S. equity and option securities, evaluating the equities and options markets and conducting assessments through our analysts and technology daily. SentimenTrader utilizes technical indicators of market sentiment (meaning our proprietary gauge of the overall attitude of investors towards a particular market or security) as the cornerstone for our analyses and integrates technological advancements and the potential of deep learning techniques to analyze the market and facilitate our Users’ creation of trade ideas, strategies, and models. We intend to target a wider audience than our current User base by broadening the scope and variety of our products, expanding the types of securities our platform covers, and broadening our coverage to include more markets and exchanges.

Our Industry and Market Opportunity

According to The Business Research Company, the global financial service market was worth $31.1 trillion in 2023 and will grow to $33.5 billion in 2024 at a compound annual growth rate (or CAGR) of 7.7%. The global fintech market was valued at $294.74 billion in 2023 and is projected to be worth $340.1 billion in 2024 and reach $1,152 billion by 2032, exhibiting a CAGR of 16.5% during the forecast period (2024-2032), according to Fortune Business Insights. North America dominated the global market with a share of 34.05% in 2023. The sector’s expansion provides us with an excellent opportunity to strategically leverage this growth. By offering advanced research analytics and tools tailored to meet the dynamic requirements of traders, we can be effectively positioned as a pivotal resource in the trading community.

Additionally, according to the AI in FinTech Global Market Report 2023 by the Business Research Company, AI use in the global fintech market showcased remarkable growth in 2023, expanding from $9.15 billion in 2022 to $11.59 billion, recording an impressive CAGR of 26.8%, and the market anticipates continued expansion with projections pointing towards reaching $31.71 billion by 2027 at a robust CAGR of 28.6%. The increasing adoption of AI in fintech has led to our integration of AI tools, providing Users with cutting-edge capabilities for more informed decision-making.

The global Self-Directed Investors Market, valued at $98.9 billion in 2023, and according to Business Research Insights, it is projected to reach $140.8 billion by 2032, growing at a CAGR of 4.52%. Growth has been fueled by COVID-19-driven financial literacy, commission-free trading, and the rise of socially responsible investing (SRI). Key segments include Paid Financial Advisory and Fully Self-directed Investment, catering to HNW clients under and above 35 years. North America leads due to advanced platforms and high financial literacy, followed by Europe and Asia, where technology adoption is driving growth. Furthermore, innovation in AI and data analytics has enabled self-directed investors to rely on concrete data to inform their investment decisions. This trend is expected to grow the market because technology is enhancing the ability of investors to control and manage their portfolios.

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According to Sigma Research, The U.S. equity markets are the largest in the world and continue to be among the deepest, most liquid and most efficient, representing 44.9% of the $109.0 trillion global equity market cap in 2023, or $49.0 trillion, which is 3.9x the next largest market, the European Union. The U.S. share of the global equity market cap has averaged 39.1% over the last 10 years, troughing at 36.6% in 2015 and peaking at 44.9% in 2023. Global futures and options trading volume hit a record 137 billion contracts in 2023, up 64% compared with 84 billion contracts in 2022. 2023 was the sixth consecutive year of record-setting trading activity in the global listed derivatives markets, and North America is the second largest region in terms of trading volume, according to a Financial Industry Association report published on January 19, 2024.

In 2022, the stock market faced significant setbacks resulting from the global COVID-19 pandemic, associated economic concerns, and significant inflation. Even under these conditions, these volatile conditions still spurred the rise of individual investors eager to capitalize on market entry points. Notably, the volume of derivatives trading, particularly options, maintained an upward trajectory. With the economy continuing to recover and stock markets reaching new highs in 2024, we are well-placed and embrace the opportunities that lie ahead in 2025, to serve the expanding retail investor market, particularly in the U.S., where we have a substantial client base and significant global interest in U.S. equities and options. We plan to continue capitalizing on this rise of individual investors by focusing on our strategy to broaden market reach, which includes cross-selling services and incorporating complementary tools that align with our service offerings. Our aim is to deepen our subscriber base in the U.S. and attract a diverse international audience within the self-directed investing market segment.

Our Flagship Product – SentimenTrader.com

Founded by Jason Goepfert in January 2003, Sundial Capital Research Inc. is a financial technology platform providing insights into market sentiment through a variety of tools, reports, and strategies, and it has made significant strides in the financial sector. Leveraging Jason’s extensive experience in financial markets and the brokerage business, Sundial has operated the website SentimenTrader.com since 2003, and the platform has become well renowned for its comprehensive market sentiment indicators and models for elite traders and money managers.

Since 2015, we reconstructed the firm’s data infrastructure from the ground up, marking Sundial’s transition into a technology-centric research entity. This transformation has significantly enhanced SentimenTrader’s technology and functions.

Over the past decade, SentimenTrader has distinguished itself as a leading and influential financial research platform. Leveraging vast amounts of historical and current data, it offers advanced market indicators and analysis to our Users. SentimenTrader is particularly acclaimed for its innovative proprietary research methods, such as the Smart Money Confidence Indicator, which monitors institutional investors’ buying and selling activities, and the Market Sentiment Optimism Indexes (Optix), that measure the current level of market sentiment against its recent range. These features have solidified SentimenTrader’s reputation as a cornerstone for sophisticated market insights, making it an indispensable tool for understanding market dynamics.

Market sentiment encompasses the general feeling or tone of a market or a particular security based on various indicators and market activities. It is an amalgamation of investor attitudes, opinions, and expectations, and plays a crucial role in influencing market movements. The market can be influenced by a spectrum of factors including economic data, geopolitical events and market trends, which makes market sentiments important considerations when making trade decisions. SentimenTrader’s expertise lies in transforming the concepts and factors that influence market sentiment through our research, data and tools into actionable strategies for our Users.

Our SentimenTrader platform provides insight into market sentiments through its tools, reports, and data collection. The market sentiments are generally identified and analyzed through our proprietary indicators developed by our analysts, such as our Smart Money Confidence Indicator and Optix.

Our research reports are written by our team of veteran Wall Street analysts—notably Dean Christians, Jason Goepfert and Jay Kaeppel—and are sent to our Users via e-mail on a daily and weekly basis. Our research reports aim to analyze the current market sentiment through the use of human intuition and years of expertise. Our analysts will typically provide a thesis regarding the market sentiment of how a particular market will move in the future and a supporting argument in each report. Analysts also use graphs and charts created on the SentimenTrader platform as visual explanation in support of their theses. The research reports encompass a range of topics such as U.S. equities, indexes, options, commodities, government and corporate bonds.

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Our research team has consistently made headlines in renowned publications like The Economist, CNBC, Forbes, The Wall Street Journal, CBS News, Barrons and The New York Times, and is currently led by Dean Christians, a seasoned Wall Street trader with over two decades of expertise in financial market analysis. Dean’s proficiency in data and quantitative research, including his development of the Tactical Composite Trend Model (TCTM), has been pivotal in shaping our team’s approach. We pride ourselves on delivering meticulously tested, data-driven insights that span both macro and micro market aspects, satisfying the diverse needs of long-term investors and day traders. Our commitment to high-quality research and innovation, coupled with Dean’s deep domain expertise, positions us to explore and seize new opportunities in the financial industry and foster sustained growth and client satisfaction across global markets.

SentimenTrader offers a broad range of subscription-based services to its Users in addition to research and analysis offerings. These services include access to exclusive sentiment data, models, and proprietary tools designed to empower Users with an edge in the financial markets. Through word-of-mouth growth marketing initiatives, SentimenTrader has fostered a dedicated following of over 25,000 Users and has attracted a quarter of a million social media followers. This dedicated audience includes Users and other industry participants who have come to value the website as a trusted and reliable source of valuable financial insights. Upon subscribing to SentimenTrader, Users can access our research, along with our tools such as indicators and indexes, through the SentimenTrader website and will begin receiving research reports via email according to their selected preferences. We strive to offer a platform where human analytical abilities and technology enhance each other, providing our Users with advanced research analytics, tools and data to aid in their trading.

Product Offerings within SentimenTrader

We currently offer 7 total products through SentimenTrader to our Users. We segregate our products into three categories: (1) Data & Technology, which consists of DataEdge API, BackTest Engine and Indicators & Charts; (2) Research Reports, which consists of Report Solutions and our Report Library; and (3) Actionable Strategy, which consists of Smart Stock Scanner and Index Trading Strategies.

Data & Technology

Our Data & Technology services aim to offer market insights to our Users through advanced tools that are accessible by Users who subscribe to the essentials package and higher subscription tiers. Our Users are able to access features such as DataEdge API, Indicators & Charts and Backtest Engine, allowing our Users to review our analyses of market sentiment in detail. We provide Users with tools for chart indicators, proprietary models and strategies which our Users customize and amend according to their needs and then are able to backtest with our Backtest Engine.

DataEdge API

DataEdge API, allows our institutional Users to access raw (i.e., unprocessed, and non-personalized) data sets that include extensive sentiment, seasonality and quantitative trading research and analytics databases. DataEdge API empowers hedge funds, proprietary trading groups, investment advisory firms, and systematic traders to integrate SentimenTrader data into their chosen software platform and programming language.

Indicators & Charts

Our team is constantly exploring new data series to provide valuable insights to our Users. Our Indicators & Charts platform comprises over 3,000 sentiment, breadth, and seasonality indicators and charts. This includes proprietary metrics such as the Smart Money/Dumb Money Confidence Indicator and Optix which are exclusive to our platform, as well as other indicators like short-term and immediate-term risk levels, short-term extreme model, and indexes of other derivatives. These tools allow Users to review sentiment analyses and gain data-driven insights into most market conditions to aid with Users’ development of their own trading strategies.

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Backtest Engine

Backtesting is the process of evaluating strategies by using historical data to simulate how a given strategy would have performed historically. Previously, backtesting would require traders to learn to code their own program to simulate and evaluate their strategy. Our proprietary Backtest Engine allows Users to easily set-up and test their trading ideas without the need of programming. Key features of Backtest Engine include easy access through the SentimenTrader website, a one-click scan feature for new signals, access to our analysts’ favorite backtests, and several customization options, all designed to provide a data-driven and quantitative approach for Users to evaluate their strategies and investment decisions in a historical context. Backtest Engine, along with our market research application, Indicators & Charts, features a User-friendly design and an extensive library of over 3,000 SentimenTrader indicators.

Research Reports

Reports and articles under our analysis category cover the U.S. equities markets and are generated by our in-house researchers and analysts, who act in their respective independent roles. Our analysts gather their market data from various sources, including Bloomberg, Chicago Board Options Exchange, Consensus, and the Commodities Futures Trading Commission. In constructing their analysis, our analysts rely on the tools on the SentimenTrader platform. For example, our analysts can include the relevant indicators and charts supporting the theses in their reports and articles or make comparisons to previous trading data with market data obtained from the various sources. The reports are sent to our Users daily and weekly. Our typical ‘open rate’ and ‘clickthrough’ rate are 40-65% and 2-20% respectively. Users who are subscribed to any of our subscription tiers are allowed access to our report library which allows them to view past reports. We currently publish four research reports on a regular basis:

SentimentEdge Report

The SentimentEdge Report presents unbiased sentiment analysis and trading insights from our analyst, Jason Goepfert. Mr. Goepfert has over 20 years’ experience in sentiment and market analysis and focuses on data-driven research, often looking at data derived from the Sentimentrader platform such as seasonality of historical trading data, key indicators (such as Smart Money/Dumb Money Confidence Indicator), indexes, and making comparisons between indexes to find market correlations. Users are able to access Mr. Goepfert’s evidence-based marketing analysis, derived from his data-driven approach, either through our SentimenTrader platform or the daily e-mail distributing the SentimentEdge Report.

Kaeppel’s Corner

Kaeppel’s Corner offers quantitative analysis and trading insights by experienced analyst Jay Kaeppel, a Senior Research Analyst with over 15 years of experience who is a widely recognized financial author and educator who has made significant contributions to various instruments and publications. Mr. Kaeppel’s report focuses on a range of sectors that consist of commodities, indexes and government and corporate bonds. Mr. Kaeppel also educates our Users via daily emails covering indicator-based analysis that our Users can simulate themselves.

ModelEdge Report

The ModelEdge Report delivers market research insights and model-based hypothetical trade analysis from former Wall Street trader Dean Christians. Mr. Chistian’s research takes an evidence-based approach, focusing on a macroeconomic perspective on movements in equities markets and indexes. The ModelEdge Report is available daily on our SentimenTrader platform and is distributed to our Users via e-mail.

TradingEdge Weekly

The TradingEdge Weekly report aims to provide a market overview for the past week, taking references from our other daily research report emails and diving deeper into the important topics or ideas that our analysts feel are most important for our Users to take away. The TradingEdge Weekly is delivered to our Users every Friday via e-mail.

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Actionable Strategy

Smart Stock Scanner is a product that is used to improve the efficiency of stock and exchange traded fund investment decisions. The product scans ETFs and stocks in the S&P 1500, and utilizing AI, our platform can analyze and learn from historical data, taking into account a User’s previously selected signals that align with market trends. In addition to ETFs and stocks in the S&P 1500, our Smart Stock Scanner scans thousands of indicators that demonstrate a higher average win rate that day immediately after the market closes. It then ranks the signals that most align with current market conditions based upon historical market data, allowing Smart Stock Scanner to assess which dataset is most closely correlated to observed market conditions. These results are then integrated into the AI system.

Although we do not provide Users with direct access to AI analytics, Users can choose to access key metrics that are derived from our AI analytics, including win rates based on historical backtested data, hypothetical returns, and which signals were selected used to produce the analysis. Our Smart Stock Scanner is used in statistical analysis and analyzing and filtering stocks that meet pre-set requirements selected by our analysts. Our SentimenTrader platform presents historically analyzed trade strategies, models, and other market analyses, empowering Users to gain a deeper understanding of market trends, select signals that align with their criteria, and leverage our AI as they choose to enhance their decision-making process. This information encompasses backtested results for the top 100 stocks, simulating key trading parameters like win rate, stop loss, profit target, optimal market entry times, and cash allocation.

As part of our Actionable Strategy category, we also provide a suite of Macro Index Trading Strategies, encompassing 21 distinct investment models designed around various market conditions. These Macro Index Trading Strategies allow our Users to review baseline models designed for varying market conditions and use these models as they see fit to adapt into their own strategies.

Our User Journey

We send daily and weekly emails to our subscribed Users, aiming to educate them on market sentiments and nurture their trading ideas. Utilizing Mailchimp, we directly distribute our analysts’ research reports, providing timely insights to better inform Users on aspects of the market and connect effectively with our User base. Users can then use the selection of tools on our platform to simulate or validate their ideas by, for example, using Indicator & Charts to contrast their chosen trading strategy against the past performance of our analyst-chosen indicators or simulate their trade ideas using past historical data through our Backtest Engine. Our suite of tools, when combined with the market observations produced by our analysts, allow our Users to develop their own actionable strategies which they can simulate and analyze with the use of advanced technology to sharpen their strategies, generate further ideas of their own, and otherwise explore further in their trading journey.

Subscriptions

We offer free and paid subscription packages to use the SentimenTrader platform. We bundle our products into three categories: the Research Report, which is priced from $59 per month or $590 annually, and allows access to SentimentEdge Report, Kaeppel’s Corner and ModelEdge Report; the Essentials, priced at $99 per month or $990 annually, which allows access to all of the products from the Report as well as our services that include Indicators & Charts, Backtest Engine, and Macro Index Strategies; and the Essentials Plus, which is priced from $139 per month or $1,390 annually, which provides access to all features of the Essentials and our AI suite of products.

DataEdge API is currently sold to enterprises on a separate annual subscription basis. Enterprise versions are more fit for institutional investors or investment advisory firms, which allows them access to raw data sets, customization of data feeds, and all our features, as well as JSON data set delivery format that aims to seamlessly integrate our data with their selected platform.

For subscription management and payment processing, we utilize Recurly to handle recurring payments, providing us with detailed insights into subscription metrics across various periods, whether monthly, quarterly, or annually. Furthermore, we accommodate a range of payment preferences by integrating additional gateways such as PayPal and Stripe that allows us to accept payment via major credit card issuers.

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Our Users

Users of our platforms are typically segregated into two segments: paid corporate and individuals and enterprises. We are not dependent on any key Users, nor do we supply our software to any government agencies.

Our Users include:

●	Retail Traders: Individual traders and investors, both beginners and experienced traders, who use charting platforms for chart analysis, technical analysis, and to help them create ideas for their trades and investments.

●	Active Traders: Day traders, swing traders, and other active participants in the financial markets who rely on real-time data, advanced charting tools, and technical indicators to make informed trading decisions.

●	Technical Analysts: Professionals who specialize in technical analysis of price charts and patterns to predict future price movements and identify potential trading opportunities.

●	Investors: Long-term investors who use the platform to analyze market trends, perform fundamental analysis, and monitor their investment portfolios.

●	Financial Professionals: Financial advisors, portfolio managers, and professionals in the financial industry who utilize charts and tools to assist their clients and manage investment portfolios.

●	Educators: Traders and analysts who offer educational content and training related to trading strategies, technical analysis, and investing concepts.

●	Researchers: Academic researchers and analysts who study market behavior, trading patterns, and other financial phenomena for the purpose of generating insights and advancing the field of finance.

●	Fintech Companies: Startups and established Fintech companies that integrate charts and data into their platforms to provide their Users with advanced trading and analysis capabilities.

●	Media Outlets: Financial news websites, blogs, and media organizations that provide visual representations of market trends and analysis in their content.

●	Hobbyists: Enthusiasts who have an interest in finance and trading.

Sales, Marketing and Users Acquisition

Our success hinges on the expansion of our subscribed User base, and we actively diversify our User acquisition channels by promoting our financial services sector-focused offerings on social media platforms. We cast a wide net through social media marketing, targeted ads, and our email list, engaging viewers who are most active in these arenas. Our strategies have yielded positive results, particularly through social media ads and word of mouth. To further enhance our reach, we are exploring additional avenues such as implementing referral codes and utilizing affiliate links to expand our distribution lines. This, coupled with the expansion of our suite of services to encompass a wider audience, reflects our commitment to not only relying on proven marketing strategies like complimentary newsletters and collaborations with marketing firms but also innovating our approach to User acquisition and engagement.

In 2025, we anticipate collaborating with third-party promotion companies as part of our marketing initiatives, aiming to tap into their established networks, access new audiences, and leverage their promotional capabilities to effectively market our products.

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Our Mission and Technology.

Our mission is to establish ourselves as a preeminent fintech information company dedicated to the development of smart platforms tailored to empower the investing community with advanced financial analytics which our Users can utilize to create or improve their trading strategies.

Technology is key to the fulfillment of our mission by achieving efficiency for our business, improving the User experience and enabling innovation. We rely on both in-house and outsourced technology team to build our technology platform and develop new products. Together with our outsourced team, we currently have nine dedicated professionals in the technology department.

Our platform is engineered with a tech stack that supports scalability and promotes data integrity, incorporating a multitude of data sources to comprehensively analyze, examine and interpret the complex data received from our data sources. Our platform integrates three cloud service models: Software-as-a-Service (SaaS), platform-as-a-service (PaaS), infrastructure-as-a-service (IaaS). We currently use industry leading service providers for our customer relationship management, email delivery, subscription billing, data warehouse and data center.

Our platform and analysts utilize data provided by Bloomberg, Chicago Board Options Exchange, Consensus, Commodity Futures Trading Commission, End of Day Historical Data and Intercontinental Exchange. This data facilitates our analysts’ generation of their research theses which are shared via e-mails with our subscription list or Users through Mailchimp.

While our analysts aim to provide quantitative pieces to our Users, our platform’s programs will also process the data in their respective section, such as analyzing smart money/dumb money confidence or assessing sentiment for a variety of products including equities, commodities, bonds and foreign currencies, ranking them in terms of pessimism or optimism to show the sentiment in the market.

Our platform is hosted with Amazon AWS and Heroku. We believe the infrastructure is highly scalable and will allow us to serve our Users’ needs. We also rely on data redundancy solutions, such as Cloudflare, to promote data integrity and apply security measures in our technology to mitigate potential vulnerabilities.

Competitive Landscape

We operate in a highly competitive industry and many of our competitors are larger, more experienced, and better funded than we are. As the markets within our operational scope continue to mature and novel technologies and competitors make their foray, we anticipate an escalation in competitive forces. Our competitive arena encompasses several distinct categories, namely:

●	Online Platforms - These are comprehensive websites or applications that offer a range of investment tools, research, real-time data, and analytics. They often include interactive charts, live feeds, and community forums. Examples include Bloomberg Terminal, Reuters Eikon, and TradingView.

●	Conventional Publishers of Financial News - Traditional outlets that have been providing financial news, analysis, and market updates. They may offer digital content through websites and mobile apps as well as print publications. Examples include The Wall Street Journal, Financial Times, and Barron’s.

●	Web-based Subscription Models - These services offer premium content such as exclusive market analysis or stock picks on a subscription basis, typically through a website. Examples include Motley Fool, Seeking Alpha, and Morningstar.

●	Providers of Institutional Financial Software - Companies that offer robust and often customizable software solutions designed for use by financial institutions like banks, hedge funds, and asset managers. These solutions typically include advanced analytics, portfolio management, risk assessment, and compliance tools. Examples include FactSet, BlackRock’s Aladdin, and MSCI’s risk and portfolio management services.

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●	Economical, individual-focused newsletter subscription services - These are more affordable subscription services targeted at individual investors, providing newsletters with market insights, analysis, and investment tips. Examples include Stansberry Research, Cramer’s Action Alerts Plus, and Investor’s Business Daily.

●	Online tools designed to aid investment activities - These are tools that offer assistance with investment decisions, such as stock screeners, technical analysis software, or algorithm-based trading recommendations. They are designed for both novice and experienced investors. Examples include Finviz for stock screening, MetaStock for technical analysis, and Betterment for automated investing.

Our Competitive Advantages

Despite the competitive nature of the industry and the relatively small size of our company, we believe we have a competitive advantage alongside with our growth strategy, and we believe that we are able to capture a good market share through the following:

●	Experienced and Incentivized Management Team: Our team is comprised of seasoned professionals with years of experience in the equities, options, indexes, bond and commodities markets. They have the experience to work diligently towards the success of Users and the platform as a whole.

●	Competitive Position with Differentiated Business Model: The business model is designed to be both human-driven and AI-assisted as we constantly upgrade our system and features.

●	Deep Research & Development Experience with over 10 years of Backtesting Experience: Our analyst team has spent over a decade researching and developing products designed to help Users succeed in the market. They have also extensively backtested these products, constantly improving their effectiveness.

●	Continuous Innovation: We are committed to staying at the forefront of the fintech industry and is constantly innovating to compete within our market.

●	Multiple Avenues to Drive Strong Long-Term Growth: We have multiple strategies in place to foster the long-term growth and success of the platform. Our long-term growth strategy prioritizes personalized User experiences, continuous innovation, and strategic market expansion. We aim to establish a cutting-edge and competitive position in the market by focusing on tailored product development, forming strategic partnerships, and emphasizing robust data security and privacy measures to further enhance User trust and loyalty, promoting sustainable growth.

●	Innovative Sentiment Trading Expertise: Our competitive edge lies in our ability to harness the power of market sentiment. Unlike traditional trading strategies, sentiment trading leverages human emotions and behavior to anticipate market movements, and, unlike our competitors, we provide a comprehensive view of market sentiment as opposed to sentiment analysis of particular stocks or companies. Our platform’s novel blend of technology-driven analysis and human intuition allows us to decode market sentiment more accurately, giving our Users a significant advantage in making well-informed decisions.

●	Intuitive User Experience (UX) and User-Friendly Interface (UI): One of our core competitive advantages lies in our commitment to delivering an exceptional User experience. Our platform boasts an intuitive User interface that is carefully designed to simplify the trading journey for both novice and experienced traders. The User-friendly design streamlines navigation, ensuring that Users can seamlessly access powerful analytic tools without the need for extensive technical knowledge.

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Our Strategy

While this market is highly competitive, we believe in our competitive advantages. We are focusing on the following strategies to further expand our horizons and fuel further growth:

●	Geographic and industry vertical expansion of our operations and services: We will focus on improving our technology, deepening relationships with key Users, broadening our services, and expanding our geographical presence, including integrating access to other derivative instruments and other alternative markets.

●	Attract more Users: We acquire new Users through an omni-channel marketing strategy that includes ads, email and subscriber lists, social media and affiliate networking. We market in these channels through free and paid content.

●	Expansion into New Technology and Markets: Our focus has largely been on U.S. equities. One of our key strategies and focus is to expand on our offerings, such as other derivative instruments or international markets expansion to build out a comprehensive suite of investment research products and solutions for our Users.

●	Continue to invest in research and development: We’re committed to further developing our presence within the financial sector by researching new technologies, deepening our domain expertise and developing specific solutions for target industry verticals, including collectibles, crypto, warrants and other derivatives. This will enable us to better cater to tailored requirements of our Users. Our focus remains on crafting solutions that make the most of our industry insights and research capabilities. By merging our proprietary applications with our services, we are dedicated to delivering optimal solutions that precisely meet the needs of our Users.

●

Capture new growth opportunities through strategic alliances and acquisitions: We were formed via strategic acquisitions, and this will remain a focus of ours. While we are not presently a party to any agreements with respect to any acquisitions or similar events, we will continue to:

● Selectively pursue alliances and acquisitions in order to enhance our industry-specific technology, service delivery capabilities and User base;

● identify and assess opportunities to enhance our abilities to serve our Users, and

● focus on enhancing our technology capabilities, deepening our relationships with key financial industry participants, expanding our portfolio of service offerings and expanding our operations geographically.

Growth By Acquisition

A key element of our growth strategy will be to leverage our position as a public company to deploy a growth by acquisition strategy, focusing on the integration of complementary fintech companies. This strategy is pivotal in our vision to enhance our revenue growth over time. By incorporating these fintech entities into our ecosystem, we aim to expand our suite of tools available to our Users, providing a more comprehensive range of data, research and tools. The rationale behind this strategy is twofold. Firstly, it allows for rapid expansion into new markets and segments, leveraging the existing User base and technological advancements of the acquired companies. Secondly, it facilitates the diversification of our product portfolio to capture a wider range of audiences as well as opening possibilities for cross selling among different platform Users.

We will continue to invest in our organizational infrastructure with the goal of supporting both our organic and inorganic growth objectives. We believe this dual approach of nurturing existing relationships while expanding through strategic acquisitions will position us strongly in the global financial market, capturing synergies and driving efficiencies for the benefit of all our Users.

At present, we have no agreements or understandings, nor have we engaged in any material discussions, with any potential target companies.

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Intellectual Property

We rely on a combination of trademark and copyright laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, which are primarily our brand names, product coding and marks.

We have submitted the 14 trademark applications as follows:

Mark	Country of Registration	Application Number	Class/Description	Status
	United States	98449608	Class 9, Class 35, Class 36, Class 42	Pending
	United States	98449994	Class 9, Class 35, Class 36, Class 42	Pending
	United States	98450258	Class 9, Class 35, Class 36, Class 42	Pending
	United States	98436868	Class 9, Class 35, Class 36, Class 42	Pending
	United States	98436719	Class 9, Class 35, Class 36, Class 42	Pending
	United States	98436557	Class 9, Class 35, Class 36, Class 42	Pending
SENTIMENTRADER ANALYSIS OVER EMOTION	United States	98434001	Class 9, Class 35, Class 36, Class 42	Pending
SENTIMENTRADER	United States	98433886	Class 9, Class 35, Class 36, Class 42	Pending
AETHER A NEW LEVEL OF TRADING	United States	98434096	Class 9, Class 35, Class 36, Class 42	Pending
SentimentEdge Report	United States	98432515	Class 9, Class 35, Class 36, Class 42	Pending
ModelEdge Report	United States	98432578	Class 9, Class 35, Class 36, Class 42	Pending
IndicatorEdge	United States	98432605	Class 9, Class 35, Class 36, Class 42	Pending
DataEdge	United States	98432662	Class 9, Class 35, Class 36, Class 42	Pending
BackTestEdge	United States	98433692	Class 9, Class 35, Class 36, Class 42	Pending

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Employee and Human Capital

As of the date of this prospectus, we had a total of twelve employees, eleven of which are full-time employees, and one of which is a part-time employee.

As of the date of this prospectus, most of our employees work remotely. Our management team places a significant focus and attention on matters concerning our human capital assets, particularly on the specific industry and technical knowledge required to publish our research and continue to improve upon the technology of our applications.

We believe we offer our staff competitive compensation packages and an environment that encourages creativity and productivity, and as a result, have generally been able to attract and retain qualified personnel. Our staff are not represented by a labor organization or covered by a collective bargaining agreement. We believe we maintain a good working relationship with our staff and to date, we have not experienced any labor disputes.

Government Regulation

We are subject to a variety of domestic and foreign laws and regulations in the U.S. and abroad involving matters that are important to (or may otherwise impact) our platform, such as broadband internet access, online commerce, privacy and data security, advertising, intermediary liability, consumer protection, taxation, worker classification and securities compliance. These domestic and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are continually evolving and can be subject to significant change. As a result, the application, interpretation and enforcement of these laws and regulations (and any amended, proposed or new laws and regulations) are often uncertain, particularly in the Internet industry, and may vary from jurisdiction to jurisdiction and over time, which could result in conflicts with our current policies and practices.

Because we conduct substantially all of our business on the Internet, we are particularly sensitive to laws and regulations that could adversely impact the popularity or growth in use of the Internet and/or online products and services generally, restrict or otherwise unfavorably impact whether or how we may provide our products and services, regulate the practices of third parties upon which we rely to provide our products and services and/or undermine an open and neutrally administered Internet access. For example, in December 2017, the U.S. Federal Communications Commission (the “FCC”) adopted the Restoring Internet Freedom Order. This order, which was released in January 2018 and took effect in June 2018, reversed net neutrality protections in the United States that had been in place since 2015, including the repeal of specific rules against blocking, throttling or “paid prioritization” of content or services by Internet service providers. Also, Section 230 of the Communications Decency Act of 1996 (“Section 230”), which generally provides immunity for website publishers from liability for third party content appearing on their platforms and the good faith removal of third party content from their platforms that they may deem obscene or offensive (even if constitutionally protected speech), since its adoption has been (and continues to be) subject to a number of challenges. The immunities conferred by Section 230 could also be narrowed or eliminated through amendment, regulatory action or judicial interpretation. In 2018, the U.S. Congress amended Section 230 to remove certain immunities and most recently, in 2020, various members of the U.S. Congress introduced bills to further limit Section 230, and a petition was filed by a Department of Commerce entity with the Federal Communications Commission to commence a rulemaking to further limit Section 230. Any future adverse changes to Section 230 could result in additional compliance costs for us and/or exposure for additional liabilities.

The California Consumer Privacy Act (the “CCPA”), which went into effect on January 1, 2020, provides consumers the right to know what personal data companies collect, how it is used, and the right to access, delete, and opt out of the sale of their personal information to third parties. It also expands the definition of personal information and gives consumers increased privacy rights and protections for that information. The CCPA also includes special requirements for California consumers under the age of 16. In addition, the European Union and United Kingdom have adopted the General Data Protection Regulation (the “GDPR”), which likewise impose significant data protection obligations on enterprises, including limitations on data uses and constraints on certain uses of sensitive data. Effective January 1, 2023, we also become subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the California Consumer Privacy Act, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, we also became subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2023, we also became subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data.

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As a provider of subscription-based products and services, we are also impacted by laws or regulations affecting whether and how we may periodically charge Users for subscription renewals. For example, the European Union Payment Services Directive, which became effective in 2018, could impact the ability of our platform to process auto-renewal payments for, as well as offer promotional or differentiated pricing to, Users who reside in the European Union. Similar laws exist in the U.S., including the federal Restore Online Shoppers Confidence Act and various U.S. state laws, and legislative and regulatory enactments or amendments are under consideration in a number of U.S. states.

We are also subject to laws, rules and regulations governing the marketing and advertising activities of our platform conducted by or through email, mobile digital devices and the Internet, including the CAN-SPAM act and similar state laws, rules and regulations, as well as local laws, rules and regulations and relevant agency guidelines governing background screening.

Further, our platform could be subject to the Americans with Disabilities Act (the “ADA”) The ADA does not explicitly address online compliance. With no specific coverage under the law, it usually falls to the courts to determine how ADA standards apply to websites—or whether they do at all.

Investment Advisers Act of 1940

Under the Investment Advisers Act of 1940, or the Investment Advisers Act, and the rules adopted under that statute, a person or firm is required to register with the SEC if the person or firm is:

●	an “investment adviser” under Section 202(a)(11) of the Investment Advisers Act;

●	not excepted from the definition of investment adviser by Section 202(a)(11)(A) through (E) of the Investment Advisers Act;

●	not exempt from SEC registration under Section 203(b) of the Investment Advisers Act; and

●	not prohibited from SEC registration by Section 203A of the Investment Advisers Act.

Applicable state laws may have similar registration requirements.

Subject to certain limited exclusions, Section 202(a)(11) of the Advisers Act generally defines an “investment adviser” as any person or firm that: (1) for compensation; (2) is engaged in the business of; (3) providing advice, making recommendations, issuing reports, or furnishing analyses on securities, either directly or through publications. A person or firm must satisfy all three elements to be regulated under the Investment Advisers Act.

The SEC’s Division of Investment Management construes these elements broadly. For example, with respect to “compensation,” the receipt of any economic benefit suffices. To be deemed compensation, a fee need not be separate from other fees charged, it need not be designated as an advisory fee, and it need not be received directly from a client. With respect to the “business” element, an investment advisory business need not be the person’s or firm’s sole or principal business activity. Rather, this element is satisfied under any of the following circumstances: the person or firm holds himself or itself out as an investment adviser or as providing investment advice; the person or firm receives separate or additional compensation for providing advice about securities; or the person or firm typically provides advice about specific securities or specific categories of securities. Finally, a person or firm satisfies the “advice about securities” element if the advice or reports relate to securities. The Division has stated that providing one or more of the following also could satisfy this element: advice about market trends; advice in the form of statistical or historical data (unless the data is no more than an objective report of facts on a non-selective basis); advice about the selection of an investment adviser; advice concerning the advantages of investing in securities instead of other types of investments; and a list of securities from which a client can choose, even if the adviser does not make specific recommendations from the list. An employee of an SEC-registered investment adviser does not need to register separately, so long as all of the employee’s investment advisory activities are within the scope of his employment.

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One of the statutory exclusions from the definition of “investment adviser” is the “publisher’s exclusion”. Under Section 202(a)(11)(D) of the Investment Advisers Act, “the publisher of any bona fide newspaper, news magazine or business or financial publication of general and regular circulation” is excluded from the “investment adviser” definition. This “publisher’s exclusion” requires that product or service offerings must be: (1) of a general and impersonal nature, in that the research provided is not adapted to any specific portfolio or any client’s particular needs; (2) “bona fide” or genuine, in that it contains disinterested discussion and analysis as opposed to promotional material; and (3) of general and regular circulation, in that it is not timed to specific market activity or to events affecting, or having the ability to affect, the securities industry. The basis for reliance on such exclusion will depend on a facts-and-circumstances analysis.

Certain services provided by us may cause us to meet the definition of “investment adviser” in the Investment Advisers Act and similar state laws. Under the Investment Advisers Act, an “investment adviser” is defined as a “person who, for compensation, engages in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing, or selling securities, or who, for compensation and as part of a regular business, issues or promulgates analyses or reports concerning securities.” In particular, certain of the research content we publish, such as the newsletters circulated by our analysts, and other content available on our social media channels, may constitute investment advice. In addition, in general, disclaimers, such as those included with our newsletters, do not change the character of the advice provided for Investment Advisers Act purposes. We rely on the “publisher’s exclusion” from the definition of “investment adviser” under Section 202(a)(11)(D) of the Investment Advisers Act, as described above and as interpreted by legal precedent. We intend at all times to operate our business in a manner as to not become inadvertently subject to the regulatory requirements under the Investment Advisers Act.

If we meet the definition of “investment adviser” in the Investment Advisers Act, and do not meet the requirements for reliance on the “publisher’s exclusion” from the definition of “investment adviser” or another exclusion, exemption, or exception from the registration requirements under the Investment Advisers Act, we will have to register as an investment adviser with the SEC pursuant to the Investment Advisers Act and potentially with one or more states under similar state laws. Registration requirements for investment advisers are significant. If we are deemed to be an investment adviser and are required to register with the SEC and potentially one or more states as an investment adviser, we will become subject to the requirements of the Investment Advisers Act and the corresponding state laws. The Investment Advisers Act requires: (i) fiduciary duties to clients; (ii) substantive prohibitions and requirements; (iii) contractual requirements; (iv) record-keeping requirements; and (v) administrative oversight by the SEC, primarily by inspection. Requirements and obligations imposed on investment advisers can be burdensome and costly. If it is deemed that we are out of compliance with such rules and regulations, we may also be subject to civil and/or criminal penalties. Applicable state laws may have similar or additional requirements. If we are required to register under these laws, we may no longer be able to continue to offer our investment education and entertainment services, which may have a significant adverse impact on our business and results of operations.

Our Facilities

Our executive office is located at 1441 Broadway, 30th Floor, New York, NY 10018. We pay $12,000 yearly in rent for such office space (which consist of 235 square feet of space), and the lease agreement is effective on June 1, 2024 through May 31, 2025. We consider our current office space adequate for our operations.

Legal Proceedings

We are currently not involved in any legal proceedings; nor are we aware of any claims that could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Corporate Structure and History

We were incorporated under the laws of the State of Delaware on August 15, 2023. On August 25, 2023, we acquired Sundial Capital Research, Inc. (“Sundial”) through a Share Exchange Agreement with Elixir Technology, Inc. (“Elixir”) and Greentown Investment Corporation Limited (“Greentown”), whereby we issued 3,879,167 shares of our common stock to Elixir and 1,662,500 shares of our common stock to Greentown in exchange for 1,000 and 300 shares of Sundial common stock, respectively, which constituted 100% of the shares of Sundial common stock then issued and outstanding. On the same day, our board of directors also approved and directed the issuance of 2,375,000 shares of common stock to Up and Up Ventures Limited, an entity controlled by our Chief Executive Officer and Chairman, Nicolas Kuan Liang Lin. As such, as of the date of this prospectus, we have one subsidiary, Sundial.

Sundial was founded by Jason Goepfert and incorporated under the laws of the State of Minnesota on January 22, 2003. Sundial has been engaged in developing and operating the SentimenTrader platform since its inception.

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MANAGEMENT

Number and Terms of Office of Officers and Directors

Our board of directors consists of five (5) members. Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate.

Executive Officers and Directors

The following table sets forth certain information about our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Nicolas Kuan Liang Lin	37	Chief Executive Officer and Chairman
Suresh R. Iyer	51	Chief Financial Officer
David Chi Ching Ho	53	Chief Strategy Officer
Hao Hu	50	Chief Technical Officer
Jaclyn Mang Hei Wu	40	Director
Justin Peter Molander (1)(2)(3)	42	Independent Director
David Mandel (1)(2)(3)	58	Independent Director
Timothy William Murphy (1)(2)(3)	53	Independent Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Nicolas Kuan Liang Lin has been a director of our company since August 25, 2023, was appointed our interim Chief Executive Officer and Director on September 11, 2023, and was appointed our Chief Executive Officer and Chairman on April 1, 2024. He is an experienced corporate finance executive has over a decade experience in the field of equity capital markets transactions, particular expertise in the field of U.S.-based transactions. Mr. Lin has advised and participated in a number of such transactions, often on behalf of Chinese and other Asian clients. Mr. Lin has been a director of Advance Opportunities Fund and Advance Opportunities Fund I since March 2019. He has also been a director of St James Gold Corp (TSXV: LORD; OTCQB: LRDJF), a mining and exploration company headquartered in Vancouver since October 2019. Mr. Lin has served on the board of several public companies in the U.S. and Canada with experiences including Hawkeye Systems Inc., Technovative Group Inc., Rebel Group, Inc., and Moxian, Inc., where he has led and executed multiple transactions ranging from fund-raising, restructuring, and advisory. From 2012 to 2017, Mr. Lin was a manager at 8i Capital Ltd., where he was involved in advising businesses to list in the United States and London, fundraising, and restructuring work. Mr. Lin’s previous roles include a wide range of finance and legal positions, primarily advising Chinese and Asia-based businesses from restructuring to fund-raising. Mr. Lin received his Bachelor of Law degree from Queen Mary University of London and his MBA degree from University Canada West. We believe Mr. Lin is qualified to serve on our board of directors due to his status as a founder of our company as well his experience with public companies and capital markets.

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Suresh R. Iyer was appointed as our Chief Financial Officer on May 16, 2024. He is an accomplished senior finance professional with over 25 years of international experience in both public and private sectors. As Managing Partner of SRI Associates and a founding member of Ledger Folios, he specializes in US GAAP, IFRS, SEC Reporting, financial planning, IPO/Transaction Readiness, and SPAC/de-SPAC transactions and has assisted clients in reducing operating cost through Offshore Consulting, improve their financial and operational procedures and controls, preparing for a planned IPO, and performing a risk assessment, and reviewing various SEC reporting forms. He holds both CPA and ACA credentials and has extensive knowledge and exposure to the Fintech and Start-up industry. Previously, he was an Audit Manager at BDO USA LLP from January 2017 to June 2021, leading audits for major investment firms and helped in developing BDO’s captive service center in India. From May 2015 to September 2016, he served as a Sr. Associate at PricewaterhouseCoopers LLP, managing financial statement audits. As Corporate Controller at Flex Films USA Inc. from July 2011 to April 2015, he formulated internal controls policies and implemented financial strategies. Earlier in his career, he worked at Iyer Associates from November 2009 to July 2011 and Deloitte & Touché LLP from September 2005 to March 2009, focusing on audit, business development, and financial due diligence.

David Chi Ching Ho has been our Chief Strategy Officer since April 1, 2024. He is a corporate strategy professional with more than 25 years of business experience with a proven track record of driving growth and expansion through strategic planning, mergers & acquisitions, and joint-venture partnerships. Since July 2020, Mr. Ho has been the strategic advisor to the Hoovest Group, advising the group on its investments, as well as its corporate strategy and strategic alliances. From September 2018 to April 2020, Mr. Ho was an assistant to the Chairman, and corporate development leader of Lai Sun Development (HKEX: 0488), where he facilitated and supported the Group’s direct investments, acquisitions, and joint venture partnerships. From January 2014 to August 2018, Mr. Ho was a co-founder and executive director at Pergill Internationally Holdings Inc., where he engaged in M&A advisory, corporate strategy, business development, joint venture partnerships, and strategic alliances, and successfully completed the acquisition of assets with a total transaction value of US$280 Million. From June 2009 to May 2017, Mr. Ho was the co-founder and executive director of ChinaLive WTM, where he integrated marketing agency servicing multinational well-known clients including Absolute Vodak, Pernod Ricard and Chivas Regal. From 2010 to 2014, he was also a Greater China business advisor at Reliance Media &Entertainment (Mumbai and Los Angeles) and represented Reliance to monetize their digital content and IP rights in the Greater China region. In the past 10 years start from 2000 to 2010, he was involved as co-founder and executive roles in several companies including BigCafe Holdings Ltd., Temple Saigon and V Private Clubs and DNA-e. Mr. Ho received his Bachelor of Arts degree from University of British Columbia in 1993, he is also fluent in English, Mandarin and Cantonese.

Hao Hu has been our Chief Technical Officer since August 1, 2024. Mr. Hao Hu is an excellent technical professional with over 20 years of experience in software development and management. Since January 2023, Mr. Hu has been the Chief Information Officer of Sundial Capital Research, Inc, and since July 2024, Mr. Hu has also served as the Interim Chief Executive Officer of Sundial Capital Research Inc. From August 2021 to March 2023, he was the Chief Technology Officer of Elixir Technology, Inc., where he led the team to significant milestones in technological innovation and machine learning development. From March 2020 to July 2021, Mr. Hu served as the Director of IOT Software Development of Omnisolu Technology Inc. From May 2014 to November 2019, he founded and served as the and Chief Executive Officer at Guyi Network Technology Co. During the decade from 2003 to 2013, Mr. Hu served as a Software Engineer / Developer in various technology companies in Vancouver, including Wurldtech Security, Corinex Communications, Aurel Systems., Intel Corporation, and Mitel Telecom. Mr. Hu holds 20+ Industry Automation and IOT Data security patents pending and has been a committee member of several nation-level industrial committees. He received his Bachelor of Electrical Engineering from Zhejiang University in 1995 and his M.Sc. in Computer Science from Dalhousie University in 2002.

Jaclyn Mang Hei Wu has been a director of our company since August 25, 2023. She is an accomplished finance professional with more than 17 years of industry experience as a Certified Financial Planner (CFP) and a Chartered Life Underwriter (CLU). Currently, she serves as CEO of Monic Financial Group, where she is focused on providing exceptional wealth management service to her existing clients. Ms. Wu has a fervent interest in the realm of private equity, alongside her role as an exempt market dealing representative at Rethink and Diversify Securities Inc. where she is among the top producers at research and development. She has shared her financial knowledge with investors in over 100 seminars and is a member of the PCMA Dealing Representative Advisory Committee. Additionally, she has been acknowledged by the Million Dollar Round Table (MDRT) Association as a Top of the Table qualifier. Ms. Wu is a Co-founder of several successful ventures, including Monic Insurance Services Inc., Monic Developments, Monic Wealth Solutions, InsurSimple, and director of Sundial Capital Research, Inc. We believe Ms. Wu is qualified to serve on our board of directors due to finance and capital markets experience.

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Justin Peter Molander, is a registered member of the Sapotaweyak Cree Nation who holds both Certified Public Accountant and Certified Management Accountant designations. He has over 20 years of experience spanning from financial analysis and market research to financing high growth, capital intensive companies in broad range of industries. He has assembled major financing packages and oversaw the execution of these deals. He has held profile positions in the mining industry analyzing business risk, demand, supply, pricing and mergers and acquisition activity. Since September 2021, Mr. Molander has been a Sessional Instructor and teaches in the business and accounting departments at Kwantlen Polytechnic University, Langara College, University Canada West and CPA Canada. Since June 2014, he has served as the Founder and Managing Director of Trading Post Investments Ltd. From September 2011 to July 2014, he was a Commodity/Research Analyst to Teck Resources, Coal Business Unit. From August 2007 to January 2011, he served as the Executive Assistant to the Minister of Energy and Mines & Research Officer for the Minister of Finance, where he provided political and policy advice to Members of the Legislative Assembly. Mr. Molander has acted as an Accountant since July 2001.We believe Mr. Molander is qualified to serve as a member of our board of directors due to accounting and finance experience.

David Mandel is the co-founder of Bitvore Corp, founded in 2014, an AI and machine learning company used by most of the major firms on Wall Street. Previously, he was a seed investor in Broadcom, Access360 (acquired by IBM), and Fulcrum Microsystems (acquired by Intel), among other successful exits. Mr. Mandel has served as the Chairman of Bitvore Corp since January 2014, and as the Chairman of Yebo Technologies, Inc. since 2010. He served as a director at Namliong Skycosmos, Inc. from October 2007 to September 2009. Mr. Mandel received a degree in Mathematics from the University of Pennsylvania in 1989. We believe Mr. Mandel is qualified to serve as a member of our board of directors due to technology and Wall Street experience.

Timothy William Murphy is an experienced business executive and international lawyer. He is the Founding Partner of Murphy & Company, LLP since January 2011, a leading business law firm in Vancouver, Canada, and has over 15 years of experience advising high growth companies on mergers and acquisitions, technology and finance matters. Mr. Murphy has executive experience as a chief executive officer and has served on the boards of numerous public and private companies. Since August 2019, Mr. Murphy has served as a board member of Shop and Shout Ltd., and has additionally served as a board member of Angus Reid Institute since August 2018. From 2018 to 2021, Mr. Murphy also served as a board member in several private and public companies, including Rival Group Inc., Asep Medical Holdings Inc., and Gerser Brands Inc. Mr. Murphy received his Bachelor of Law and Arts respectively from the University of Saskatchewan in 2001 and 2004, and then got his Master of Laws from McGill University in 2006. We believe Mr. Murphy is qualified to serve as a member of our board of directors due to his substantial experience leading and advising businesses.

Director Independence and Committees of the Board of Directors

Director Independence

Of our directors, we have determined that Justin Peter Molander, David Mandel, and Timothy William Murphy are “independent” directors under the Nasdaq listing standards, while Nicolas Kuan Liang Lin and Jaclyn Mang Hei Wu, our current directors, are not independent under such standards. We have also determined that each of the three members of the Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Exchange Act and the rules promulgated thereunder and under the Nasdaq listing standards. Further, the Board has determined that each of the three members of both the Compensation Committee and the Nominating and Corporate Governance Committee is “independent” under the Nasdaq listing standards.

Board Committees

We have three standing committees of the Board: the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the board committees act pursuant to a separate written charter adopted by our board of directors, each of which will be available on our website at https://helloaether.com/ upon the conclusion of this offering. Our board of directors may at any time or from time to time appoint certain other committees in its sole discretion as it deems necessary or appropriate to carry out its functions.

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Audit Committee

The Audit Committee consists of Justin Peter Molander (Chairman), David Mandel, and Timothy William Murphy. The Board has determined that all of the members of the Audit Committee are “independent,” as defined by the Nasdaq listing standards and by applicable SEC rules. In addition, the Board has determined that Justin Peter Molander is an audit committee financial expert, as that term is defined by the SEC rules, by virtue of having the following attributes through relevant experience: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves; (iii) experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The function of the Audit Committee relates to oversight of the auditors, the auditing, accounting, and financial reporting processes, and the review of the Company’s financial reports and information. In addition, the functions of the Audit Committee include, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their audit, and reviewing the Company’s internal accounting controls.

Compensation Committee

The Compensation Committee consists of David Mandel (Chairman), Justin Peter Molander and Timothy William Murphy. The Board has determined that all of the members of the Compensation Committee are “independent,” as defined by Nasdaq listing standards. The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our President and Chief Executive Officer and our other executive officers, including all of the executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below (the “named executive officers”). Among its other duties, the Compensation Committee oversees all significant aspects of the Company’s compensation plans and benefit programs. The Compensation Committee annually reviews and approves corporate goals and objectives for the President and Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee also recommends to the Board the compensation and benefits for members of the Board. The Compensation Committee has also been appointed by the Board to administer our 2024 Equity Incentive Plan. The Compensation Committee does not delegate any of its authority to other persons.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Timothy William Murphy (Chairman), David Mandel and Justin Peter Molander. The committee members are independent under applicable Nasdaq rules and regulations. The Nominating and Corporate Governance Committee is responsible for, among other things, considering potential board members, making recommendations to the full board as to nominees for election to the board, assessing the effectiveness of the board and implementing our corporate governance guidelines.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year have not served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

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Family Relationships

There are no family relationships among any of the directors or executive officers.

Code of Business Conduct and Ethics and Insider Trading Policy

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) and an Insider Trading Policy, each of which are filed as exhibits to the registration statement of which this prospectus forms a part. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. The Code of Ethics will also be available on our website at https://www.helloaether.com. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Limitation of Directors Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and named executive officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of ours, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is or was one of our officers or directors of our Company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with us.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

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EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation incurred to our named executive officers for the fiscal years ended September 30, 2024 and 2023. Individuals we refer to as our “named executive officers” include our Chief Executive Officer (CEO) and any other highly compensated executive officers during the fiscal years ended September 30, 2024 and 2023.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Francis Cid (1)	2024	-	-	-	-	-	-	-
Executive Director	2023	-	-	-	-	-	-	-

Qian Zhang (2)	2024			-	-	-	117,150	117,150
Interim Chief Executive Officer	2023	-	-	-	-	-	60,000	60,000

Nicolas Kuan Liang Lin (3)	2024	80,000	-	-	-	-	-	80,000
Interim Chief Executive Officer	2023	-	-	-	-	-	-	-

Suresh Iyer (4)	2024	12,000	-	-	-	-	24,450	36,450
Chief Financial Officer	2023	-	-	-	-	-	-	-

Henry Wong (5)	2024	20,000						20,000
Chief Operating Officer	2023	-	-	-	-	-	-	-

David Chi Ching Ho (6)	2024	30,000	-	-	-	-	-	30,000
Chief Strategy Officer	2023	-	-	-	-	-	-	-

Hao Hu (7)	2024	2.00					159,500	159,502
Chief Technical Officer	2023	-	-	-	-	-	72,000	72,000

(1)	We were initially incorporated on August 15, 2023. Mr. Francis Cid, upon the filing of our certificate of incorporation, was appointed as its initial director and officer. Mr. Cid received no compensation for his role. Mr. Cid resigned from the position of Executive Director on January 22, 2024.

(2)	On August 25, 2023, Ms. Qian Zhang was appointed Interim Chief Executive Officer. Ms. Zhang received no compensation for this role. Ms. Zhang resigned as Interim Chief Executive Officer on September 8, 2023. As Chief Executive Officer and Director of Sundial Capital Research, Inc, Ms. Zhang has been paid $117,150 and $60,000 as of September 30, 2024 and 2023, respectively.

(3)	Mr. Nicolas Kuan Liang Lin was appointed our Director on August 25, 2023, our Interim Chief Executive Officer on September 11, 2023, and our Chief Executive Officer on April 1, 2024. Prior to the April 1, 2024, as described further per Mr. Lin’s Employment Agreement below, Mr. Lin did not receive any compensation from us for his role. From April 1, 2024 to September 30, 2024, Mr. Lin accrued $80,000 in salary compensation, consisting of $50,000 of fees from his position as our director, pursuant to his Non-Independent Director Agreement described below, and $30,000 of salary from his services to the Company as our Chief Executive Officer, all of which is to be paid upon completion of this offering.

(4)	On May 16, 2024, Mr. Suresh Iyer was appointed our Chief Financial Officer. As of September 30, 2024, Mr. Iyer has been paid $19,650 in compensation, consisting of $6,000 salary and $13,650 expenses for his services provided to the Company under the CFO Consulting Agreement with Ledger Pros LLC described below, with the remaining $6,000 salary having been paid in early October. Mr. Iyer accrued $10,800 in fees under the CFO Consulting Agreement, to be paid upon completion of this offering. Prior to May 16, 2024, Mr. Iyer received no compensation from the Company.

(5)	Mr. Wong served as our Chief Operating Officer from June 1, 2024, to November 20, 2024. As of September 30, 2024, Mr. Wong has been paid $15,000 in compensation, with the remaining $5,000 having been paid in early October. Prior to June 1, 2024, Mr. Wong received no compensation from the Company. Mr. Wong resigned from his position as Chief Operating Officer on November 20, 2024. As of the date of this prospectus, there is no severance or other compensation owed to Mr. Wong.

(6)	Mr. Ho was appointed our Chief Strategy Officer on April 1, 2024. As of September, 30, 2024, Mr. Ho accrued $30,000 in salary compensation, to be paid upon completion of this offering. Prior to April 1, 2024, Mr. Ho received no compensation from the Company.

(7)

Mr. Hu was appointed our Chief Technical Officer on August 1, 2024. As of September 30, 2024, Mr. Hu accrued $2.00 in salary compensation. As Chief Information Officer and Director of Sundial Capital Research, Inc, Mr. Hu has been paid $159,500 and $72,000 as of September 30, 2024 and 2023, respectively.

Employment Arrangements with our Executive Officers

Nicolas Kuan Liang Lin

On April 1, 2024, we entered into an employment agreement with Mr. Nicolas Kuan Liang Lin, which was amended on September 1, 2024, to serve as the Company’s Chief Executive Officer. We agreed to pay Mr. Lin an annual base salary of $60,000, payable monthly. We shall pay or reimburse Mr. Lin for all reasonable and necessary expenses incurred or paid by him during the term while performing his duties under this agreement. Mr. Lin will be permitted, to the extent eligible, to participate in all employee benefit plans we maintain and is subject to certain non-compete, non-solicitation, and confidentiality covenants.

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The term of the employment agreement commenced on April 1, 2024, and is subject to termination for cause (as defined therein) by us, upon the death or disability of Mr. Lin, or by us without cause. Mr. Lin is entitled to severance upon his termination by us for the aforementioned reasons, subject to certain limitations, equal to:

(i)	the Base Salary on the termination date for the shorter of (x) six months and (y) the remainder of the term (the applicable period being referred to as the “Severance Period”), payable in monthly installments;
(ii)	benefits under group health and life insurance plans in which Mr. Lin participated prior to termination through the Severance Period; and
(iii)	all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs.

Notwithstanding the foregoing, in the event of Mr. Lin’s termination by us for cause, death, or disability, Mr. Lin, or in the event of his death, his estate, will only be entitled to receive the amounts specified in (ii) – (iii) above.

The initial term of the employment agreement will expire on the first anniversary of the date of our initial public offering. The term of the employment agreement shall automatically renew for additional one (1) year periods after the expiration of the initial term and each renewal period unless either party gives written notice to the other at least thirty (30) days prior to the expiration of the initial term or any renewal period.

David Chi Ching Ho

On April 1, 2024, we entered into an employment agreement with Mr. David Chi Ching Ho, which was amended on September 1, 2024, to serve as the Chief Strategy Officer of the Company. We agreed to pay Mr. Ho an annual base salary of $60,000, payable monthly. We shall pay or reimburse Mr. Ho for all reasonable and necessary expenses incurred or paid by him during the term while performing his duties under this agreement. Mr. Ho will be permitted, to the extent eligible, to participate in all employee benefit plans we maintain and is subject to certain non-compete, non-solicitation, and confidentiality covenants.

The term of the employment agreement commenced on April 1, 2024, and is subject to termination for cause (as defined therein) by us, upon the death or disability of Mr. Ho, or by us without cause. Mr. Ho is entitled to severance upon his termination by us for the aforementioned reasons, subject to certain limitations, equal to:

(i)	the Base Salary on the termination date for the shorter of (x) six months and (y) the remainder of the term (the applicable period being referred to as the “Severance Period”), payable in monthly installments;
(ii)	benefits under group health and life insurance plans in which Mr. Ho participated prior to termination through the Severance Period; and
(iii)	all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs.

Notwithstanding the foregoing, in the event of Mr. Ho’s termination by us for cause, death, or disability, Mr. Ho, or in the event of his death, his estate, will only be entitled to receive the amounts specified in (ii) – (iii) above.

The initial term of the employment agreement will expire on the first anniversary of the date of our initial public offering. The term of the employment agreement shall automatically renew for additional one (1) year periods after the expiration of the initial Term and each renewal period unless either party gives written notice to the other at least thirty (30) days prior to the expiration of the initial term or any renewal period.

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Suresh R. Iyer

Consulting Agreement

On August 1, 2024, we entered into an updated CFO Consulting Agreement with Ledger Pros LLC. Mr. Suresh R. Iyer, the Founder of Ledger Pros LLC, will serve as the Company’s Chief Financial Officer. For services rendered by Mr. Iyer under this agreement, we shall pay him at the rate of $72,000 per annum, on a pro-rated basis and payable monthly. Mr. Iyer shall also be reimbursed for all out-of-pocket and travel-related expenses incurred during the performance of this agreement. We agreed to indemnify Ledger Pros LLC against claims, liabilities, damages, losses or other obligations which may arise under the agreement.

The agreement commenced on its effective date set forth therein and continue for one year from that date unless terminated earlier. We may, at our option, agree to renew, extend, and revise this agreement prior to its expiration. Either party may terminate the agreement upon thirty (30) days’ notice to the other party. Upon termination, Mr. Iyer will be entitled to receive compensation and reimbursement for any work accrued, but not paid by the Company.

CFO Employment Agreement

On January 28, 2025, we entered into an Employment Agreement with Mr. Iyer, which was subsequently amended on February 27, 2025 (as amended, the “CFO Agreement”), to continue in his role as Chief Financial Officer, to be effective upon the completion of this offering. Under the terms of the CFO Agreement, Mr. Iyer will be employed as a full-time employee of the Company, with the understanding that he may provide services to other companies though his consulting company provided that the provision of such services to other companies does not create an actual or perceived conflict of interest. The CFO Agreement provides for Mr. Iyer to receive an annual base salary of $150,000 and that Mr. Iyer will be eligible to receive bonus compensation in the sole discretion of our board of directors and reimbursement of reasonable out-of-pocket travel and other expenses incurred in providing services to us.

In the event of a termination without cause or a good reason resignation, as such terms are defined in the CFO Agreement, Mr. Iyer will be entitled to severance in the amount of six months base salary and accrued bonus and benefits, conditioned upon Mr. Iyer executing a general release of claims within thirty days of his termination. The employment agreement contains other customary provisions regarding expenses and treatment of proprietary information, may be terminated by Mr. Iyer or us for any reason upon thirty days prior written notice to the other party or earlier in the event of a termination for cause, and shall continue until terminated by either Mr. Iyer or us.

Hao Hu

Sundial Employment Agreement

On March 15, 2023, Mr. Hu became the Chief Information Officer of Sundial, the wholly owned subsidiary of the Company, and entered into an associated employment agreement with Sundial (the “Sundial Employment Agreement”). Sundial agreed to pay Mr. Hu an annual base salary of $125,000, payable on a semi-monthly basis and a one-time signing bonus of 300 shares of restricted stock, scheduled to vest in three equal installments on March 31, 2023, June 30, 2023, and September 30, 2023. On July 1, 2023, Mr. Hu’s employment agreement was amended to provide for the immediate vesting of his remaining restricted shares.

On February 16, 2024, Mr. Hu’s base salary was increased to $150,000, payable on a semi-monthly basis effective March 1, 2024. Mr. Hu is eligible to receive a performance bonus at the discretion of Sundial’s board of directors and reimbursement of personal expenses incurred in connection with his performance of his duties, participate in Sundial’s health and dental insurance plan, and receive 20 business days of paid time off during each year of employment. Mr. Hu was also granted a one-time incentive signing bonus consisting of three hundred shares of restricted Sundial common stock.

Mr. Hu’s term of employment with Sundial commenced on March 15, 2023. If Mr. Hu is terminated by Sundial either not for cause or if Mr. Hu terminates his employment for good reason (as such terms are defined in the Sundial Employment Agreement), Mr. Hu will be entitled to receive up to ninety (90) days Base Salary and any pro-rated bonuses, commissions, distributions, or the like as calculated effective the last day of his employment, subject to certain conditions. The initial term of the Sundial Employment Agreement is five (5) years, subject to successive one-year extensions upon mutual agreement of the parties. The Sundial Employment Agreement additionally contains certain customary non-compete, non-solicitation, and confidentiality covenants.

Aether Employment Agreement

On August 1, 2024, we entered into an employment agreement with Hao Hu to serve as the Company’s Chief Technical Officer, which was amended on September 1, 2024. Mr. Hu has agreed to receive an additional nominal salary of $10 per year for his services as the Chief Technical Officer of the Company. We shall pay or reimburse Mr. Hu for all reasonable and necessary expenses incurred or paid by him during the term while performing his duties under this agreement. Mr. Hu will be permitted, to the extent eligible, to participate in all employee benefit plans we maintain, and is subject to certain non-compete, non-solicitation, and confidentiality covenants.

The term of the employment agreement commenced on August 1, 2024, and is subject to termination for cause (as defined therein) by us, upon the death or disability of Mr. Hu, or by us without cause. Mr. Hu is entitled to severance upon his termination by us for the aforementioned reasons, subject to certain limitations, equal to:

(i)	the Base Salary on the termination date for the shorter of (x) six months and (y) the remainder of the term (the applicable period being referred to as the “Severance Period”), payable in monthly installments;
(ii)	benefits under group health and life insurance plans in which Mr. Hu participated prior to termination through the Severance Period; and
(iii)	all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs.

Notwithstanding the foregoing, in the event of Mr. Hu’s termination by us for cause, death, or disability, Mr. Hu, or in the event of his death, his estate, will only be entitled to receive the amounts specified in (ii) – (iii) above.

The initial term of the employment agreement will expire on the first anniversary of the date of our initial public offering. The term of the employment agreement shall automatically renew for additional one (1) year periods after the expiration of the initial term and each renewal period unless either party gives written notice to the other at least thirty (30) days prior to the expiration of the initial term or any renewal period.

Siu Hang (Henry)Wong

On June 1, 2024, we entered into an Employment Agreement with Mr. Siu Hang (Henry) Wong, which was amended on September 1, 2024, to serve as the Chief Operating Officer of the Company. We agreed to pay Mr. Wong an annual base salary of $60,000, payable on a monthly basis. We agreed to pay or reimburse Mr. Wong for all reasonable and necessary expenses incurred or paid by him during the term while performing his duties under this agreement. Mr. Wong was permitted, to the extent eligible, to participate in all employee benefit plans we maintain, and is subject to certain non-compete, non-solicitation, and confidentiality covenants.

The term of the employment agreement commenced on June 1, 2024, and is subject to termination for cause (as defined therein) by us, upon the death or disability of Mr. Wong, or by us without cause. Mr. Wong is entitled to severance upon his termination by us for the aforementioned reasons, subject to certain limitations, equal to:

(i)	the Base Salary on the termination date for the shorter of (x) six months and (y) the remainder of the term (the applicable period being referred to as the “Severance Period”), payable in monthly installments;
(ii)	benefits under group health and life insurance plans in which Mr. Wong participated prior to termination through the Severance Period; and
(iii)	all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs.

Notwithstanding the foregoing, in the event of Mr. Wong’s termination by us for cause, death, or disability, Mr. Wong, or in the event of his death, his estate, would only be entitled to receive the amounts specified in (ii) – (iii) above.

The initial term of the employment agreement would have expired on the first anniversary of the date of our initial public offering. The term of the employment agreement was subject to automatic renewal for additional one (1) year periods after the expiration of the initial Term and each renewal period unless either party gave written notice to the other at least thirty (30) days prior to the expiration of the initial term or any renewal period.

Mr. Wong resigned from his position as Chief Operating Officer on November 20, 2024.

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Compensation of Directors

No cash or equity compensation was paid to our directors for the fiscal years ended September 30, 2024 and 2023.

The following table sets forth the aggregate compensation paid to our non-employee director for the fiscal years ended September 30, 2024 and 2023.

Name and Principal Position	Year	Fees earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jaclyn Mang Hei Wu(1)	2024	50,000	-	-	-	-	15,000	65,000
Director	2023	-	-	-	-	-	-	-

(1)	Ms. Wu was appointed to our Board on August 25, 2023. On April 1, 2024, we entered into the Non-Independent Director Agreement with Ms. Wu described below. As of September 30, 2024, Ms. Wu accrued $50,000 in fees, to be paid upon completion of this offering. Prior to April 1, 2024, Ms. Wu received no compensation from the Company. As of September 30, 2024, Ms. Wu has been paid $15,000 as Director’s bonus of Sundial Capital Research, Inc.

Nicolas Kuan Liang Lin

On April 1, 2024, we entered into a formal Agreement with Mr. Nicolas Kuan Liang Lin to serve as a member of the Company’s Board. Mr. Lin was appointed as a Director of the Company’s Board on August 25, 2023. We agreed to pay Mr. Lin an annual compensation of one hundred and twenty thousand dollars ($120,000), pro-rated and payable monthly, starting one month after April 1, 2024.

Jaclyn Mang Hei Wu

On April 1, 2024, we entered into a formal Agreement with Ms. Jaclyn Mang Hei Wu to serve as a member of the Company’s Board. Ms. Wu was appointed as a Director of the Company’s Board on August 25, 2023. We agreed to pay Ms. Wu an annual compensation of one hundred and twenty thousand dollars ($120,000), pro-rated and payable monthly, starting one month after April 1, 2024.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding stock awards held by any of our executive officers on September 30, 2024.

Employee Benefit Plans

2024 Equity Incentive Plan

The following is a summary of the material features of the Aether Holdings, Inc. 2024 Equity Incentive Plan (the “2024 Plan”).

Eligibility

The Administrator (as defined below) may grant awards to any director, employee or consultant of the Company or its subsidiaries. Only employees are eligible to receive incentive stock options.

Process for Making Awards

Awards under the 2024 Plan are subject to the discretion of the Administrator (as defined below). The Administrator may grant awards to eligible persons pursuant to any criteria and subject to any vesting schedule the Administrator determines to be appropriate, subject to the terms and conditions of the 2024 Plan and all applicable laws. Awards may be subject to service-based and/or performance-based vesting conditions. A non-exhaustive list of potential performance-based vesting conditions is included below under the “Performance Awards” heading.

Administration

The 2024 Plan will be administered by the Company’s board of directors (the “Board”) or one more committees or subcommittees of the Board, which will be comprised, unless otherwise determined by the Board, solely of not less than two members who will be non-employee directors (a “Committee”), or any officer that has been delegated administrative authority pursuant to the 2024 Plan for the duration such delegation is in effect (collectively, the “Administrator”). The Administrator, which initially will be the Board with respect to awards to non-employee directors and the Compensation Committee of our Board with respect to other participants. The Administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of the 2024 Plan, subject to the 2024 Plan’s express terms and conditions. The Administrator will also set the terms and conditions of all awards under the 2024 Plan, including any vesting and vesting acceleration conditions.

Share Reserve

The maximum aggregate number of shares that may be issued under the 2024 Plan is the sum of (A) 1,183,128 (which is equal to ten percent (10%) of our outstanding shares of common stock following the closing of this offering), plus (B) an increase commencing on January 1, 2025 and continuing annually on each anniversary thereof through and including January 1, 2034, equal to the lesser of (i) 5% of the Shares outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of Shares as determined by the Board or the Committee.

1,183,128 shares of our common stock may be issued upon the exercise of incentive stock options.

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Shares issuable under the 2024 Plan may be authorized, but unissued, or reacquired shares. Shares underlying any awards under the 2024 Plan that are settled in cash, forfeited, canceled, repurchased, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2024 Plan, although shares shall not again become available for issuance as incentive stock options. Additionally, shares issued as “substitute awards” (as defined in the 2024 Plan) will not count against the 2024 Plan’s share limit, except substitute awards that are incentive stock options will count against the incentive stock option limit.

The share reserve described herein may be subject to certain adjustments in the event of certain changes in the capitalization of the Company (see Equitable Adjustments below).

Annual Limitation on Awards to Non-Employee Directors

The 2024 Plan contains a limitation whereby the value of all awards under the 2024 Plan and all other cash compensation paid by the Company to any non-employee director may not exceed $750,000 for the first calendar year a non-employee director is initially appointed to the Board, and $500,000 in any other calendar year.

Types of Awards

The 2024 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent awards, and other stock- or cash-based awards (collectively, “awards”).

Stock Options. The 2024 Plan permits the granting of both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options that do not so qualify. Options granted under the 2024 Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the 2024 Plan.

The exercise price of each option will be determined by the Administrator, but such exercise price may not be less than 100% of the fair market value of one share of our common stock on the date of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value. The term of each option will be set by the Administrator and may not exceed ten (10) years from the date of grant (or five (5) years for an incentive stock option granted to a 10% or greater stockholder). The Administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Stock Appreciation Rights. The Administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of our common stock or cash, equal to the value of the appreciation in our stock price over the exercise price, as set by the Administrator and which will be at least equal to the fair market value of a share of our common stock on the grant date. The term of each stock appreciation right will be set by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

Restricted Stock. A restricted stock award is an award of shares of our common stock that vests in accordance with the terms and conditions established by the Administrator. The Administrator will determine the persons to whom grants of restricted stock awards are made, the number of restricted shares to be awarded, the price (if any) to be paid for the restricted shares, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of restricted stock awards. Unless otherwise provided in the applicable award agreement, a participant generally will have the rights and privileges of a stockholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive cash dividends, if applicable.

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Restricted Stock Units. Restricted stock units are the right to receive shares of our common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Company or its subsidiaries, the passage of time or other restrictions or conditions. The Administrator determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted stock unit awards. The value of the restricted stock units may be paid in shares of our common stock, cash, other securities, other property, or a combination of the foregoing, as determined by the Administrator.

The holders of restricted stock units will have no voting rights. Prior to settlement or forfeiture, restricted stock units awarded under the 2024 Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents.

Performance Awards. The Administrator has the authority to grant stock options, stock appreciation rights, restricted stock, or restricted stock units as a performance award, which means that such awards vest at least in part upon the attainment of one or more specified performance criteria. For each performance period, the Administrator will have the sole authority to select the length of such performance period, the types of performance awards to be granted, the performance criteria that will be used to establish the performance goals, and the level(s) of performance which shall result in a performance award being earned. At any time, the Administrator may adjust or modify the calculation of a performance goal for a performance period, to appropriately reflect any circumstance or event that occurs during a performance period and that in the Administrator’s sole discretion, warrants adjustment or modification. Depending on the type of performance award granted, the previously discussed terms and conditions will also apply to a performance award.

Performance criteria for a performance award may be based on the attainment of specific levels of performance of the Company (and/or one or more subsidiaries, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more subsidiaries as a whole or any business unit(s) of the Company and/or one or more subsidiaries or any combination thereof, or any of the above performance criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Administrator deems appropriate, or as compared to various stock market indices.

Dividend Equivalents. An award of dividend equivalents entitles the holder to be credited with an amount equal to all dividends paid on one share of our common stock while the holder’s tandem award is outstanding. Dividend equivalents may be paid currently or credited to an account for the participant, settled in cash or shares of our common stock, and subject to the same restriction on transferability and forfeitability as the award with respect to which the dividend equivalents are granted.

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Other Stock- or Cash-Based Awards. Other stock-based awards may be granted either alone, in addition to, or in tandem with, other awards granted under the 2024 Plan and/or cash awards made outside of the 2024 Plan. The Administrator shall have authority to determine the service providers to whom and the time or times at which other stock-based awards shall be made, the amount of such other stock-based awards, and all other conditions of the other stock-based awards including any dividend and/or voting rights. The Administrator may grant cash awards in such amounts and subject to such performance or other vesting criteria and terms and conditions as the Administrator may determine.

Repricing

The 2024 Plan authorizes the Administrator to take the following repricing actions without stockholder approval: (i) modify the purchase price or the exercise price of any outstanding award or (ii) cancel any award in exchange for cash or another award.

Equitable Adjustments

In the event of a merger, consolidation, recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, combination, repurchase or other change in corporate structure affecting shares of our common stock, the Administrator will adjust (i) the number and class of shares which may be delivered under the 2024 Plan (or number and kind of other securities or other property); (ii) the number, class and price (including the exercise or strike price of options and stock appreciation rights) of shares subject to outstanding awards, (iii) any applicable performance criteria, performance period, and other terms and conditions of outstanding performance awards, and (iv) the 2024 Plan’s numerical limits.

Change in Control

In the event of any proposed change in control (as defined in the 2024 Plan), the Administrator will take any action as it deems appropriate, which action may include, without limitation, the following: (i) the continuation of any award, if the Company is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards; (iv) accelerated vesting of the award, with all performance objectives and other vesting criteria deemed achieved at targeted levels, and a limited period during which to exercise the award prior to the closing of the change in control, or (v) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise price). Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the award, a participant shall fully vest in and have the right to exercise the award as to all shares of our common stock, including those that would not otherwise be vested or exercisable, all applicable restrictions will lapse, and all performance objectives and other vesting criteria will be deemed achieved at targeted levels.

Term

The 2024 Plan became effective on May 20, 2024, and, unless terminated earlier, the 2024 Plan will continue in effect for a term of ten (10) years.

Amendment and Termination

Our Board may amend, alter, suspend or terminate the 2024 Plan at any time. No amendment or termination of the 2024 Plan will materially impair the rights of any participant, unless mutually agreed otherwise between the participant and the Company. Approval of the stockholders shall be required for any amendment, where required by applicable law, as well as (i) to increase the number of shares available for issuance under the 2024 Plan and (ii) to change the persons or class of persons eligible to receive awards under the 2024 Plan.

Recoupment Policy

All awards granted under the 2024 Plan, all amounts paid under the 2024 Plan, and all shares of our common stock issued under the 2024 Plan shall be subject to reduction, recoupment, clawback, or recovery by the Company in accordance with applicable laws and with Company policy.

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PRINCIPAL STOCKHOLDERS

Based solely upon information made available to us, the following table sets forth information as of the date of this prospectus regarding the beneficial ownership of our common stock:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our named executive officers and directors; and

●	all our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 10,031,273 shares of common stock outstanding as of the date of this prospectus. In addition, the number of shares and percentage of shares beneficially owned after the offering gives effect to the issuance by us of 1,800,000 shares of common stock in this offering at an initial public offering price of $4.30 per share. The percentage ownership information assumes no exercise of the underwriters’ over-allotment option.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of the date of this prospectus are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

The address of each holder listed below, except as otherwise indicated, is 1441 Broadway, 30th Floor, New York, NY 10018.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner (1)	Number	Percentage	Number	Percentage
Directors and officers
Nicolas Kuan Liang Lin (2)	1,609,063	16.040%	1,609,063	13.600%
Suresh R. Iyer (3)	59,524	0.593%	59,524	0.503%
Jaclyn Mang Hei Wu (4)	191,322	1.907%	191,322	1.617%
David Chi Ching Ho	-	-	-	-
Hao Hu (5)	565,250	5.635%	565,250	4.778%
Justin Peter Molander	-	-	-	-
David Mandel	-	-	-	-
Timothy William Murphy	-	-	-	-
All directors and officers as a group (8 persons named above)	2,425,160	24.176%	2,425,160	20.498%
5% or greater shareholders
Elixir Technology Inc. (6)	3,879,167	38.671%	3,879,167	32.787%
Up and Up Ventures Limited (7)	2,375,000	23.676%	2,375,000	20.074%
Greentown Investments Corporation Limited (8)	1,662,500	16.573%	1,662,500	14.052%

* Less than 1%.

Percentage ownership is based on 10,031,273 shares of our common stock outstanding prior to this offering and 11,831,273 shares of common stock outstanding after this offering.

(1) Unless otherwise specified, the address of each noted person is 1441 Broadway, 30th Floor, New York, NY 10018.

(2) Including 2,375,000 shares of common stock held by Up and Up Ventures Limited (“Up Ventures”). Mr. Nicolas Kuan Liang Lin does not directly hold any shares in our Company but is deemed to beneficially own the shares held by Up Ventures, as indicated in the table above.

(3) Mr. Suresh R. Iyer holds 50% ownership of Max Asset Management LLC, which acquired 119,048 shares of our common stock through a private placement, thereby giving Mr. Iyer an indirect ownership of 59,524 shares of common stock.

(4) Including 3,879,167 shares of common stock held by Elixir Technology Inc. (“Elixir”). Ms. Jaclyn Mang Hei Wu does not directly hold any shares in our Company but is deemed to beneficially own the shares held by Elixir as indicated in the table above. Ms. Jaclyn Mang Hei Wu also holds 50,896 shares of our common stock through Monic Wealth Solutions Ltd. (“Monic”), in which she has a 100% ownership stake.

(5) Includes 1,662,500 shares of common stock held by Greentown Investments Corporation Limited (“Greentown”). Mr. Hu does not directly hold any shares in our Company but is deemed to beneficially own the shares held by Greentown, as indicated in the table above.

(6) The address of Elixir Technology, Inc. is 429-4974 Kingsway, Burnaby BC V5H4M9, Canada. Ms. Jaclyn Mang Hei Wu is the director and has voting and dispositive control over the shares held by Elixir Technology, Inc.

(7) The address of Up and Up Ventures Limited is Room 1301,13/F Wing Tuck Commercial Centre, 177-183 Wing Lok Street, Sheung Wan, Hong Kong. Mr. Nicolas Kuan Liang Lin is the director and has voting and dispositive control over the shares held by Up and Up Ventures Limited.

(8) The address of Greentown Investments Corporation Limited is 1500 Cedar Springs Place, Delta BC V4M0A7, Canada. Mr. Hao Hu is the director and has voting and dispositive control over the shares held by Greentown Investments Corporation Limited.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation agreements and other arrangements which are described under “Executive Compensation” and the transactions described below, since September 20, 2022, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or 5% securityholders, or an affiliate or family member thereof, had or will have a direct or indirect material interest.

The following are the related party transactions during the years ended September 30, 2024 and 2023. The related parties’ relationships with us are as follows:

Related Party	Relationship with the Company
William McNarland	Former Director and Chief Executive Officer (“CEO”) of Sundial from July 16, 2021 to August 24, 2022

Jason Goepfert	Founder and former shareholder of Sundial; Director of Sundial from July 16, 2021 to December 19, 2022

Qian Zhang	Former Director, CEO of Sundial from May 31, 2023, to July 10, 2024; Former Director, Interim CEO of Aether from August 25, 2023 to September 11, 2023

Hao Hu	Chief Technical Officer (“CTO”) of Aether since August 1, 2024. Director, Chief Information Officer (“CIO”) of Sundial since March 15, 2023; Interim Chief Executive Officer of Sundial since July 10, 2024; Former Director, CTO of Aether from August 25, 2023 to September 11, 2023

Nicolas Kuan Liang Lin	Chief Executive Officer (“CEO”) since September 11, 2023 and Director of Aether since August 25, 2023

David Chi Ching Ho	Chief Strategy Officer (“CSO”) since April 1, 2024

Siu hang (Henry) Wong	Former Chief Operating Officer (“COO”) of Aether from June 1, 2024 to November 20, 2024.

Elixir Technology Inc.	Aether’s principal common shareholder

Jaclyn Wu	Director of Sundial since August 16, 2022; Director of Aether since August 25, 2023.

Monic Wealth Solutions Ltd.	Owned by Jaclyn Wu, Director of Aether and Sundial.

Ledger Pros LLC	Owned by Suresh R. Iyer, the Chief Financial Officer (“CFO”) since May 16, 2024

Suresh R. Iyer	Chief Financial Officer (“CFO”) since May 16, 2024

For the years ended September 30, 2024 and 2023, balances or transactions exceeding $120,000 were as follows:

	December 31,	September 30,	September 30,
	2024	2024	2023
Payable related to acquisition of non-controlling interest to Jason Goepfert	-	-	128,267
Compensation payable to Nicolas Kuan Liang Lin	125,014	-	-
Share based compensation paid to Hao Hu	-	-	351,563
Compensation paid to Hao Hu	-	159,500	-
Consulting fee paid to Jason Goepfert	-	-	141,863
Expenses incurred to repurchase shares from Jason Goepfert	-	-	351,562

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Policies and Procedures with Respect to Related Party Transactions

Pursuant to the audit committee charter, our audit committee will be responsible for reviewing and approving transactions with related parties. A related party includes directors, executive officers, beneficial owners of 5% or more of any class of the Company’s voting securities, immediate family members of any of the foregoing persons, and any entities in which any of the foregoing is an executive officer or is an owner of 5% or more ownership interest.

If a transaction involving an amount in excess of $120,000 has been identified as a related party transaction, including any transaction that was not a related party transaction when originally consummated or any transaction that was not initially identified as a related party transaction prior to consummation, information regarding the related party transaction will be reviewed by the Company’s audit committee, which will determine whether to approve the transaction.

In considering related party transactions, the Company’s audit committee will take into account the relevant available facts and circumstances including, but not limited to:

●	the related party’s interest in the related party transaction;

●	the approximate dollar value of the amount involved in the related party transaction;

●	the approximate dollar value of the amount of the related party’s interest in the transaction without regard to the amount of any profit or loss;

●	whether the transaction was undertaken in the ordinary course of business of the Company;

●	whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

●	the purpose of, and the potential benefits to the Company of, the transaction; and

●	any other information regarding the related party transaction or the related parties in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In determining whether to approve, ratify or reject a related party transaction, the audit committee will review all relevant information available to it about such transaction, and it will approve or ratify the related party transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of our company.

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DESCRIPTION OF CAPITAL STOCK

General

Pursuant to our amended certificate of incorporation, our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

As of the date of this prospectus, 10,031,273 shares of common stock were issued and outstanding held by 27 stockholders of record. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights.

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential distribution rights of third parties. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any indebtedness of our company.

Stock Options

As of the date of this prospectus, we had reserved the following shares of common stock for issuance pursuant to stock options under our 2024 Equity Incentive Plan described below:

●	1,183,128 shares of our common stock reserved for future issuance under the 2024 Equity Incentive Plan (which is equal to 10% of our issued and outstanding common stock immediately after the consummation of this offering, less the number of outstanding option grants).

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

Representatives’ Warrants

We have agreed to issue to the representatives of the underwriters of this offering, or their permitted designees, for nominal consideration, warrants to purchase 126,000 shares of our common stock (7% of the shares sold in this offering) as additional consideration for its services. The representatives’ warrants will have an exercise price of $4.30, the public offering price in this offering, and shall be exercisable during the five (5) year period commencing 180 days following the commencement of sales of the securities in this offering, which is also the effective date of the registration statement of which this prospectus is a part, and will contain customary “cashless” exercise and registration rights provisions. The warrants shall not be exercisable for a period of 180 days following the commencement of sale of the securities in this offering, which is also the date of effectiveness of the registration statement of which this prospectus forms a part. See “Underwriting — Representatives’ Warrants.”

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Delaware Law and Certain Charter and Bylaw Provisions

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s amended certificate of incorporation or amended and restated bylaws, elect not to be governed by this section, effective 12 months after adoption.

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Our amended certificate of incorporation and amended and restated bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Amended Certificate of Incorporation and Amended and Restated Bylaws. Our amended certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company, such as:

●	vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

●	special meetings of stockholders may only be called by our board of directors or a majority of holders of our common stock;

●	restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;

●	not providing stockholders with the ability to cumulate their votes; and

●	only our board of directors or a super-majority of our stockholders (66 2/3%) may amend our amended and restated bylaws.

These provisions affect your rights as a stockholder since they permit our board of directors to make it more difficult for common stockholders to replace members of the Board or undertake other significant corporate actions. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team.

Exclusive Forum

Our amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees, or stockholders to us or our stockholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation, or our bylaws, or (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine; provided that, for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law or the Securities Act, as applicable, for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find any of the forum selection provisions contained in our amended and restated bylaws to be inapplicable or unenforceable, we may incur additional costs associated with having to litigate such action in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows, and prospects and result in a diversion of the time and resources of our employees, management, and board of directors.

Elimination of Monetary Liability for Officers and Directors

Our amended certificate of incorporation incorporates certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director’s duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director’s duty of care. Moreover, these provisions do not apply to claims against a director for certain violations of law, including knowing violations of federal securities law. Our amended certificate of incorporation to be adopted at the time of our anticipated corporate conversion also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Indemnification of Officers and Directors

Our amended certificate of incorporation contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Listing

Our common stock has been approved for listing on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ATHR.”.

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SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based on the number of shares outstanding as of the date of this prospectus, upon the closing of this offering, approximately 11,831,273 shares of common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option. Of the shares to be outstanding immediately after completion of the offering, all 1,800,000 shares sold in this offering will be freely tradable except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding and unregistered shares of our common stock will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. In addition, all of our security holders who have been deemed “affiliates,” as such term is defined in Rule 144, have entered into market standoff agreements with us or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for at least 180 days following the date of this prospectus, as described below. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

●	beginning on the date of this prospectus, all of the shares sold in this offering, as well as the shares being registered for resale by certain non-affiliate holders of our common stock as described in the Resale Prospectus that forms a part of the registration statement of which this prospectus forms a part, will be immediately available for sale in the public market (except as described above); and

●	beginning 181 days after the date of this prospectus, additional shares will become eligible for sale in the public market, of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately 118,000 shares immediately after this offering; and

●	the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement. Notwithstanding the availability of Rule 144, the holders of 8,086,611 of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

81

Rule 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, by:

●	persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

●	our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Lock-up Agreements

We, all of our directors, officers, employees and the holders of our Common Stock that are “affiliates,” as such term is defined in Rule 144, as of the effective date of the registration statement of which this prospectus is a part have entered into lock-up agreements with respect to the disposition of their shares. See “Underwriting — Lock-Up Agreements” for additional information.

Equity Incentive Plans

We intend to file registration statements on Form S-8 under the Securities Act after the closing of this offering to register the shares of our common stock that are issuable pursuant to our 2024 Equity Incentive Plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under the registration statements will be available for sale in the open market following their effective dates, subject to Rule 144 volume limitations and the lock-up arrangement described above, if applicable.

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UNDERWRITING

In connection with this offering, we entered into an underwriting agreement with The Benchmark Company, LLC (“Benchmark”) and Axiom Capital Management, Inc. (“Axiom”, and together with Benchmark, the “representatives”) as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated April 9, 2025, each underwriter named below has severally, and not jointly, agreed to purchase from us, on a firm commitment basis, the number of shares of our common stock set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriters	Number of Shares
The Benchmark Company, LLC	900,000
Axiom Capital Management, Inc.	900,000
Total	1,800,000

The underwriters are committed to purchase all of the common shares offered by us other than those covered by the option to purchase additional securities described below, if they purchase any such securities. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the underwriters an option, which is exercisable for up to 30 days after the closing date of the offering, that permits the underwriters to purchase up to an additional 270,000 shares of common stock on the same terms as the other shares being purchased by the underwriters from us to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be committed, subject to the conditions described in the underwriting agreement, to purchase the additional offered securities in proportion to each of their commitments set forth in the prior table.

Discount

We have agreed to sell the shares of common stock to the underwriters at the initial offering price of $3.999 per share, which represents the initial public offering price of the shares set forth on the cover page of this prospectus less a seven percent (7%) underwriting discount.

The following table shows the public offering price, total underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Offering price	$4.30	$7,740,000	$8,901,000
Underwriting discount (7%)	$0.301	$541,800	$623,070
Proceeds, before expense, to us	$3.999	$7,198,200	$8,277,930

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The underwriters propose to offer the common shares offered by us to the public at the public offering price per common share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the common shares to other securities dealers at such price less a concession of $0.172 per share. If all of the common shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

We will pay the out-of-pocket accountable expenses of the underwriters in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, any advance expense deposits paid to the underwriters will be returned to the extent that offering expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have agreed to pay the underwriters’ non-accountable expenses allowance equal to 1.0% of the aggregate gross proceeds of this offering. We have also agreed to pay for a certain amount of the underwriter’s accountable expenses including actual accountable road show expenses for the offering; prospectus tracking and compliance software for the offering; the reasonable and documented fees and disbursements of the underwriter’s counsel; and the costs associated with receiving commemorative mementos and lucite tombstones; provided that these actual accountable expenses of the underwriter shall not exceed $100,000 in the aggregate, including the fees and disbursements of the underwriter’s counsel. In addition to the foregoing, we shall be responsible for the costs and expenses of background checks on its senior management and directors in an amount not to exceed $7,500.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts, commissions and expenses, will be approximately $500,000.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

In connection with this offering, our directors and officers and holders of our common stock who are “affiliates” as such term is defined in Rule 144 as of the effective date of this registration statement entered into customary “lock-up” agreements in favor of the underwriters for a period of six (6) months from the date of this offering. We have agreed with the underwriters that, for a period of six (6) months from the closing of this offering, we will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital stock or any securities convertible into or exercisable or exchangeable for capital stock; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital stock or any securities convertible into or exercisable or exchangeable for capital stock.

Representatives’ Warrants

We have agreed, upon the closing of this offering, including upon the closing of any offering of common shares sold to cover over allotments, to issue to the underwriters warrants, or the representatives’ warrants, to purchase a number of common shares equal to seven percent (7%) of the total number of common shares sold in this public offering. The representatives’ warrants and the shares of common stock underlying the representatives’ warrants are being registered on the registration statement of which this prospectus forms a part. The representatives’ warrants will be exercisable at a price equal to $4.30 per share (100% of the initial public offering price). The representatives’ warrants are also exercisable on a cashless basis. The representatives’ warrants are exercisable at any time and from time to time, in whole or in part, during the five (5) year period from the commencement of sales of this offering in accordance with FINRA Rule 5110(g)(8(A), commencing six months after the effective date of the registration statement related to this offering. The representatives’ warrant also provides for customary anti-dilution provisions and demand and “piggyback” registration rights with respect to the registration of the common shares underlying the representatives’ warrants. The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(B) and 5110(g)(8)(C). The piggyback registration rights provided will not be greater than two years from the initial exercise date in compliance with FINRA Rule 5110(g)(8)(D).

84

The representatives’ warrants and the common shares underlying the representatives’ warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e) of FINRA. The representatives, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the representatives’ warrants or the securities underlying the representatives’ warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the representatives’ warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the representatives’ warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The representatives’ warrants will provide for adjustment in the number and price of the representatives’ warrants and the common shares underlying such representatives’ warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Right of First Refusal

We have granted Benchmark and Axiom, as representatives of the underwriters, a right of first refusal, for a period of twelve (12) months from the closing of this offering, to act as lead book-runner, lead placement agent, and/or investment banker/advisor for each and every future public and private equity or debt offering, including all equity linked financings, and for each proposed or completed merger or acquisition transaction whereby we would be merged into or acquired by another company or entity during such 12 month period, of ours, or any successor to or subsidiary of us. If the Company terminates the representatives for cause, in compliance with FINRA Rule 5110(g)(5)(B), then no such right of first refusal will be granted to the representatives.

Tail Fee

The representatives shall be entitled to a tail fee equal to the compensation in this offering with respect to future financings consummated solely with investors (a) with whom the Company has had a conference call or a meeting arranged by the representatives and (b) provided that the future financing is consummated at any time within the twelve (12) month period following the closing of this offering. If the Company terminates the engagement of the representatives for cause, in compliance with FINRA Rule 5110(g)(5)(B), then no such tail fee will be granted to the underwriters.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the common shares include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant. An active trading market for our common stock may not develop. It is also possible that after the offering, our common stock will not trade in the public market at or above the public offering price.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the option. If the underwriters sell more securities than could be covered by exercise of the option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

85

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of its securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Other Relationships

The underwriters and their respective affiliates may, in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with the underwriters for any further services.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

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Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPERTS

ZH CPA, LLC, our independent registered public accounting firm, has audited our balance sheets as of September 30, 2023 and 2024, and the related statements of operations, changes in members’ equity and cash flows for the fiscal years ended September 30, 2023 and 2024, as set forth in their report. We have included our financial statements in this prospectus and in this registration statement in reliance on ZH CPA, LLC’s report given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel in connection with the registration of our common stock under the Securities Act, and as such, will pass upon the validity of the securities offered hereby. Certain matters are being passed on for the underwriters by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at https://helloaether.com/, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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INDEX TO FINANCIAL STATEMENTS

AETHER HOLDINGS, INC.

F-1

AETHER HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2024	September 30, 2024
ASSETS

Current assets
Cash	$393,711	$557,823
Prepaid expenses	14,655	19,286
Deferred offering costs	145,785	139,017
Total current assets	554,151	716,126

Property and equipment, net	2,792	3,315
TOTAL ASSETS	$556,943	$719,441

LIABILITIES AND EQUITY

Current liabilities
Payables and accrued liabilities	$65,170	$31,332
Due to related parties	292,624	191,952
Deferred revenue	368,058	380,077
Total current liabilities	725,852	603,361

TOTAL LIABILITIES	$725,852	$603,361

Commitments and Contingencies

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.001 par value, 50,000,000 shares authorized, 10,031,273 and 10,031,273 shares issued and outstanding at December 31, 2024 and September 30, 2024, respectively*	10,031	10,031
Additional paid-in capital	2,162,945	2,162,945
Accumulated deficit	(2,341,885)	(2,056,896)
Total stockholders’ equity (deficit)	(168,909)	116,080

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$556,943	$719,441

* Shares and per share data are presented on a retroactive basis to reflect the reorganization and the 1.2-for-1 reverse stock split.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-2

AETHER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND

COMPREHENSIVE LOSS (Unaudited)

	For the three months ended December 31,
	2024	2023

REVENUE	$354,643	$365,413

Cost of Sales	107,558	113,299
GROSS PROFIT	247,085	252,114

OPERATING EXPENSES
Sales and marketing expenses	22,045	51,998
General and administrative expenses	510,029	294,055
Total operating expenses	532,074	346,053

Loss before income taxes	(284,989)	(93,939)

Income tax benefit	-	-

Net loss	(284,989)	(93,939)

Comprehensive loss	(284,989)	(93,939)

Loss per share – Basic and Diluted*	$(0.03)	$(0.01)
Weighted average number of shares outstanding – Basic and Diluted *	10,031,273	8,835,389

* Shares and per share data are presented on a retroactive basis to reflect the reorganization and the 1.2-for-1 reverse stock split.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-3

AETHER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (Unaudited)

	Common stock		Additional paid-in capital	Subscription receivable	Retained earnings (accumulated deficit)	Total equity (deficit)
	Number*	Amount	Amount	Amount	Amount	Amount

Balance – October 1, 2024	10,031,273	$10,031	$2,162,945	$-	$(2,056,896)	$116,080
Net loss for the period	-	-	-	-	(284,989)	(284,989)
Balance – December 31, 2024	10,031,273	$10,031	$2,162,945	-	$(2,341,885)	$(168,909)

Balance – October 1, 2023	7,986,112	$7,986	$436,409	$-	$(1,117,460)	$(673,065)
Net loss for the period	-	-	-	-	(93,939)	(93,939)
Stock based compensation	205,856	206	222,713	-	-	222,919
Issuance of shares	1,339,299	1,339	1,123,668	(261,849)		863,158
Share issuance costs	-	-	(36,210)		-	(36,210)
Balance – December 31, 2023	9,531,267	$9,531	$1,746,580	$(261,849)	$(1,211,399)	$282,863

* Shares and per share data are presented on a retroactive basis to reflect the reorganization and the 1.2-for-1 reverse stock split.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

AETHER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the three months ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(284,989)	$(93,939)
Adjustments:
Depreciation	523	524
Services in exchange for shares	-	222,919
Changes in operating assets and liabilities:
Prepaid expenses	4,631	(125,385)
Payable and accrued liabilities	33,838	(63,755)
Deferred revenue	(12,019)	(11,914)
Net cash used in operating activities	(258,016)	(71,550)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment made related to acquisition of non-controlling interest	-	(100,113)
Amounts due to related parties	100,672	(12,262)
Deferred offering costs	(6,768)	(50,000)
Net proceeds from issuance of shares	-	826,948
Cash provided by financing activities	93,904	664,573

Net increase (decrease) in cash and cash equivalents for the year	(164,112)	593,023

Cash, beginning of the period	557,823	98,106
Cash, end of the period	$393,711	$691,129

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-5

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1 — DESCRIPTION OF BUSINESS AND ORGANIZATION

Aether Holdings, Inc. (the “Company” or “Aether”) was incorporated pursuant to the Delaware General Corporation Law (“DGCL”) on August 15, 2023. The Company, acting through its subsidiary, Sundial Capital Research Inc. (“Sundial”) is principally engaged in providing proprietary research analytics, data, and tools for equity traders through its flagship platform, SentimenTrader.com.

The head office and records of the Company are located at 1441 Broadway, 30th Floor, New York, NY 10018. The registered office is located at 16192 Coastal Highway, Lewes, Delaware 19958.

The Company had one subsidiary, Sundial. Details of the Company as of December 31, 2024 and September 30, 2024, are set out below:

Name of Entity	Date of Incorporation	Place of Incorporation	Percentage of Ownership	Principal Activities
Aether Holdings, Inc.	August 15, 2023	Delaware, US	Parent	Holding Company
Sundial Capital Research Inc.	January 22, 2003	Minnesota, US	100%	Software Service

Going Concern

The unaudited condensed consolidated financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred a loss since inception resulting in an accumulated deficit. As of December 31, 2024, the Company had negative working capital of $171,701. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

The ability to continue as a going concern depends on the Company’s ability to generate revenue and profit in the future and/or to obtain necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months primarily through financings from the Company’s major stockholder, although the Company may seek other sources of funding, including public and private offerings of securities.

These unaudited condensed consolidated financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a “going concern.” While management believes that the actions already taken or planned, including adjusting its operating expenditures and obtaining financial supports from its principal stockholder, will mitigate the adverse conditions and events which raise doubt about the validity of the “going concern” assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

F-6

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany transactions have been eliminated in consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the unaudited condensed consolidated financial statements from the date that control commences until the date that control ceases.

Foreign Currency

These unaudited condensed consolidated financial statements are presented in United States dollars which are the parent and subsidiaries’ functional currency. The functional currency for each entity consolidated with the Company is determined by the currency of the primary economic environment in which it operates, US dollars (“USD”).

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognized in profit or loss.

F-7

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates and Assumptions

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. There were no significant estimates or assumptions that materially impacted the unaudited condensed consolidated financial statements for the three months ended December 31, 2024 and 2023.

Segment Information

The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its chief executive officer, who reviews financial information for purposes of making operating decisions, assessing financial performance and allocating resources. The Company’s CODM evaluates financial information on a consolidated basis. As the Company operates as one operating segment, all required segment financial information is found in the unaudited condensed consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, the balances with banks and the liquid investments with maturities of three months or less.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation and impairment losses at the following depreciation rates:

Computer hardware & IT	Double declining balance method – 30%

Equipment that is withdrawn from use or has no reasonable prospect of being recovered through use or sale, are regularly identified, and written off. The assets’ residual values, depreciation methods and useful lives are reviewed, and adjusted if appropriate, at each reporting date. Subsequent expenditures relating to items of property and equipment are capitalized when it is probable that future economic benefits from the use of the assets will be increased. All other subsequent expenditures are recognized as repairs and maintenance.

Deferred Offering Costs

Deferred offering costs consist of specific expenses directly attributable to the Company’s planned initial public offering (“IPO”), including legal, accounting, printing, underwriter fees, and filing fees. These costs are capitalized as incurred in accordance with the guidance under ASC 340-10-S99-1. Upon the successful completion of the IPO, deferred offering costs will be offset against the IPO proceeds and reclassified to additional paid-in capital. For the three months ended December 31, 2024, the Company recorded deferred offering costs of $145,785. For the year ended September 30, 2024, the Company recorded deferred offering costs of $139,017.

F-8

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-lived Asset

Long-lived assets, including plant, property and equipment, are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for the three months ended December 31, 2024 and 2023, respectively.

Research and Development Expenses

Research and development expenses represent costs directly attributable to the research and development of AI and machine learning related new features for the Company’s platform. All research and development costs are expensed as incurred.

Revenue Recognition

The Company adopted ASC Topic 606 Revenue from Contracts with Customers (“ASC 606”) on January 1, 2020 using the modified retrospective approach. Revenues were presented under ASC 606 and all subsequent ASUs that modified ASC 606 for the three months ended December 31, 2024 and 2023. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Company applies the following steps:

Step 1:	Identification of the contract with a customer;

Step 2:	Identification of the performance obligations in the contract;

Step 3:	Determination of the transaction price;

Step 4:	Allocation of the transaction price to the performance obligations in the contract (where revenue is allocated on a relative standalone selling price basis by maximizing the use of observable inputs to determine the standalone selling price for each performance obligation); and

Step 5:	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Revenue from online subscription services

Our primary source of revenue is subscriptions to our cloud-based software during the term of arrangement. Cloud-based services allow our customers to access to the tailor-made stock research reports without taking possession of the software. Revenue is generally recognized ratably over the contract term beginning on the commencement date of each contract, which is the date our cloud-based software is made available to customers, and collection is reasonably assured. Subscription agreements generally have terms ranging from one month to one year. Amounts that have been invoiced are recorded either deferred revenue or revenue in the unaudited condensed consolidated financial statements, depending on whether the underlying performance obligation has been satisfied.

Deferred Revenue

Deferred revenue consists of advance payments that are received in advance of the Company’s performance. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the term of the applicable subscription period or expected completion of the performance obligation is one year or less.

F-9

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cost of Revenue

Cost of revenues primarily consist of expenses related to hosting the Company’s service and analyst salaries that directly benefit sales. These expenses are comprised of hosted data center global costs, fees paid to third-party data providers and personnel-related costs directly associated with research reports, including salaries and benefits.

Capital Stock

Common shares are classified as shareholders’ equity. Transaction costs directly attributable to the issue of common shares and share purchase options are recognized as a deduction from equity, net of any tax effects.

Related Parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Fair Value Measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value are as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

Level 3: Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments include cash and cash equivalents, trade payables and accrued liabilities, due to related parties and payable related to the acquisition of a non-controlling interest. The carrying amounts of these accounts approximate their fair values due to the short-term nature of these instruments.

The Company noted no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring nor non-recurring basis as of December 31, 2024 and September 30, 2024.

F-10

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

Current tax

Current tax consists of current tax payable based on the Company’s taxable income for the year. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax

Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized.

Earnings (loss) Per Share

The Company presents basic and diluted earnings (loss) per share data for its common shares. Basic earnings (loss) per share is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year, adjusted for own shares held. Diluted earnings (loss) per share is determined by dividing the profit or loss attributable to common shareholders by the weighted average number of common shares outstanding, adjusted for own shares held and for the effects of all potential dilutive common shares related to outstanding stock options and warrants issued by the Company for the years presented, except if their inclusion is anti- dilutive.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. This ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The new standard became effective for the Company beginning October 1, 2023, using either a modified retrospective or a fully retrospective method of transition and early adoption is permitted. The adoption of this guidance did not have a material impact on the unaudited condensed consolidated financial statements.

Recently Issued Accounting Pronouncements

In October 2021, the FASB issued ASU No. 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”). This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Company beginning after December 15, 2023, and are applied prospectively to business combinations that occur after the effective date. The Company does not expect the adoption of this guidance to have a material impact on the unaudited condensed consolidated financial statements.

F-11

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In June 2022, the FASB issued ASU No. 2022-03, “Fair Value Measurements (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which clarifies and amends the guidance of measuring the fair value of equity securities subject to contractual restrictions that prohibit the sale of the equity securities. The guidance will be effective for fiscal years beginning after December 15, 2023 and interim periods within those fiscal years. The Company does not expect the adoption of this guidance to have a material impact on the unaudited condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). This ASU requires that public business entities must annually “(1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate).” A public entity should apply the amendments in ASU 2023-09 prospectively to all annual periods beginning after December 15, 2024. The Company is currently evaluating these new disclosure requirements and does not expect the adoption to have a material impact.

In November 2024, the FASB issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income (Subtopic 220-40): Disaggregation of Income Statement Expenses.” This pronouncement introduces new disclosure requirements aimed at enhancing transparency in financial reporting by requiring disaggregation of specific income statement expense captions. Under the new guidance, entities are required to disclose a breakdown of certain expense categories, such as: employee compensation; depreciation; amortization, and other material components. The disaggregated information can be presented either on the face of the income statement or in the notes to the financial statements, often using a tabular format. The ASU is effective for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating these new disclosure requirements and does not expect the adoption to have a material impact.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated balance sheets, statements of income (loss) and comprehensive income (loss) and statements of cash flows.

From time to time, new accounting pronouncements are issued by the FASB or other standard-setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on the accompanying financial statements and disclosures.

NOTE 3 — DEFERRED REVENUE

Deferred revenue consists of the unearned portion of customer billings, which is recognized as revenue in accordance with our revenue recognition policy. The Company classifies deferred revenue as a short-term liability on the unaudited condensed consolidated balance sheets because the longest subscription plan is for twelve months. The amount of revenue recognized that was included in the deferred revenue balance at the beginning of the year was $198,679 and $206,349 for the three months ended December 31, 2024 and 2023 and $403,440 for the year ended September 30, 2024, respectively. For the three months ended December 31, 2024, the additional deferred revenue accrued was $342,624 and the revenue released from deferred revenue was $354,643. For the three months ended December 31, 2023, the additional deferred revenue accrued was $353,499 and the revenue released from deferred revenue was $365,413. The movement of deferred revenue for the three months ended December 31, 2024 and the year ended September 30, 2024 is as follows:

	For the Three Months Ended December 31, 2024	September 30, 2024
Opening balance	$380,077	$403,440
Additional deferred revenue accrual	342,624	1,416,733
Revenue released from deferred revenue	(354,643)	(1,440,096)
Ending balance	$368,058	$380,077

F-12

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 4 — COST OF SALES

Cost of subscription revenue consists primarily of managed hosting providers, other third-party service providers, and employee-related costs including payroll and benefits for our research analysts.

	For the Three Months Ended December 31,
	2024	2023
Wages – Research analysts	$95,914	$89,453
Bloomberg data and hosting	7,500	19,310
IT services and other	4,144	4,536
Total	$107,558	$113,299

NOTE 5 — PREPAID EXPENSES

The prepaid expenses as of December 31, 2024 and September 30, 2024 were as follows:

	December 31, 2024	September 30, 2024
Software license	$5,620	$8,000
Prepaid rents	-	2,000
SEC filing fees	2,960	4,728
Other	6,075	4,558
Total	$14,655	$19,286

NOTE 6 — PAYABLES AND ACCRUED LIABILITIES

The payables and accrued liabilities as of December 31, 2024 and September 30, 2024 were as follows:

	December 31, 2024	September 30, 2024
Accounts payable	$15,479	$1,186
Accrued liabilities	40,817	19,817
Other payables	8,874	10,329
Total	$65,170	$31,332

F-13

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 7 — EQUITY

A) Share Issued for Service Agreement

On August 25, 2023, the Company entered into a project development agreement with Wuyao Safety Technology (“Wuyao”). Under the terms of this agreement, the Company agreed to issue 208,333 shares of common stock, valued at $1.20 per share, for a total consideration of $250,000, to settle the services provided by Wuyao. The project was completed in August 2024. As of September 30, 2023, the Company had issued 69,444 shares of its common stock to Wuyao. During the three months ended December 31, 2023, the Company issued the remaining 138,889 shares to Wuyao.

On October 31, 2023, the Company issued 16,071 shares of common stock with a value of $0.84 per share to settle the consulting services provided by Research Capital Corporation, for an aggregate value of $13,500.

On November 21, 2023, the Company issued 50,896 shares of common stock with a value of $0.84 per share to settle the consulting services provided by Monic Wealth Solutions Ltd., for an aggregate value of $42,753.

No shares are issued for Service Agreement for the three months ended December 31, 2024.

F-14

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 7 — EQUITY (continued)

B) Non-brokered Private Placement

On October 31, 2023, the Company entered into a non-brokered private placement to issue 1,339,293 shares of the Company’s common stock with a value of $0.84 per share for a gross proceed of $1,125,007. The transaction closed in two tranches, with the first closing October 31, 2023, and the second on November 21, 2023. The transaction incurred share issuance costs of $36,210, which included bank transaction fees and finder commissions.

There is no non-brokered private placement for the three months ended December 31, 2024.

C) Reverse Stock Split

On January 15, 2025, the Company’s board of directors approved a share consolidation of the Company’s common shares at a ratio of 1.2-for-1 reverse split, effective on January 15, 2025. As a result of the share consolidation, every 1.2 common shares outstanding automatically combined and converted into 1 issued and outstanding common share, without any action required from shareholders. The par value and the authorized number of common shares remained unchanged.

All share and per-share information included in the unaudited condensed consolidated financial statements and notes thereto have been retroactively adjusted for the 1.2-for-1 reverse split occurred on the first day of the first period presented.

As of December 31, 2024 and September 30, 2024, the Company had 10,031,273 common shares issued and outstanding, respectively.

NOTE 8 — SEGMENTED INFORMATION

Operating segments

The Company operates primarily in one principal business, that being the development, marketing and support management of the Company’s cloud-based platform. 100% of the revenue and non-current assets are in the United States.

NOTE 9 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of
	December 31, 2024	September 30, 2024
Computer equipment	$16,982	$16,982
Less: Accumulated depreciation	14,190	13,667
Property and equipment, net	$2,792	$3,315

Depreciation expenses totaled $523 and $524 were recorded in general and administrative expenses during the three months ended December 31, 2024 and 2023, respectively.

F-15

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 10 — RELATED PARTY TRANSACTIONS

Related parties include key management personnel, their close family members and entities under their control or joint control. Key management personnel are those having authority and responsibility for the planning directing and controlling the activities of the entity, directly or indirectly. The Company defines key management personnel as the Company’s C-level executives and board of directors. The Company’s relationship with related parties who had transactions with the Company are summarized as follows:

Related Party	Relationship with the Company
Qian Zhang

Former Director and CEO of Sundial from May 31, 2023 to July 10, 2024; Operating Officer (“COO”) of Sundial since July 10, 2024

Former Director and Interim CEO of Aether from August 25, 2023 to September 11, 2023

Hao Hu

Chief Information Officer (“CIO”) of Sundial since March 15, 2023; Director of Sundial since September 9, 2023; Interim Chief Executive Officer of Sundial since July 10, 2024;

Former Director and CTO of Aether from August 25, 2023 to September 11, 2023

Nicolas Kuan Liang Lin	Chief Executive Officer (“CEO”) since September 11, 2023 and Director of Aether since August 25, 2023

David Chi Ching Ho	Chief Strategy Officer (“CSO”) since April 1, 2024

Siu Hang (Henry) Wong	Former Chief Operating Officer (“COO”) from June 1, 2024 to November 20, 2024

Elixir Technology Inc.	Aether’s principal common shareholder

Jaclyn Wu	Director of Sundial since August 16, 2022; Director of Aether since August 25, 2023.

Monic Wealth Solutions Ltd.	Owned by Jaclyn Wu, a director of Aether and Sundial.

Ledger Pros LLC	Owned by Suresh R. Iyer, the Chief Financial Officer (“CFO”) since May 16, 2024

Suresh R. Iyer	Chief Financial Officer (“CFO”) since May 16, 2024

F-16

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 10 — RELATED PARTY TRANSACTIONS (continued)

Related Party transactions

The Company had the following related party transactions:

A) Due to related parties

The Company’s balances due to related parties as of December 31, 2024 and September 30, 2024 were as follows:

Name	December 31, 2024	September 30, 2024
Qian Zhang	$5,034	$5,034
Elixir Technology Inc.	5,157	5,157
Jaclyn Wu	80,055	50,055
Nicolas Kuan Liang Lin	125,014	80,014
David Chi Ching Ho	44,959	29,959
Siu Hang (Henry) Wong	6,601	4,931
Suresh R. Iyer	6,000	6,000
Ledger Pros LLC	19,800	10,800
Hao Hu	4	2
Total due to related parties	$292,624	$191,952

The amounts due to related parties as of December 31, 2024 and September 30, 2024 primarily represent unpaid compensation for the Company’s executive officers and directors (See Note 10C).

B) Services rendered from related party

During the three months ended December 31, 2023, the Company issued 50,896 shares of common stock, valued at $0.84 per share, as compensation for consulting services provided by Monic Wealth Solutions Ltd., for a total value of $42,753. (See Note 7A). No shares were issued to Monic Wealth Solutions Ltd. for the three months ended December 31, 2024.

During the three months ended December 31, 2024 and 2023, the Company incurred $0 and $39,438 for the marketing and sales channel services provided by Monic Wealth Solutions Ltd.

During the three months ended December 31, 2024 and 2023, the Company incurred $9,000 and $0 for the accounting services provided by Ledger Pros LLC.

F-17

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 10 — RELATED PARTY TRANSACTIONS (continued)

Related Party transactions (continued)

C) Wages and salaries for services rendered by executive officers and directors

Name	December 31, 2024	December 31, 2023
Qian Zhang	$28,800	$24,000
Hao Hu	37,502	30,000
Jaclyn Wu	30,000	-
Nicolas Kuan Liang Lin	45,000	-
David Chi Ching Ho	15,000	-
Siu Hang (Henry) Wong	15,000	-
Suresh R. Iyer	18,000	-
Total wages and salaries	$189,302	$54,000

Proforma wages and salaries paid to the executive officers and directors

The Company entered into employment agreements with several executive officers and non-independent director agreements between April and August 2024. The general and administrative expenses for the three months ended December 31, 2023 would increase by $123,002 if the employment agreements with the executive officers and directors commenced on October 1, 2022.

Pro Forma information if employment agreements with the executive officers and directors commenced on October 1, 2022	Three months ended December 31, 2023
General and administrative expenses (pro forma)	$417,057
Pro forma net loss and comprehensive loss (pro forma)	(216,941)
Pro forma net loss per share – basic and diluted (pro forma)	(0.02)
Weighted average number of shares of common stock outstanding – basic and diluted*	8,835,389

* Shares and per share data are presented on a retroactive basis to reflect the reorganization and the 1.2-for-1 reverse stock split.

F-18

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 11 — INCOME TAXES

The Company is subjected to a combined effective tax rate for federal and state income taxes of 30.8% and state minimum fee.

The deferred tax assets and liabilities were estimated for further tax consequences attributable to difference between the financial statement carrying amounts of the Company’s existing assets and liabilities and their respective tax bases. The deferred tax assets and liabilities were measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

As of December 31, 2024 and September 30, 2024, the Company did not have an accrued liability for uncertain tax positions and does not anticipate recognition of any significant liabilities for uncertain tax positions during the next 12 months. For the three months ended December 31, 2024 and 2023, no amounts were incurred for income tax uncertainties or interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company’s tax years since its formation remain subject to possible income tax examination by its major taxing authorities for all periods.

No provision for income tax was made for the three months ended December 31, 2024 and 2023 as the Company had no assessable profits for both years

The following table reconciles income taxes based on the U.S. statutory tax rate to the Company’s income tax expense:

	Three months ended December 31, 2024	Three months ended December 31, 2023
Loss before income tax	$(284,989)	$(93,939)
Statutory tax rate	30.8%	30.8%
Tax at the domestic income tax rate	(87,777)	(28,933)

Tax effect of tax losses not recognized	84,098	26,992
Non-deductible expenses	161	161
Difference in state tax rate	3,518	1,780
Total income tax benefit	$-	$-

Significant components of deferred income tax assets and liabilities were as follows:

	December 31, 2024	September 30, 2024
Tax Loss Carryforward	$451,625	$367,528
Valuation allowance for deferred tax assets	(451,625)	(367,528)
Total deferred income tax assets (liabilities)	$-	$-

As of December 31, 2024 and September 30, 2024, there was net operating loss (“NOL”) carryforward of $1,528,920 and $1,244,454 respectively and they can be carried forward indefinitely. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2024 and September 30, 2024.

F-19

AETHER HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 12 — CREDIT RISK AND CONCENTRATION

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash. As of December 31, 2024 and September 30, 2024, substantially all of the Company’s cash and cash equivalents were held in major financial institutions located in the U.S., which are FDIC-insured and management considers to be of high credit quality.

The maximum exposure of such assets to credit risk is their carrying amounts at the balance sheet dates. The Company maintains majority of the bank accounts at financial institutions in the United States, where there is $250,000 standard deposit insurance coverage limit per depositor, per FDIC-insured bank and per ownership category. As of December 31, 2024 and September 30, 2024, cash balances of $165,338 and $372,534, respectively, were mainly maintained at financial institutions in the US. The remaining balance of $228,373 and $185,289, respectively, were maintained in payment processing accounts with services such as Mercury, PayPal and Stripe. While management believes that the financial institutions and payment processors used by the Company are of high credit quality, it also continually monitors their creditworthiness.

Liquidity risk

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when they come due. All of the Company’s financial liabilities are subject to normal trade terms. The Company is historically funded the working capital needs primarily from operations, as well as advances from related parties.

The Company has incurred a loss since inception resulting in an accumulated deficit. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern depends on the Company’s ability to generate revenue and profit in the future and/or to obtain necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months primarily through financings from the Company’s major stockholder. Additionally, the Company is seeking other sources of funding, including public and private offerings of securities.

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices. These market factors are not expected to pose significant risks to the Company.

Concentration risk

For purposes of assessing the concentration of credit risk and significant customers, a group of customers under common control or customers that are affiliates of each other are regarded as a single customer. Additionally, there were no customers that represented 10% or more of the Company’s revenue for the three months ended December 31, 2024 and 2023.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. There is no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of its operations and there are no proceedings in which any of the Company’s directors, officers, or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to the Company’s interest.

NOTE 14 — SUBSEQUENT EVENTS

Reverse Stock Split

On January 15, 2025, the Company’s board of directors approved a share consolidation of the Company’s common shares at a ratio of 1.2-for-1 reverse split, effective on January 15, 2025. As a result of the share consolidation, every 1.2 common shares outstanding automatically combined and converted into 1 issued and outstanding common share, without any action required from shareholders. The par value and the authorized number of common shares remained unchanged.

All share and per-share information included in the unaudited condensed consolidated financial statements and notes thereto have been retroactively adjusted for the 1.2-for-1 reverse split occurred on the first day of the first period presented. (See Note 7C)

The Company has evaluated the impact of events that have occurred subsequent to December 31, 2024, through the date the unaudited condensed consolidated financial statements were available to issue, and concluded that other than the above reverse stock split, no subsequent events have occurred that would require recognition in the unaudited condensed consolidated financial statements or disclosure in the notes to the unaudited condensed consolidated financial statements.

F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Aether Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Aether Holdings, Inc. and its subsidiaries (the “Company”) as of September 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ZH CPA, LLC

We have served as the Company’s auditor since 2023.

Denver, Colorado

December 30, 2024 (except for the effects of the stock split disclosed in Note 1, Note 7, Note 10 and Note 14 as to which the date is February 27, 2025)

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us

F-21

AETHER HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2024	September 30, 2023
ASSETS

Current assets
Cash	$557,823	$98,106
Prepaid expenses	19,286	12,760
Deferred offering costs	139,017	-
Total current assets	716,126	110,866

Property and equipment, net	3,315	5,409
TOTAL ASSETS	$719,441	$116,275

LIABILITIES AND EQUITY

Current liabilities
Payables and accrued liabilities	$31,332	$140,400
Due to related parties	191,952	27,233
Payable related to acquisition of non-controlling interest	-	218,267
Deferred revenue	380,077	403,440
Total current liabilities	603,361	789,340

TOTAL LIABILITIES	$603,361	$789,340

Commitments and Contingencies

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.001 par value, 50,000,000 and 50,000,000 shares authorized, 10,031,273 and 7,986,112 shares issued and outstanding at September 30, 2024 and 2023, respectively*	10,031	7,986
Additional paid-in capital	2,162,945	436,409
Accumulated deficit	(2,056,896)	(1,117,460)
Total stockholders’ equity (deficit)	116,080	(673,065)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$719,441	$116,275

* Shares and per share data are presented on a retroactive basis to reflect the reorganization and the 1.2-for-1 reverse stock split.

The accompanying notes are an integral part of these consolidated financial statements

F-22

AETHER HOLDINGS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS AND

COMPREHENSIVE LOSS

	For the Years Ended September 30,
	2024	2023

REVENUE	$1,440,096	$1,555,542

Cost of Sales	445,466	409,705
GROSS PROFIT	994,630	1,145,837

OPERATING EXPENSES
Sales and marketing expenses	130,443	54,294
General and administrative expenses	1,653,623	1,287,290
Research and development expenses	150,000	100,000
Total operating expenses	1,934,066	1,441,584

Loss before income taxes	(939,436)	(295,747)

Income tax benefit	-	-

Net loss	(939,436)	(295,747)
Less: net loss attributable to non-controlling interest	-	(18,370)
Net loss attributable to Aether Holdings, Inc.	(939,436)	(277,377)

Comprehensive loss	(939,436)	(277,377)
Less: comprehensive loss attributable to non-controlling interest	-	-
Comprehensive loss attributable to Aether Holdings, Inc.	$(939,436)	$(295,747)

Loss per share – Basic and Diluted*	$(0.10)	$(0.04)
Weighted average number of shares outstanding – Basic and Diluted *	9,499,792	7,918,379

* Shares and per share data are presented on a retroactive basis to reflect the reorganization and the 1.2-for-1 reverse stock split.

The accompanying notes are an integral part of these consolidated financial statements

F-23

AETHER HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common stock		Additional paid-in capital	Retained earnings (accumulated deficit)	Noncontrolling interest	Total equity (deficit)
	Number*	Amount	Amount	Amount	Amount	Amount

Balance – October 1, 2022	7,916,667	$7,917	1,583	$(299,634)	$(20,517)	$(310,651)
Acquisition of non-controlling interest	-	-	-	(540,449)	38,887	(501,562)
Net loss for the year	-	-	-	(277,377)	(18,370)	(295,747)
Services in exchange for shares	69,445	69	434,826	-	-	434,895
Balance – September 30, 2023	7,986,112	$7,986	$436,409	$(1,117,460)	-	$(673,065)

Net loss for the year	-	-	-	(939,436)	-	(939,436)
Services in exchange for shares	205,856	206	222,713	-	-	222,919
Issuance of shares	1,839,305	1,839	1,543,169	-	-	1,545,008
Share issuance costs	-	-	(39,346)	-	-	(39,346)
Balance – September 30, 2024	10,031,273	$10,031	$2,162,945	$(2,056,896)	-	$116,080

* Shares and per share data are presented on a retroactive basis to reflect the reorganization and the 1.2-for1 reverse stock split.

The accompanying notes are an integral part of these consolidated financial statements.

F-24

AETHER HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year	$(939,436)	$(295,747)
Adjustments:
Depreciation	2,094	2,318
Services in exchange for shares	222,919	434,895
Changes in operating assets and liabilities:
Prepaid expenses	(6,526)	(12,760)
Payable and accrued liabilities	(109,068)	126,973
Deferred revenue	(23,363)	(50,576)
Net cash provided by (used in) operating activities	(853,380)	205,103

CASH FLOWS FROM FINANCING ACTIVITIES
Payment made related to acquisition of non-controlling interest	(218,267)	(283,295)
Amounts due to related parties	164,719	(12,767)
Deferred offering costs	(139,017)	-
Dividends paid	-	(71,194)
Net proceeds from issuance of shares	1,505,662	-
Cash provided by (used in) financing activities	1,313,097	(367,256)

Net increase (decrease) in cash and cash equivalents for the year	459,717	(162,153)

Cash, beginning of the year	98,106	260,259
Cash, end of the year	$557,823	$98,106

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

F-25

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS AND ORGANIZATION

Aether Holdings, Inc. (the “Company” or “Aether”) was incorporated pursuant to the Delaware General Corporation Law (“DGCL”) on August 15, 2023. The Company, acting through its subsidiary, Sundial Capital Research Inc. (“Sundial”) is principally engaged in providing proprietary research analytics, data, and tools for equity traders through its flagship platform, SentimenTrader.com.

The head office and records of the Company are located at 1441 Broadway, 30th Floor, New York, NY 10018. The registered office is located at 16192 Coastal Highway, Lewes, Delaware 19958.

Reorganization

A reorganization of the legal structure was completed on August 25, 2023 (the “Reorganization”). The Reorganization involved the incorporation of Aether, a holding company established under the DGCL; and the exchange of Sundial shares for shares of Aether’s common stock by Elixir Technology Inc. (“Elixir”) and Greentown Investments Corporation Limited (“Greentown”).

Incorporation of Sundial

Sundial was incorporated under the laws of the State of Minnesota on January 22, 2003. At the time of incorporation, 1,000 shares were issued to Jason Goepfert. In a series of transactions between February 18, 2015, and January 21, 2021, 428 shares were issued to Eric Brown, for a total of 1,428 shares of common stock issued and outstanding as of January 21, 2021.

Elixir’s Purchase of Sundial Common Stock

On July 16, 2021, Elixir purchased 1,000 shares of Sundial common stock from Jason Goepfert and Eric Brown for a total cash consideration of $5,600,000, which represented 70% of the total issued and outstanding shares of Sundial common stock at the time of purchase. This purchase of equity interest is accounted for as a business combination transaction in accordance with ASC 805.

Sundial Stock Buyback

On January 1, 2023, Sundial repurchased 300 shares of its common stock from Jason Goepfert for $351,562 in consideration, representing approximately 21% of the then total issued and outstanding shares of Sundial common stock. On March 10, 2023, Sundial repurchased 128 shares of its common stock from Eric Brown for $150,000 in consideration, representing approximately 11% of the then total issued and outstanding shares of Sundial common stock. Subsequent to each repurchase, Sundial cancelled the repurchased shares of its common stock. As a result, as of March 10, 2023, Sundial had 1,000 shares of common stock issued and outstanding, 100% of which were held by Elixir (See Note 7A).

Issuance of Shares to Greentown

On March 15, 2023, Mr. Hao Hu joined Sundial as the Chief Information Officer and was issued 300 restricted shares of Sundial common stock as a signing bonus.

On July 1, 2023, after the vesting of his restricted shares, Mr. Hao Hu transferred his 300 shares of common stock to Greentown, a company owned in part by Mr. Hao Hu (See Note 7B). After giving effect to the share transfer, 100% of the issued and outstanding common stock of Sundial was owned by Elixir and Greentown.

On July 1, 2023, subsequent to the transfer of the 300 shares of Sundial common stock from Mr. Hao Hu to Greentown, Elixir and Greentown entered into an acting-in-concert agreement, whereby each party agreed to act in concert with the other when exercising their respective voting rights in board meetings, shareholders’ meetings, and making strategic decisions with regard to Sundial.

F-26

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS AND ORGANIZATION (continued)

Formation of Aether

Between July and August, 2023, Sundial began strategic discussions with Up and Up Ventures Limited (“Up and Up”), an entity controlled by Mr. Nicolas Kuan Liang Lin, believing that Up and Up’s experience in capital markets transactions and mergers and acquisitions would benefit Sundial’s long-term strategy. As a result of these discussions, Elixir, Greentown, and Up and Up agreed upon a plan to reorganize Sundial under a holding company. On August 15, 2023, Aether Holdings, Inc. was incorporated in the State of Delaware to serve as the holding company in the plan of reorganization.

Share Exchange Agreement

On August 25, 2023, pursuant to a Share Exchange Agreement dated August 23, 2023, by and among Elixir, Greentown and Aether, Elixir and Greentown exchanged 100% of their equity interest in Sundial, or an aggregate of 1,300 shares of Sundial common stock, with the Company for an aggregate of 5,541,667 shares of the Company’s common stock (the “Share Exchange”). Concurrent to the Share Exchange, the Company also issued 2,375,000 founder shares of its common stock to Up and Up. Upon the completion of the transaction, Sundial became a subsidiary of the Company, and the Company had a total of 7,916,667 shares of common stock issued and outstanding, with Greentown and Elixir collectively owning 70% of the Company’s equity interest and Up and Up owning 30% of the equity interests of the Company.

As of August 25, 2023, Elixir owned a 49% equity interest in the Company, Greentown owned a 21% equity interest in the Company, and Up and Up owned a 30% equity interest in the Company.

Since the Company and its subsidiary are effectively controlled by Elixir and Greentown both before and after the Reorganization, they are considered under common control. These transactions had been treated as a reorganization of entities under common control and thus the current capital structure has been retrospectively presented in prior periods at historical cost as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements in accordance with ASC 805-50-45-5.

After giving effect to the Reorganization, the Company had one subsidiary, Sundial. Details of the Company as of September 30, 2024, are set out below:

Name of Entity	Date of Incorporation	Place of Incorporation	Percentage of Ownership		Principal Activities
Aether Holdings, Inc.	August 15, 2023	Delaware, US	Parent		Holding Company
Sundial Capital Research Inc.	January 22, 2003	Minnesota, US	100	%*	Software Service

* From July 16, 2021, to December 31, 2022, Elixir owned approximately 70% of the equity interests of Sundial;

From January 1, 2023, to March 9, 2023, Elixir owned approximately 90% of the equity interests of Sundial;

From March 10, 2023, to March 15, 2023, Elixir owned 100% of the equity interests of Sundial;

From March 15, 2023, to June 30, 2023, Elixir owned approximately 77% of the equity interests of Sundial, and Mr. Hao Hu owned approximately 23% of the equity interests of Sundial; and

From July 1, 2023, to August 25, 2023, Elixir and Greentown collectively owned 100% of the equity interests in Sundial.

F-27

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS AND ORGANIZATION (continued)

Going Concern

The consolidated financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred a loss since inception resulting in an accumulated deficit. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

The ability to continue as a going concern depends on the Company’s ability to generate revenue and profit in the future and/or to obtain necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months primarily through financings from the Company’s major stockholder, although the Company may seek other sources of funding, including public and private offerings of securities.

These consolidated financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a “going concern.” While management believes that the actions already taken or planned, including adjusting its operating expenditures and obtaining financial supports from its principal stockholder, will mitigate the adverse conditions and events which raise doubt about the validity of the “going concern” assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany transactions have been eliminated in consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Foreign Currency

These consolidated financial statements are presented in United States dollars which are the parent and subsidiaries’ functional currency. The functional currency for each entity consolidated with the Company is determined by the currency of the primary economic environment in which it operates, US dollars (“USD”).

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognized in profit or loss.

F-28

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. There were no significant estimates or assumptions that materially impacted the consolidated financial statements for the years ended September 30, 2024 and 2023.

Segment Information

The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its chief executive officer, who reviews financial information for purposes of making operating decisions, assessing financial performance and allocating resources. The Company’s CODM evaluates financial information on a consolidated basis. As the Company operates as one operating segment, all required segment financial information is found in the consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, the balances with banks and the liquid investments with maturities of three months or less.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation and impairment losses at the following depreciation rates:

Computer hardware & IT	Double declining balance method – 30%

Equipment that is withdrawn from use or has no reasonable prospect of being recovered through use or sale, are regularly identified, and written off. The assets’ residual values, depreciation methods and useful lives are reviewed, and adjusted if appropriate, at each reporting date. Subsequent expenditures relating to items of property and equipment are capitalized when it is probable that future economic benefits from the use of the assets will be increased. All other subsequent expenditures are recognized as repairs and maintenance.

Deferred Offering Costs

Deferred offering costs consist of specific expenses directly attributable to the Company’s planned initial public offering (“IPO”), including legal, accounting, printing, underwriter fees, and filing fees. These costs are capitalized as incurred in accordance with the guidance under ASC 340-10-S99-1. Upon the successful completion of the IPO, deferred offering costs will be offset against the IPO proceeds and reclassified to additional paid-in capital. For the years ended September 30, 2024 and 2023, the Company recorded deferred offering costs of $139,017 and $0, respectively.

F-29

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-lived Asset

Long-lived assets, including plant, property and equipment, are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for the years ended September 30, 2024 and 2023, respectively.

Research and Development Expenses

Research and development expenses represent costs directly attributable to the research and development of AI and machine learning related new features for the Company’s platform. All research and development costs are expensed as incurred.

Revenue Recognition

The Company adopted ASC Topic 606 Revenue from Contracts with Customers (“ASC 606”) on January 1, 2020 using the modified retrospective approach. Revenues were presented under ASC 606 and all subsequent ASUs that modified ASC 606 for the years ended September 30, 2024 and 2023. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Company applies the following steps:

Step 1:	Identification of the contract with a customer;

Step 2:	Identification of the performance obligations in the contract;

Step 3:	Determination of the transaction price;

Step 4:	Allocation of the transaction price to the performance obligations in the contract (where revenue is allocated on a relative standalone selling price basis by maximizing the use of observable inputs to determine the standalone selling price for each performance obligation); and

Step 5:	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Revenue from online subscription services

Our primary source of revenue is subscriptions to our cloud-based software during the term of arrangement. Cloud-based services allow our customers to access to the tailor-made stock research reports without taking possession of the software. Revenue is generally recognized ratably over the contract term beginning on the commencement date of each contract, which is the date our cloud-based software is made available to customers, and collection is reasonably assured. Subscription agreements generally have terms ranging from one month to one year. Amounts that have been invoiced are recorded either deferred revenue or revenue in the consolidated financial statements, depending on whether the underlying performance obligation has been satisfied.

Deferred Revenue

Deferred revenue consists of advance payments that are received in advance of the Company’s performance. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the term of the applicable subscription period or expected completion of the performance obligation is one year or less.

F-30

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cost of Revenue

Cost of revenues primarily consist of expenses related to hosting the Company’s service and analyst salaries that directly benefit sales. These expenses are comprised of hosted data center global costs, fees paid to third-party data providers and personnel-related costs directly associated with research reports, including salaries and benefits.

Capital Stock

Common shares are classified as shareholders’ equity. Transaction costs directly attributable to the issue of common shares and share purchase options are recognized as a deduction from equity, net of any tax effects.

Related Parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Fair Value Measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value are as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

Level 3: Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments include cash and cash equivalents, trade payables and accrued liabilities, due to related parties and payable related to the acquisition of a non-controlling interest. The carrying amounts of these accounts approximate their fair values due to the short-term nature of these instruments.

The Company noted no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring nor non-recurring basis as of September 30, 2024 and 2023.

F-31

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

Current tax

Current tax consists of current tax payable based on the Company’s taxable income for the year. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax

Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized.

Earnings (loss) Per Share

The Company presents basic and diluted earnings (loss) per share data for its common shares. Basic earnings (loss) per share is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year, adjusted for own shares held. Diluted earnings (loss) per share is determined by dividing the profit or loss attributable to common shareholders by the weighted average number of common shares outstanding, adjusted for own shares held and for the effects of all potential dilutive common shares related to outstanding stock options and warrants issued by the Company for the years presented, except if their inclusion is anti- dilutive.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation, such as reclassification of research and development expenses from general and administrative expenses. This reclassification had no effect on the reported revenues, net loss and cash flows.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. This ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The new standard became effective for the Company beginning October 1, 2023, using either a modified retrospective or a fully retrospective method of transition and early adoption is permitted. The adoption of this guidance did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Pronouncements

In October 2021, the FASB issued ASU No. 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”). This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Company beginning after December 15, 2023, and are applied prospectively to business combinations that occur after the effective date. The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements.

F-32

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In June 2022, the FASB issued ASU No. 2022-03, “Fair Value Measurements (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which clarifies and amends the guidance of measuring the fair value of equity securities subject to contractual restrictions that prohibit the sale of the equity securities. The guidance will be effective for fiscal years beginning after December 15, 2023 and interim periods within those fiscal years. The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). This ASU requires that public business entities must annually “(1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate).” A public entity should apply the amendments in ASU 2023-09 prospectively to all annual periods beginning after December 15, 2024. The Company is currently evaluating these new disclosure requirements and does not expect the adoption to have a material impact.

In November 2024, the FASB issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income (Subtopic 220-40): Disaggregation of Income Statement Expenses.” This pronouncement introduces new disclosure requirements aimed at enhancing transparency in financial reporting by requiring disaggregation of specific income statement expense captions. Under the new guidance, entities are required to disclose a breakdown of certain expense categories, such as: employee compensation; depreciation; amortization, and other material components. The disaggregated information can be presented either on the face of the income statement or in the notes to the financial statements, often using a tabular format. The ASU is effective for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating these new disclosure requirements and does not expect the adoption to have a material impact.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income (loss) and comprehensive income (loss) and statements of cash flows.

From time to time, new accounting pronouncements are issued by the FASB or other standard-setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on the accompanying financial statements and disclosures.

NOTE 3 — DEFERRED REVENUE

Deferred revenue consists of the unearned portion of customer billings, which is recognized as revenue in accordance with our revenue recognition policy. The Company classifies deferred revenue as a short-term liability on the consolidated balance sheets because the longest subscription plan is for twelve months. The amount of revenue recognized that was included in the deferred revenue balance at the beginning of the year was $403,440 and $454,016 for the years ended September 30, 2024 and 2023, respectively. The movement of deferred revenue for years ended September 30, 2024 and 2023 is as follows:

	September 30, 2024	September 30, 2023
Opening balance	$403,440	$454,016
Additional deferred revenue accrual	1,416,733	1,504,966
Revenue released from deferred revenue	(1,440,096)	(1,555,542)
Ending balance	$380,077	$403,440

F-33

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — COST OF SALES

Cost of subscription revenue consists primarily of managed hosting providers, other third-party service providers, and employee-related costs including payroll and benefits for our research analysts.

	September 30, 2024	September 30, 2023
Wages – Research analysts	$385,458	$326,439
Bloomberg data and hosting	41,498	73,862
IT services and other	18,510	9,404
Total	$445,466	$409,705

NOTE 5 — PREPAID EXPENSES

The prepaid expenses for the years ended September 30, 2024 and 2023 were as follows:

	September 30, 2024	September 30, 2023
Software license	$8,000	$8,000
Insurance	-	3,410
Prepaid rents	2,000	-
SEC filing fees	4,728	-
Other	4,558	1,350
Total	$19,286	$12,760

NOTE 6 — PAYABLES AND ACCRUED LIABILITIES

The payables and accrued liabilities for the years ended September 30, 2024 and 2023 were as follows:

	September 30, 2024	September 30, 2023
Accounts payable	$1,186	$116,839
Accrued liabilities	19,817	21,883
Other payables	10,329	1,678
Total	$31,332	$140,400

F-34

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — EQUITY

A) Acquisition of non-controlling interest in Sundial

On January 1, 2023, Jason Goepfert (“Goepfert”) and Sundial entered into a share repurchase agreement. Pursuant to the agreement, Sundial repurchased 300 shares of Sundial common stock from Goepfert, free and clear of all liens, pledges, security interests, restrictions of transfer, or encumbrances of any kind for an aggregate price of $351,562, or $1,171.875 per share. Sundial agreed to pay the purchase price to Goepfert in fifteen equal monthly installments commencing on the one-month anniversary of the closing and continuing each subsequent monthly anniversary thereof until the final payment on April 1, 2024. The 300 shares were cancelled on January 1, 2023.

On March 10, 2023, Sundial and Eric Brown (“Brown”) entered into a share repurchase agreement. Pursuant to the agreement, Sundial repurchased 128 shares of Sundial common stock from Brown for an aggregate price of $150,000, or $1,171.875 per share. Sundial agreed to pay the purchase price to Brown in fifteen equal monthly installments commencing on April 1, 2023, with a final payment made on June 1, 2024. The 128 shares were cancelled on March 10, 2023.

The Company had payable balance of $0 and $218,267 related to this acquisition of non-controlling interest in Sundial as of September 30, 2024 and 2023, respectively. Upon completion of the above two transactions, Elixir became the sole shareholder of Sundial as of March 10, 2023.

B) Share Issued for Service Agreement

On March 15, 2023, Mr. Hao Hu, Chief Technical Officer (“CTO”) was issued 300 restricted shares of Sundial common stock for an aggregate value of $351,562, or $1,171.875 per share, in accordance with the terms of his employment agreement. The amount of $351,562 was recognized as additional paid-in capital. On July 1, 2023, after having vested, the shares were subsequently transferred to Greentown, a company owned in part by Mr. Hao Hu. On August 25, 2023, as part of the Reorganization, Greentown exchanged its 300 Sundial shares for 1,662,500 shares of the Company’s common stock.

On August 25, 2023, the Company entered into a project development agreement with Wuyao Safety Technology (“Wuyao”). Under the terms of this agreement, the Company agreed to issue 208,333 shares of common stock, valued at $1.20 per share, for a total consideration of $250,000, to settle the services provided by Wuyao. The project was completed in August 2024. As of September 30, 2023, the Company had issued 69,444 shares of its common stock to Wuyao. During the year ended September 30, 2024, the Company issued the remaining 138,889 shares to Wuyao.

On October 31, 2023, the Company issued 16,071 shares of common stock with a value of $0.84 per share to settle the consulting services provided by Research Capital Corporation, for an aggregate value of $13,500.

On November 21, 2023, the Company issued 50,896 shares of common stock with a value of $0.84 per share to settle the consulting services provided by Monic Wealth Solutions Ltd., for an aggregate value of $42,753.

C) Founder Shares Issued

On August 25, 2023, Elixir received 3,879,167 shares of the Company’s common stock in exchange for its 1,000 shares of Sundial common stock, and Greentown received 1,662,500 shares of the Company’s common stock in exchanging for its 300 shares of Sundial common stock. Concurrent with the Share Exchange, the Company issued 2,375,000 shares of its common stock to Up and Up, an entity controlled by Mr. Nicolas Kuan Liang Lin, who owns 30% equity interest of the Company. The share issuance was accounted as an equity transaction at nominal amount.

F-35

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — EQUITY (continued)

D) Non-brokered Private Placement

On October 31, 2023, the Company entered into a non-brokered private placement to issue 1,339,293 shares of the Company’s common stock with a value of $0.84 per share for a gross proceed of $1,125,007. The transaction closed in two tranches, with the first closing October 31, 2023, and the second on November 21, 2023. The transaction incurred share issuance costs of $36,210, which included bank transaction fees and finder commissions.

On June 18, 2024, the Company entered into a non-brokered private placement to issue 500,001 shares of the Company’s Common Stock with a value of $0.84 per share for a gross proceed of $420,001. The transaction was closed on June 18, 2024 with share issuance cost of $3,136, which included bank transaction fees and finder commissions.

E) Reverse Stock Split

On January 15, 2025, the Company’s board of directors approved a share consolidation of the Company’s common shares at a ratio of 1.2-for-1 reverse split, effective on January 15, 2025. As a result of the share consolidation, every 1.2 common shares outstanding automatically combined and converted into 1 issued and outstanding common share, without any action required from shareholders. The par value and the authorized number of common shares remained unchanged.

All share and per-share information included in the consolidated financial statements and notes thereto have been retroactively adjusted for the 1.2-for-1 reverse split occurred on the first day of the first period presented.

As of September 30, 2024 and 2023, the Company had 10,031,273 and 7,986,112 common shares issued and outstanding, respectively.

NOTE 8 — SEGMENTED INFORMATION

Operating segments

The Company operates primarily in one principal business, that being the development, marketing and support management of the Company’s cloud-based platform. 100% of the revenue and non-current assets are in the United States.

NOTE 9 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	For the years ended September 30,
	2024	2023
Computer equipment	$16,982	$16,982
Less: Accumulated depreciation	13,667	11,573
Property and equipment, net	$3,315	$5,409

Depreciation expenses totaled $2,094 and $2,318 were recorded in general and administrative expenses during fiscal 2024 and 2023, respectively.

F-36

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — RELATED PARTY TRANSACTIONS

Related parties include key management personnel, their close family members and entities under their control or joint control. Key management personnel are those having authority and responsibility for the planning directing and controlling the activities of the entity, directly or indirectly. The Company defines key management personnel as the Company’s C-level executives and board of directors. The Company’s relationship with related parties who had transactions with the Company are summarized as follows:

Related Party	Relationship with the Company
Qian Zhang

Former Director and CEO of Sundial from May 31, 2023 to July 10, 2024; Operating Officer (“COO”) of Sundial since July 10, 2024

Former Director and Interim CEO of Aether from August 25, 2023 to September 11, 2023

Hao Hu

Chief Information Officer (“CIO”) of Sundial since March 15, 2023; Director of Sundial since September 9, 2023; Interim Chief Executive Officer of Sundial since July 10, 2024;

Former Director and CTO of Aether from August 25, 2023 to September 11, 2023

Nicolas Kuan Liang Lin	Chief Executive Officer (“CEO”) since September 11, 2023 and Director of Aether since August 25, 2023

David Chi Ching Ho	Chief Strategy Officer (“CSO”) since April 1, 2024

Siu Hang (Henry) Wong	Former Chief Operating Officer (“COO”) of Aether from June 1, 2024, to November 20, 2024

Jason Goepfert	Former 21% shareholder of Sundial, Director of Sundial from July 16, 2021 to December 19, 2022

Elixir Technology Inc.	Aether’s principal common shareholder

Jaclyn Wu	Director of Sundial since August 16, 2022; Director of Aether since August 25, 2023.

Monic Wealth Solutions Ltd.	Owned by Jaclyn Wu, a director of Aether and Sundial.

Ledger Pros LLC	Owned by Suresh R. Iyer, the Chief Financial Officer (“CFO”) since May 16, 2024

Suresh R. Iyer	Chief Financial Officer (“CFO”) since May 16, 2024

F-37

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — RELATED PARTY TRANSACTIONS (continued)

Related Party transactions

The Company had the following related party transactions:

A) Due to related parties

The Company’s balances due to related parties as of September 30, 2024 and 2023 were as follows:

Name	September 30, 2024	September 30, 2023
Qian Zhang	$5,034	$12,262
Elixir Technology Inc.	5,157	14,971
Jaclyn Wu	50,055	-
Nicolas Kuan Liang Lin	80,014	-
David Chi Ching Ho	29,959	-
Siu Hang (Henry) Wong	4,931	-
Suresh R. Iyer	16,800	-
Hao Hu	2	-
Total due to related parties	$191,952	$27,233

The amounts due to related parties as of September 30, 2024 and 2023 primarily represent unpaid compensation for the Company’s executive officers and directors (See Note 10E).

B) Payable related to acquisition of non-controlling interest to a related party

Name	September 30, 2024	September 30, 2023
Jason Goepfert	$-	$128,267
Total payable related to acquisition of non-controlling interest to a related party	$-	$128,267

C) Services rendered from related party

During the fiscal year ended September 30, 2024, the Company issued 50,896 shares of common stock, valued at $0.84 per share, as compensation for consulting services provided by Monic Wealth Solutions Ltd., for a total value of $42,753. (See Note 7B). During the years ended September 30, 2024 and 2023, the Company incurred total selling expenses of $28,750 and $0 for the marketing and sales channel services provided by Monic Wealth Solutions Ltd.

During the year ended September 30, 2023, the Company issued shares for an aggregate value of $351,562 to Mr. Hao Hu for services rendered to the Company. (See Note 7B)

D) Acquisition of non-controlling interest in Sundial

On January 1, 2023, Jason Goepfert (“Goepfert”) and Sundial entered into a share repurchase agreement. Pursuant to the agreement, Sundial repurchased 300 shares of Sundial common stock from Goepfert, free and clear of all liens, pledges, security interests, restrictions of transfer, or encumbrances of any kind for an aggregate price of $351,562, or $1,171.875 per share. (See Note 7A)

F-38

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — RELATED PARTY TRANSACTIONS (continued)

Related Party transactions (continued)

E) Wages and salaries for services rendered by executive officers and directors

Name	September 30, 2024	September 30, 2023
Qian Zhang	$117,150	$60,000
Hao Hu	159,502	72,000
Jason Goepfert	-	35,321
Jaclyn Wu	65,055	-
Nicolas Kuan Liang Lin	80,014	-
David Chi Ching Ho	29,959	-
Siu Hang (Henry) Wong	19,931	-
Suresh R. Iyer	36,450	-
Total wages and salaries	$508,061	$167,321

Proforma wages and salaries paid to the executive officers and directors

The Company entered into employment agreements with several executive officers and non-independent director agreements between April and August 2024. The general and administrative expenses for the years ended September 30, 2024 and 2023 would increase by $275,599 and $522,585 if the employment agreements with the executive officers and directors commenced on October 1, 2022.

Pro Forma information if employment agreements with the executive officers and directors commenced on October 1, 2022	Year ended September 30, 2024	Year ended September 30, 2023
General and administrative expenses (pro forma)	$1,929,222	$1,809,875
Pro forma net loss and comprehensive loss (pro forma)	(1,215,035)	(818,332)
Pro forma net loss per share – basic and diluted (pro forma)	(0.13)	(0.10)
Weighted average number of shares of common stock outstanding – basic and diluted*	9,499,792	7,918,379

* Shares and per share data are presented on a retrospective basis to reflect the reorganization and the 1.2-for-1 reverse stock split.

F-39

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — INCOME TAXES

The Company is subjected to a combined effective tax rate for federal and state income taxes of 30.8% and state minimum fee.

The deferred tax assets and liabilities were estimated for further tax consequences attributable to difference between the financial statement carrying amounts of the Company’s existing assets and liabilities and their respective tax bases. The deferred tax assets and liabilities were measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

As of September 30, 2024 and 2023, the Company did not have an accrued liability for uncertain tax positions and does not anticipate recognition of any significant liabilities for uncertain tax positions during the next 12 months. For the years ended September 30, 2024 and 2023, no amounts were incurred for income tax uncertainties or interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company’s tax years since its formation remain subject to possible income tax examination by its major taxing authorities for all periods.

No provision for income tax was made for the years ended September 30, 2024 and 2023 as the Company had no assessable profits for both years

The following table reconciles income taxes based on the U.S. statutory tax rate to the Company’s income tax expense:

	September 30, 2024	September 30, 2023
Loss before income tax	$(939,436)	$(295,747)
Statutory tax rate	30.8%	30.8%
Tax at the domestic income tax rate	(289,346)	(91,089)

State minimum fee	240	690
Tax effect of tax losses not recognized	275,735	87,262
Non-deductible expenses	1,387	2,028
Difference in state tax rate	11,984	1,109
Total income tax benefit	$-	$-

Significant components of deferred income tax assets and liabilities were as follows:

	September 30, 2024	September 30, 2023
Tax Loss Carryforward	$367,528	$91,793
Valuation allowance for deferred tax assets	(367,528)	(91,793)
Total deferred income tax assets (liabilities)	$-	$-

As of September 30, 2024 and 2023, there was net operating loss (“NOL”) carryforward of $1,244,454 and $309,521 respectively and they can be carried forward indefinitely. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of September 30, 2024 and 2023.

F-40

AETHER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — CREDIT RISK AND CONCENTRATION

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash. As of September 30, 2024 and 2023, substantially all of the Company’s cash and cash equivalents were held in major financial institutions located in the U.S., which are FDIC-insured and management considers to be of high credit quality.

The maximum exposure of such assets to credit risk is their carrying amounts at the balance sheet dates. The Company maintains majority of the bank accounts at financial institutions in the United States, where there is $250,000 standard deposit insurance coverage limit per depositor, per FDIC-insured bank and per ownership category. As of September 30, 2024 and 2023, cash balances of $372,534 and $9,268, respectively, were mainly maintained at financial institutions in the US. The remaining balance of $185,289 and $88,838, respectively, were maintained in payment processing accounts with services such as Mercury, PayPal and Stripe. While management believes that the financial institutions and payment processors used by the Company are of high credit quality, it also continually monitors their creditworthiness.

Liquidity risk

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when they come due. All of the Company’s financial liabilities are subject to normal trade terms. The Company is historically funded the working capital needs primarily from operations, as well as advances from related parties.

The Company has incurred a loss since inception resulting in an accumulated deficit. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern depends on the Company’s ability to generate revenue and profit in the future and/or to obtain necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months primarily through financings from the Company’s major stockholder. Additionally, the Company is seeking other sources of funding, including public and private offerings of securities.

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices. These market factors are not expected to pose significant risks to the Company.

Concentration risk

For purposes of assessing the concentration of credit risk and significant customers, a group of customers under common control or customers that are affiliates of each other are regarded as a single customer. Additionally, there were no customers that represented 10% or more of the Company’s revenue for each of the fiscal years ended September 30, 2024, and 2023.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. There is no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of its operations and there are no proceedings in which any of the Company’s directors, officers, or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to the Company’s interest.

NOTE 14 — SUBSEQUENT EVENTS

Reverse Stock Split

On January 15, 2025, the Company’s Board of Directors approved a share consolidation of the Company’s common shares at a ratio of 1.2-for-1 reverse split, effective on January 15, 2025. As a result of the share consolidation, every 1.2 common shares outstanding automatically combined and converted into 1 issued and outstanding common share, without any action required from shareholders. The par value and the authorized number of common shares remained unchanged.

All share and per-share information included in the consolidated financial statements and notes thereto have been retroactively adjusted for the 1.2-for-1 reverse split occurred on the first day of the first period presented. (See Note 7E).

The Company has evaluated the impact of events that have occurred subsequent to September 30, 2024, through the date the consolidated financial statements were available to issue, and concluded that other than the above reverse stock split, no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

F-41

Through and including May 4, 2025 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

1,800,000 Shares

of Common Stock

Representatives Warrants to Purchase up to 126,000 Shares of Common Stock

126,000 Shares of Common Stock Underlying the Representatives Warrants

AETHER HOLDINGS, INC.

PROSPECTUS

The Benchmark Company	Axiom Capital Management, Inc.

April 9, 2025